Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A “SELLER” ON SCHEDULE I

AS SELLERS

AND

RCG-MOMENTUM HOLDCO, LLC

AS PURCHASER

TABLE OF CONTENTS

Page

RECITALS	1
Article I DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Article II PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT	1
2.1 Purchase and Sale	1
2.2 Purchase Price and Deposit	2
2.3 Escrow Provisions Regarding Deposit	3
2.4 All or Nothing Basis	3
2.5 Excluded Facilities	3
2.6 Existing Financing	4

Article III DILIGENCE; BROKERAGE	8
3.1 Diligence	8
3.2 Access Agreement	8
3.3 Brokerage	9

Article IV TITLE	9
4.1 Title Documents	9
4.2 Surveys	9
4.3 Conveyance of Title; Permitted Exceptions	9
4.4 New Exceptions	10
4.5 Mandatory Removal	11

Article V CLOSING	12
5.1 Closing Date	12
5.2 Seller Closing Deliveries	12
5.3 Purchaser Closing Deliveries	14
5.4 Prorations and Adjustments	15
5.5 Closing Costs	25

Article VI REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER	26
6.1 Sellers’ Representations	26
6.2 Subsequent Changes; Updates to Disclosure Schedules	31
6.3 Purchaser’s Representations	32

Article VII COVENANTS OF SELLERS AND PURCHASER	33
7.1 Operation of the Property	33
7.2 Leases	34
7.3 Voluntary New Exceptions	35
7.4 Litigation; Violations	35
7.5 Contracts	35
7.6 Notice of Breach	36
7.7 Estoppel Certificates	36

Article VIII CONDITIONS PRECEDENT TO CLOSING	40
8.1 Purchaser’s Conditions to Closing	40
8.2 Sellers’ Conditions to Closing	41
8.3 Mutual Condition to Closing	41

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Page

Article IX TERMINATION	41
9.1 Termination of this Agreement	41
9.2 Consequences of Termination	42

Article X DEFAULTS AND REMEDIES	43
10.1 Purchaser Default	43
10.2 Seller Default	44

Article XI CASUALTY OR CONDEMNATION	44

Article XII INDEMNIFICATION AND SURVIVAL PROVISIONS	46
12.1 Survival; Certain Limitations	46
12.2 Indemnification by Sellers	46
12.3 Indemnification by Purchaser	46
12.4 Damages Definition; Additional Limitations	47
12.5 REIT Savings Clause	47
12.6 Indemnification Procedures	48
12.7 Exclusive Remedy	50
12.8 Manner of Payment	50
12.9 Survival	50

Article XIII AS-IS SALE AND PURCHASE	51
13.1 AS-IS	51
13.2 No Representations	51
13.3 No Implied Warranties	52
13.4 Documents and Information Supplied by Sellers	52
13.5 Assumption and Release	53
13.6 Survival	53

Article XIV MISCELLANEOUS	53
14.1 Binding Effect	53
14.2 Counterparts; Facsimile and Electronic Signatures	53
14.3 Further Assurances	54
14.4 No Recording	54
14.5 Relationship of Parties	54
14.6 Exhibits; Annexes; Schedules	54
14.7 Construction	54
14.8 Number and Gender of Words	54
14.9 Successors and Assigns	54
14.10 Multiple Purchasers	54
14.11 Third-Party Beneficiaries	55
14.12 No Personal Liability	55
14.13 Time of the Essence	55
14.14 Waiver	55
14.15 Entire Agreement	55
14.16 Amendments	55
14.17 Severability	55
14.18 Governing Law and Venue	56
14.19 WAIVER OF JURY TRIAL	56
14.20 Confidentiality	56
14.21 Notices	56
14.22 Joint and Several	58
14.23 Public Disclosures	58
14.24 Survival	59
14.25 State-Specific Provisions	59

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EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Form of Escrow Instructions
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment and Assumption
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Certification of Non-Foreign Status
Exhibit G	Form of Owner’s Affidavit
Exhibit H	Form of Estoppel Certificate
Exhibit I	Form of Seller Estoppel Certificate
Exhibit J	Form of Purchaser Public Disclosure
Exhibit K	Form of Ground Lease Assignment and Assumption

ANNEXES

Annex 1	Defined Terms

SCHEDULES

Schedule I	Facility Names and Addresses; Sellers; Allocated Purchase Prices
Schedule II	Existing Leases
Schedule III	Contracts by Facility
Schedule IV	Earnout Factor Calculation
Schedule V	Existing Loan Facilities
Schedule VI	Third-Party Reports

Schedule 2.6.3	Existing Loan Letters of Credit
Schedule 2.6.4	Initial Loan Assumption Costs
Schedule 4.3.1	Initial Title/Survey Objections
Schedule 5.4.1.2(a)	Pre-Closing Earnout Leases (Existing Leases)
Schedule 5.4.1.2(b)	Outstanding Leasing Costs – Existing Leases
Schedule 5.4.1.2(c)	Bankruptcy Leases
Schedule 5.4.1.2(d)	Terminated Leases
Schedule 5.4.1.2(e)	Pipeline Leases
Schedule 5.4.1.2(f)	Anticipated Leasing Activity Adjustments
Schedule 5.4.1.2(g)	Additional Leasing Matters
Schedule 5.4.1.8	Unreimbursed Capital Expense Amounts
Schedule 5.4.1.9	Existing Capital Projects; Capital Improvement Costs
Schedule 5.5.3	Local Customs
Schedule 6.1.2	Required Consents
Schedule 6.1.4	Legal Proceedings
Schedule 6.1.5	Condemnation
Schedule 6.1.7(a)	Existing Lease Defaults
Schedule 6.1.7(b)	Rent Roll
Schedule 6.1.8(a)	Delinquency Report and List of Prepaid Rents
Schedule 6.1.8(b)	Security Deposits
Schedule 6.1.10	Contract Defaults
Schedule 6.1.11	Employees
Schedule 6.1.12	Taxes
Schedule 6.1.13	Broker Listing Agreements
Schedule 6.1.16	Environmental
Schedule 6.1.17	Related Agreement Defaults
Schedule 6.1.22	Existing Capital Project Contracts
Schedule 7.2.1	Terminating Leases
Schedule 7.2.2	Permitted Bankruptcy Backfill Leases
Schedule 7.5.1	Assumed Contracts
Schedule 7.7.3	SNDA Recipients
Schedule 7.9	ROFR Tenants
Schedule 7.10	Required Consent Facilities
Schedule 14.25.6.1	Pennsylvania Zoning Classifications

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 25th day of February, 2025 (the “Effective Date”), by and among each party listed as a “Seller” on Schedule I attached hereto, each having a principal address at c/o Global Net Lease, Inc., 650 Fifth Avenue, Floor 30, New York, NY 10019 (each, a “Seller” and, collectively, “Sellers”) and RCG-Momentum Holdco, LLC, a Delaware limited liability company having a principal address at c/o RCG Ventures, LLC, 3060 Peachtree Road NW, Suite 400, Atlanta, GA 30305 (“Purchaser”), and, solely with respect to the acquisition of (i) the Facility known as “Township Marketplace”, RCG-Monaco PM, LLC, a Delaware limited liability company, (ii) the Facility known as “Shoppes at Wyomissing”, RCG-Wyomissing PM, LLC, a Delaware limited liability company, (iii) the Facility known as “Shoppes at Stroud”, RCG-Stroud Township PM, LLC, a Delaware limited liability company, and (iv) the Facility known as “Carlisle Crossing”, RCG-Carlisle PM, LLC, a Delaware limited liability company.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

Each Seller owns its respective real property identified on Schedule I, as more particularly described in Exhibit A attached hereto, and Sellers desire to sell, and Purchaser desires to purchase, all such real property and certain Property (as hereinafter defined), on the terms and conditions set forth below.

Article I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Annex 1 attached hereto. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. The provisions of this Article I shall survive the Final Closing and any earlier termination of this Agreement.

Article II
PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT

2.1          Purchase and Sale. Each Seller agrees to sell and convey its respective portion of the Property to Purchaser and Purchaser agrees to purchase all of the Property from Sellers, all in accordance with the terms and conditions set forth in this Agreement.

2.2          Purchase Price and Deposit.

2.2.1        The total purchase price (as the same may be adjusted as expressly set forth in this Agreement, the “Purchase Price”) for the Property shall be an amount equal to One Billion Seven Hundred Eighty Million Fifty Thousand Dollars ($1,780,050,000.00), payable by Purchaser to Sellers in accordance with this Section 2.2. All payments pursuant to this Section 2.2 are to be made in immediately available funds delivered into escrow with Escrow Agent, and Escrow Agent shall release the applicable funds to Sellers upon each applicable Closing by wire transfer of immediately available funds in accordance with Sellers’ wire instructions to be delivered by Sellers to Purchaser and Escrow Agent prior to each applicable Closing (the “Seller’s Wire Instructions”).

2.2.1.1       Concurrently with or prior to the execution of this Agreement, and as a condition to the effectiveness and enforceability of this Agreement, Purchaser shall deliver to Stewart Title Guaranty Company, National Commercial Services, Boston, MA (“Escrow Agent”) a deposit in the amount of Twenty-Five Million Dollars ($25,000,000.00) (the “Deposit”) in cash by wire transfer of immediately available funds. Any interest earned on the Deposit shall be deemed a part of the Deposit and shall accrue to the benefit of the Party receiving the Deposit. The Deposit shall be non-refundable, except as otherwise expressly set forth in Section 9.2 and Article X. Except as otherwise set forth in this Agreement, including, but not limited to, Section 9.2 and Article X, the Deposit shall be held in escrow by Escrow Agent until the applicable Closing. If and when a Closing occurs, then (i) the applicable Allocated Deposit Amount shall be credited against the aggregate Allocated Purchase Price for the applicable Facilities subject to such Closing, and (ii) Escrow Agent shall release the Allocated Deposit Amount for such Closing to Sellers by wire transfer of immediately available funds in accordance with Seller’s Wire Instructions. To the extent that, prior to any Closing, this Agreement is terminated pursuant to the terms hereof, then the applicable Allocated Deposit Amount shall be disbursed by Escrow Agent in accordance with the terms of Section 9.2.

2.2.1.2       At each applicable Closing, as to each Facility subject to such Closing, Purchaser shall pay the Allocated Purchase Price (subject to a credit for the applicable Allocated Deposit Amount, the prorations and/or adjustments required by this Agreement to be made at such Closing) corresponding to each such Facility. Purchaser shall deliver the Purchase Price, as adjusted for any prorations, credits and adjustments to be made pursuant to the terms of this Agreement, in immediately available funds to the Escrow Agent, not later than the applicable Closing Date, to be paid to the applicable Sellers at Closing.

2.2.2        Each of Sellers and Purchaser agree that (i) the Purchase Price shall be allocated among the Facilities as set forth on Schedule I (the portions of the Purchase Price so allocated, as the same may be increased or decreased in accordance with the terms and conditions of this Agreement, the “Allocated Purchase Prices”) and (ii) the Allocated Purchase Prices have been arrived at by a process of arm’s-length negotiations, including the parties’ best judgment as to the fair market value of each respective Facility, and the parties specifically agree to the Allocated Purchase Prices as final and binding and shall consistently reflect those allocations on their respective United States federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms and any other required information or documentation to be filed in connection with the Transactions, unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. Purchaser and Sellers agree that there is little or no Fixtures and Tangible Personal Property included within the Property and no portion of the Purchase Price for any Facility shall be allocated or attributable to Fixtures and Tangible Personal Property.

2.2.3        As of the Effective Date, Purchaser has paid to Sellers, and Sellers hereby acknowledge receipt of, One Hundred Dollars ($100.00) (the “Independent Contract Consideration”), which amount Sellers and Purchaser bargained for and agreed to as consideration for Sellers’ execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Sellers shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.4        All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.2.5        The provisions of this Section 2.2 shall survive the Final Closing.

2.3          Escrow Provisions Regarding Deposit.

2.3.1        The Deposit shall be held and applied by Escrow Agent in accordance with the applicable terms of this Agreement, including Section 2.2.1.1 and Section 9.2, and the escrow instructions attached hereto as Exhibit B (as the same may be supplemented, amended, restated or otherwise modified from time to time, the “Escrow Instructions”). Subject to the terms of the Escrow Instructions, while held by the Escrow Agent, upon the request of Purchaser, the Deposit shall be placed in an interest-bearing account under Purchaser’s taxpayer identification number, and all interest so earned in connection with the Deposit shall be deemed a part of the Deposit and shall accrue to the benefit of the Party receiving the Deposit. The Party receiving the Deposit shall be responsible for any taxes on the interest or earnings from the Deposit and Sellers and Purchaser shall split any fee charged by the Escrow Agent in connection with the placement of the Deposit in an interest-bearing account.

2.3.2        The parties shall deliver to Escrow Agent an executed copy of this Agreement.

2.4          All or Nothing Basis. Except as may be expressly provided in Sections 2.5.2, 2.6.7.1, 4.4.4, 6.2, 7.7.1, 7.9, 7.10 and Article XI of this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, at the Closing in consideration of the Purchase Price, all of the property comprising the Property. Purchaser acknowledges and agrees that, except as otherwise provided in this Agreement (i) the sale of the Property shall be on an “all or nothing” basis, (ii) Purchaser shall have no right, and Sellers shall have no obligation, to exclude any single Facility or any portion of the Property from the Transactions, and (iii) any termination of this Agreement pursuant to the terms hereof shall constitute a termination of this Agreement as to all of the Property, including all of the Facilities. This Section 2.4 shall be subject to the terms of Section 2.5.

2.5          Excluded Facilities.

2.5.1        To the extent that, prior to any applicable Closing and in accordance with the terms of this Agreement, any Facility is an Excluded Facility, then (i) such Excluded Facility shall no longer constitute a “Facility” for the purposes of this Agreement, (ii) the Purchase Price payable by Purchaser at Closing shall be reduced by an amount equal to the Allocated Purchase Price allocated to such Excluded Facility, (iii) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights and entitlements, with respect to such Excluded Facility shall, in each case, be void and of no further force or effect (without limiting the respective rights and obligations of the parties with respect to the Facilities other than the Excluded Facilities), (iv) Purchaser shall have no further rights or entitlements with respect to any Excluded Property, and (v) this Agreement shall be deemed amended, without any action on the part of any Party, to reflect the foregoing.

2.5.2        The provisions of this Section 2.5.2 shall override any contrary provision of this Agreement in the event any Existing Loan Facility shall be designated as an “Excluded Facility” (except for Excluded Loan Facilities (if any) pursuant to Section 2.6.7). In such event, Sellers shall be required to cure any matter that caused such designation that is a New Exception under Section 4.4.4 or breaches of representations and warranties under Section 6.2 (for the avoidance of doubt, only to the extent such breaches permit Purchaser to designate the Excluded Loan Facility as an Excluded Facility under Section 6.2), or use commercially reasonable efforts to cure the insufficiency of Estoppel Certificates under Section 7.7) (any such matter, a “Mandatory Cure Matter”) in accordance with this Section 2.5.2. With respect to each Mandatory Cure Matter, (i) Sellers shall, prior to the applicable Closing Date, cause (or as applicable, use commercially reasonable efforts to cause) the cure of such Mandatory Cure Matters in all material respects, or (ii) if a Mandatory Cure Matter constituting a title objection or a breach of Seller’s Representations is not reasonably susceptible of cure, Seller shall cure such matter by providing Purchaser a credit against the Allocated Purchase Price corresponding to the applicable Excluded Facility in an amount equal to the diminution of value (as mutually determined by the Parties, acting in good faith) to such Facility resulting from such Mandatory Cure Matter.

2.6          Existing Financing

2.6.1       Sellers and Purchaser acknowledge and agree that, with respect to the Existing Loan Facilities identified on Schedule V attached hereto, the applicable Existing Lender’s consent is required in connection with the consummation of the Transactions.

2.6.2       Prior to the Effective Date, Purchaser acknowledges that it has requested the consent and approval of each Existing Lender in connection with the consummation of the Transactions, including to the assignment of each Existing Loan by each applicable Seller to Purchaser (or the applicable Designee) and the assumption of each Existing Loan by Purchaser (or the applicable Designee) on the same terms and conditions applicable to each Existing Loan in effect with respect to the Existing Loan Documents as of the Effective Date without amendment other than Ministerial Amendments (each, a “Loan Assumption”) from and after the Closing at which the applicable Loan Assumption occurs. Each Party shall use commercially reasonable efforts to obtain all consents and approvals required from each Existing Lender in connection with each applicable Loan Assumption (including by timely delivering all documents and information reasonably requested (i) by such Existing Lenders consistent with the requirements set forth in the Existing Loan Documents and the requests made by such Existing Lenders prior to the Effective Date and (ii) by any replacement cash management and deposit account control agreement providers), and such additional consents and approvals, if any, required by the Existing Loan Documents in connection with the Transactions, including each Existing Lender’s agreement pursuant to the related Loan Assumption documents to release each applicable Seller and each of its applicable Affiliates from any Post-Closing Loan Liability, including, without limitation, from any guarantees, indemnification agreements and recourse obligations arising from and after the Closing at which the applicable Loan Assumption occurs, unless, in each case, expressly waived by Sellers in their sole discretion (each such consent, a “Loan Assumption Approval”). In furtherance of the foregoing, Purchaser shall not make any changes to its organizational structure or other material deliverables other than a one-time right to make such changes prior to the First Closing, nor shall Purchaser request any modifications to the Existing Loan Documents other than Ministerial Amendments or in respect of modifications requested by an Existing Lender. Any agreements or other instruments required by an Existing Lender to be executed by Purchaser (or any Affiliate or subsidiary thereof) in connection with a Loan Assumption Approval shall be subject to the prior written approval of Purchaser, such approval shall not be unreasonably withheld, delayed or conditioned; provided that Purchaser’s approval may be given or withheld in Purchaser’s sole and absolute discretion with respect to any modifications to the Existing Loan Documents that are not Ministerial Amendments, and except for Purchaser’s obligations set forth in Section 2.6.3 below, with respect to conditions or fees, reserves, costs or expenses required in connection with obtaining any Existing Lender’s approval. Further, except with respect to Purchaser’s obligations set forth in Section 2.6.3 below, nothing herein shall be construed to require Purchaser to assume any obligation not expressly provided for under the Existing Loan Documents.

2.6.3       In connection with pursuing each Loan Assumption Approval, Purchaser and Sellers agree to (i) cooperate in good faith with each other and with the applicable Existing Lender’s reasonable or customary requests for information, (ii) enter into commercially reasonable loan assumption documents in form and substance customarily required of similarly situated purchasers and sellers in similar transactions, but in all events on the same terms and conditions applicable to each Existing Loan in effect with respect to the Existing Loan Documents as of the Effective Date without amendment except for Ministerial Amendments and (iii) comply with any other commercially reasonable requirements and conditions of such Existing Lender in connection with the applicable Loan Assumption which are customarily required of similarly situated purchasers and sellers in similar transactions. Notwithstanding the foregoing, (y) Sellers shall have no obligation to assume, accept or retain any Post-Closing Loan Liability with respect to each Existing Loan for any matters first occurring after the Closing at which the Loan Assumption occurs, and (z) Purchaser (or its applicable Designee) shall have no obligation to assume liability under any Existing Loan with respect to obligations arising under the Existing Loan Documents prior to the Closing at which the applicable Loan Assumption occurs except that Purchaser (or its applicable Designee) shall be responsible for any repairs, improvements, or other work at any Facility (and the costs therefor) which any Existing Lender identifies during the Loan Assumption Approval process as being required (the “Required Repairs”); provided, however, that Purchaser shall not be obligated to undertake any Required Repairs costing in excess of One Million Six Hundred Thousand Dollars ($1,600,000.00). Purchaser’s obligation to assume an Existing Loan is not conditioned upon the Existing Lender providing any modifications to any terms of the Existing Loan other than Ministerial Amendments and changes necessary or appropriate to reflect Purchaser’s ownership structure and the matters described in this Section 2.6.3. Each Party shall keep the other party reasonably apprised of the status of the Loan Assumption and the guarantor release, including in respect of any material communications relating to the foregoing. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees that as part of each Loan Assumption, Purchaser shall (i) offer a replacement guarantor under the Existing Loans that satisfies the minimum financial requirements for a replacement guarantor that is otherwise an acceptable guarantor under the terms of the Existing Loan Documents, (ii) replace the existing letters of credit set forth on Schedule 2.6.3 attached hereto either with a letter of credit or cash deposit, and (iii) establish new cash management and deposit account control arrangements reasonably satisfactory to the Existing Lenders and consistent with the Existing Loan Documents.

2.6.4       Purchaser acknowledges that, as of the Effective Date, Sellers have paid the amounts set forth on Schedule 2.6.4 attached hereto as required by any Existing Lender as a condition to initiate or process the Loan Assumption or provide the Loan Assumption Approval (collectively, the “Initial Loan Assumption Costs”). Simultaneously with the execution and delivery of this Agreement, Purchaser shall reimburse Sellers for the entire amount of the Initial Loan Assumption Costs by wire transfer of immediately available funds in accordance with Seller’s Wire Instructions. From and after the Effective Date, Purchaser shall be responsible for timely paying all other fees, deposits, costs and expenses required by any Existing Lender to process each Loan Assumption and provide the Loan Assumption Approval, including, without limitation, all attorneys’ fees, assumption fees, title costs, appraisal fees, rating agency fees, and other third party costs incurred or imposed by any Existing Lender in connection with Purchaser’s application for and pursuit of the Loan Assumption Approval (collectively, the “Loan Assumption Costs”). Purchaser’s obligation to reimburse Seller the Initial Loan Assumption Costs and to timely pay the other Loan Assumption Costs shall remain in full force and effect regardless of whether the Loan Assumption process ultimately results in a Loan Assumption Approval or the Closing of the Facilities subject to any Existing Loan occurs. Purchaser’s obligations under this Section 2.6.4 shall expressly survive the Final Closing or any termination of this Agreement.

2.6.5       Purchaser acknowledges that, if an Existing Loan Facility is in a “pool” with other Existing Loan Facilities securing a single Existing Loan (“Linked”), the Closing for all such Existing Loan Facilities that are so Linked together must occur at the same time and each must have an appropriate Loan Assumption Approval in order for the Closing of any Linked Existing Loan Facility to occur.

2.6.6       If the Loan Assumption Approval for any Existing Loan has not been obtained by Purchaser on or before March 21, 2025 (the “Initial Loan Assumption Deadline”), Sellers and Purchaser (each to the extent such party has complied in all material respects with its obligations under this Section 2.6) shall each have the right, exercisable upon prior written notice delivered to the other Party (each, an “Extension Notice”), to extend the Initial Loan Assumption Deadline (such extension right, the “Loan Assumption Extension Right”) to a date not later than June 10, 2025 (the “Outside Loan Assumption Deadline”) in accordance with the terms and conditions of this Agreement. Sellers and Purchaser may each exercise the Loan Assumption Extension Right on (1) one or more occasions (in increments not less than ten (10) Business Days not to exceed the Outside Loan Assumption Deadline unless Sellers and Purchaser otherwise mutually agree), as reasonably required to grant Purchaser additional time to obtain the applicable Loan Assumption Approval. Each Extension Notice must specify the date Sellers and/or Purchaser intend to extend the Initial Loan Assumption Deadline to, which date shall in no event be later than the Outside Loan Assumption Deadline.

2.6.7       Subject to the further terms and conditions of this Section 2.6.7, in the event that (A) the Loan Assumption Approval for any Existing Loan has not been obtained by Purchaser on or before the Outside Loan Assumption Deadline (an “Unassumed Loan”) or (B), at any time after the Effective Date, Sellers and/or Purchaser receive notice from any Existing Lender that the Loan Assumption request with respect to the applicable Existing Loan has been rejected or denied by such Existing Lender (a “Rejected Loan”), then either Sellers or Purchaser shall have the right, exercisable upon prior written notice (a “Termination Notice”) delivered to the other Party (such other Party, the “Recipient Party” and, such Party delivering a Termination Notice, a “Terminating Party”), to exclude each Existing Loan Facility that is subject to an Unassumed Loan and/or a Rejected Loan, as the case may be (each, an “Excluded Loan Facility”), from the purchase and sale under this Agreement without terminating this Agreement in its entirety, as of the date such Termination Notice is delivered to the Recipient Party pursuant to the terms of this Section 2.6.7 (such date, the “Termination Date”); provided, however, within ten (10) Business Days after delivery by Seller of a Termination Notice, Purchaser shall have the right to elect to purchase the Excluded Loan Facilities subject to an Unassumed Loan and/or Rejected Loan in cash and pay all costs to defease the applicable Existing Loan in accordance with the applicable Existing Loan Documents and in such event (x) any Termination Notice delivered by Sellers shall be deemed rescinded and of no further force or effect with respect to the Excluded Loan Facilities identified therein, (y) the designation of such Existing Loan Facilities as Excluded Loan Facilities pursuant to this Section 2.6.7 shall be rescinded and of no further force or effect, and (z) subject to and in accordance with the other terms and provisions of this Agreement, the Closing Date for such Facilities shall occur on or prior to the date that is the later of (i) thirty (30) days after Purchaser’s election to prepay or defease the Existing Loan, and (ii) the Outside Loan Assumption Deadline.

2.6.7.1       In the event that the Terminating Party elects to exclude the Linked Excluded Loan Facilities subject to an Unassumed Loan and/or a Rejected Loan pursuant to Section 2.6.7, each such Excluded Loan Facility shall be designated as an “Excluded Facility” and shall be subject to the terms and conditions of Section 2.5 hereof and if there are any Remaining Facilities (other than Unencumbered Facilities) as of the Termination Date then the Allocated Deposit Amount equal to $1,000,000.00 shall be disbursed by Escrow Agent in accordance with the terms of Section 9.2.5; provided that in no event shall either Party be relieved or released from their obligations to close on the purchase and sale of each Facility (other than any Excluded Facility) in accordance with the terms and conditions of this Agreement.

2.6.7.2      In the event that the Terminating Party elects to terminate this Agreement pursuant to Section 2.6.7 and, as of the applicable Termination Date, there are no Remaining Facilities, this Agreement shall be automatically terminated in its entirety as of such Termination Date, the Deposit shall be disbursed by Escrow Agent in accordance with the terms of Section 9.2.5 and the Parties shall thereafter have no further rights or obligations under this Agreement, except for those rights and obligations hereunder (or in any Closing Document) (i) which are expressly stated to survive any termination of this Agreement and/or (ii) which relate to any Facility that has been subject to a Closing prior to the Termination Date.

2.6.8       For the avoidance of doubt, in no event shall the inability or failure of Purchaser to obtain a Loan Assumption Approval by the Outside Loan Assumption Deadline nor any election by any Terminating Party under Section 2.6.7 relieve or release Purchaser from its obligation to pay all Loan Assumption Costs pursuant to Section 2.6.4 hereof.

2.6.9       If Purchaser acquires an Existing Loan Facility pursuant to a Loan Assumption, at the applicable Closing of such Existing Loan Facility: (i) Purchaser shall receive a credit against the Allocated Purchase Price corresponding to each such Excluded Loan Facility and the applicable Linked Excluded Loan Facilities in an amount equal to the outstanding principal balance of the applicable Existing Loan and any other accrued and unpaid fees or expenses due and owing from the applicable Sellers to the applicable Existing Lender assumed by Purchaser and for which Seller is released (except for Loan Assumption Costs governed by Section 2.6.4 above and interest prorated in accordance with Section 5.4.1.4)); (ii) interest payable under the applicable Existing Loan shall be prorated in accordance with Section 5.4.1.4 hereof; and (iii) the applicable Closing Statement shall include a credit from Purchaser in favor of the applicable Sellers for the amount of any impounds, escrows, reserves or similar funds held by the applicable Existing Lender in connection with the Existing Loan which are not being refunded to the applicable Sellers in connection with the Loan Assumption (and the applicable Sellers shall assign to Purchaser all of Sellers’ right, title and interest in and to any such transferred funds) pursuant to the terms of Section 5.4.1.4 hereof.

Article III
DILIGENCE; BROKERAGE

3.1          Diligence.

3.1.1      Purchaser acknowledges and agrees that (i) prior to the Effective Date, Sellers have (x) granted Purchaser and its agents and representatives access to the Data Site, (y) afforded Purchaser and its agents and representatives an opportunity to inspect each of the Facilities pursuant to the Access Agreement and (z) provided Purchaser with an opportunity to review the documentation, contracts, agreements, reports, financials and other information related thereto provided in the Data Site or otherwise made available to Purchaser, including property condition reports, environmental assessment reports, the Title Documents, Surveys and other Third-Party Reports (collectively, the “Materials”), (ii) Purchaser has reviewed all Materials and all Third-Party Reports provided in the Data Site or otherwise made available to or obtained by Purchaser, (iii) Purchaser has conducted and obtained such independent analyses, studies, investigations and inspections as it deems appropriate in its sole and absolute discretion in connection with each Property and each portion thereof (including as to each Facility) and (iv) Purchaser has completed all such review, and all of its due diligence, investigations and inspections with respect to the Property and each portion thereof (including as to each Facility), to its satisfaction. Except as otherwise explicitly set forth herein or in any closing documents delivered by Sellers pursuant to this Agreement (the “Seller Closing Documents”), Purchaser agrees and acknowledges that Purchaser shall acquire the Property at the Closing subject to the risk that Purchaser has failed to completely and adequately review and consider any or all of the Materials, Third-Party Reports or any other information, obtain any other information or conduct physical and/or other investigations or inspections of the Property or any portion thereof.

3.1.2       Purchaser acknowledges and agrees that any and all Materials (including any Third-Party Reports) provided to it by any Seller or any Exculpated Party, have been provided subject to the terms of Article XIII.

3.1.3       The provisions of this Section 3.1 shall survive the Final Closing and any earlier termination of this Agreement.

3.2          Access Agreement. During the term of this Agreement, Purchaser and Seller shall abide by the terms of the Access Agreement with respect to Purchaser’s access to the Property, notwithstanding any stated terminations set forth in such Access Agreement.

3.3          Brokerage. Purchaser represents and warrants to Sellers that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement. Sellers represent and warrant to Purchaser that they have not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement, other than BofA Securities, Inc. as financial advisor to Sellers (“Financial Advisor”). Sellers shall pay any and all fees that may be due and payable to Financial Advisor in connection with the Transactions pursuant to a separate agreement with Financial Advisor. Each Party agrees that its indemnity obligations pursuant to Section 12.2 or Section 12.3, as applicable, shall cover any Damages relating to brokerage commissions and finder’s fees that arise (or are alleged to arise) from the acts or omissions of such Party, and such indemnity obligations shall not be subject to the limitations set forth in Section 12.1 or Section 12.4. The provisions of this Section 3.3 shall survive the Final Closing and any earlier termination of this Agreement.

Article IV
TITLE

4.1          Title Documents. Purchaser acknowledges and agrees that, prior to the Effective Date, Sellers delivered, or caused to be delivered, to Purchaser, at Seller’s sole cost and expense, with respect to each Facility, preliminary title reports and/or commitments of title insurance (each, a “Title Commitment”), together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the “Title Documents”).

4.2         Surveys. Prior to the Effective Date, Sellers have delivered to Purchaser, with respect to each Facility, current surveys for the Land and Improvements applicable to each Facility (each, a “Survey”). Purchaser may, at its sole cost and expense, order an updated survey with respect to any Facility.

4.3          Conveyance of Title; Permitted Exceptions. At each Closing, the applicable Sellers shall convey and transfer to Purchaser fee simple title to, and deliver possession (subject to the rights of Tenants) of, such portion of the Property as constitutes Land and Improvements subject only to the Permitted Exceptions applicable to the applicable Facility and title to the remainder of the Property. With respect to each Facility, the Land and the Improvements applicable to such Facility shall be subject to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Property:

4.3.1       All matters shown in the applicable Title Documents, except those matters set forth on Schedule 4.3.1 (the “Initial Title/Survey Objections”);

4.3.2       All matters shown on any applicable Survey, except the Initial Title/Survey Objections;

4.3.3        The rights of any Tenant under any applicable Lease affecting such Facility;

4.3.4       Applicable federal, state and local laws, ordinances and governmental regulations, including building and zoning laws, ordinances and regulations, in each case, affecting the ownership, use, occupancy, subdivision and/or development of such Facility, now or hereafter affecting such Facility;

4.3.5       Any liens or encumbrances that any applicable Tenant is permitted to grant, or is obligated to remove, pursuant to the terms of its applicable Lease;

4.3.6       Intentionally Omitted;

4.3.7       Any liens or encumbrances for Taxes that are (a) not yet due and payable or (b) being contested in good faith in accordance with applicable Law, in either case, as of the applicable Closing; and

4.3.8       Any other defects in or exceptions or objections to title to such Facility which is or becomes a Permitted Exception under Section 4.4.

4.4          New Exceptions.

4.4.1        Purchaser may order (x) updates to, continuations of and/or supplements to any of the Title Commitments, and/or (y) updates or supplements to the Surveys (each of the foregoing, a “Title Update”), in each case, at Purchaser’s sole cost and expense. Purchaser shall use commercially reasonable efforts to request any title company and any surveyor to simultaneously deliver directly to Purchaser’s and Sellers’ respective counsel referenced in Section 14.21 of this Agreement copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by any title company or any surveyor, and copies of all underlying documentation referenced as an exception therein. If, at any time after the Effective Date but prior to the Closing, any Title Update discloses any additional item(s), which (i) are not caused by or the result of any act or omission or fault of Purchaser, any Affiliate of Purchaser or any Purchaser Consultant, (ii) are not items that constitute Permitted Exceptions under Section 4.3, and (iii) individually or in the aggregate with any other items first reflected on any Title Update which satisfies clause (i) and (ii) above, would have, or would reasonably be expected to have, a material adverse effect on the use and operations of a Facility (each, a “New Exception”), Purchaser shall notify Sellers in writing of Purchaser’s approval or disapproval of such New Exception not later than the date that is the earlier of (i) five (5) Business Days after the date of its receipt of such Title Update and (ii) the applicable Closing Date (such earlier date, the “New Exception Review Period Expiration Date”). Notwithstanding anything contained herein to the contrary, Purchaser shall not be obligated to provide Sellers with written notice of any Mandatory Removal Matters set forth on any Title Update actually received by Sellers and all such Mandatory Removal Matters shall be subject to the terms of this Section 4.4.1.

4.4.2        If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date (and in any event prior to the applicable Closing), such New Exception shall be deemed to be a Permitted Exception.

4.4.3        If Purchaser delivers written notice of its disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date, Sellers shall notify Purchaser not later than five (5) Business Days after receipt of Purchaser’s written notice of disapproval and the applicable Closing shall be adjourned as necessary to allow Sellers to respond as to whether or not they elect to attempt to Remove such New Exception, such election to be made in Sellers’ sole discretion, and for Purchaser to make its election in accordance with Section 4.4.4.

4.4.4        If Sellers elect not to Remove any New Exception Purchaser has disapproved in accordance with Section 4.4.3, or fail to Remove any such New Exception they have elected to attempt to remove, in each case, at or prior to the applicable Closing as adjourned in accordance with Section 4.4.3, Purchaser shall be deemed to have approved and irrevocably waived its objection to such New Exception, and such New Exception shall constitute a Permitted Exception, unless, subject to Section 2.5.2, Purchaser notifies Sellers in writing of its election, within five (5) Business Days after the later of (i) receipt of Sellers’ written election not to Remove such New Exception or (ii) Sellers’ failure to Remove any such New Exception they have elected to Remove, as its exclusive remedy, to either (y) designate the affected Facility as an Excluded Facility or (z) waive its objection to such New Exception and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such New Exception and such New Exception shall constitute a Permitted Exception.

4.5          Mandatory Removal.

4.5.1        Except for any Existing Mortgage that relates to an Existing Loan Facility, it is understood and agreed that any deed of trust, deed to secure debt and/or mortgage granted by a Seller encumbering the fee or ground lease interest, as applicable, of a Facility, or any portion thereof (each such deed of trust or mortgage, together with any related security agreement or instrument with respect to the indebtedness secured thereby, a “Mortgage”) shall not be deemed a Permitted Exception and shall be paid off, satisfied, discharged and/or otherwise Removed either prior to the Closing or from proceeds of the Purchase Price at the applicable Closing. In addition, Sellers shall cause the Removal of (i) judgments or monetary liens of any kind filed by or on behalf of Sellers (other than Permitted Exceptions); (ii) all standard exceptions relating to the formation, ability, right, power and authority of Sellers to convey the Land and Improvements to Purchaser; (iii) the exception for real estate excise or transfer taxes which may be due as a result of recording a Deed with respect to a Facility located in a jurisdiction in which local custom dictates Seller is obligated to pay such taxes in accordance with Section 5.5.3; and (iv) exceptions affecting the Property that are knowingly and intentionally created by Sellers or any Affiliate of Sellers on or after the Effective Date (matters required to be Removed by Sellers pursuant to the foregoing clauses (i) through (iv), collectively and together with the Initial Title/Survey Objections, the “Mandatory Removal Matters”); provided, that (for the avoidance of doubt) in no event shall any exception solely caused by or solely the result of any act or omission or fault of Purchaser, any Affiliate of Purchaser or any Purchaser Consultant be deemed a Mandatory Removal Matter.

4.5.2       If any Mandatory Removal Matters may be removed by the payment of a sum of money and Sellers have not caused such Mandatory Removal Matter to be Removed as of the Closing Date, Purchaser shall have the right to request that the Title Company utilize a portion of the Purchase Price that would otherwise be payable to Sellers equal to such sum to cause the Removal of said Mandatory Removal Matter.

Article V
CLOSING

5.1          Closing Date.

5.1.1       Subject to the satisfaction or waiver of each of the conditions precedent to the Closing of the applicable Facilities, the Closing with respect to each Facility listed as a “Unencumbered Facility” on Schedule I attached hereto (collectively, the “Unencumbered Facilities”) shall occur on or before March 21, 2025 (the “Unencumbered Facility Closing Date”), time being of the essence (subject to any express adjournment rights under this Agreement), through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by courier or other means.

5.1.2       Subject to the satisfaction or waiver of each of the conditions precedent to the Closing of the applicable Facilities, the Closing for each Existing Loan Facility shall occur on or before the later of (i) ten (10) Business Days following Purchaser’s receipt of the applicable Loan Assumption Approval for the applicable Existing Loan Facility from the applicable Existing Lender (which for the avoidance of doubt includes the satisfaction, as applicable, (or waiver in writing by the applicable Existing Lender) of any conditions precedent to the applicable Loan Assumption Approval) and (ii) the Unencumbered Property Closing Date (such later date, the “Encumbered Facility Closing Date”), time being of the essence (subject to any express adjournment rights under this Agreement). Sellers and Purchaser hereby acknowledge and agree that the Closing with respect to all (or certain) of the Existing Loan Facilities may occur concurrently with the Closing with respect to the Unencumbered Facilities on the Unencumbered Facility Closing Date; provided that in no event shall either party be required to consummate the Closing with respect to any Facility (y) prior to the Unencumbered Facility Closing Date or (z) prior to Purchaser’s receipt of Loan Assumption Approval for the applicable Existing Loan Facility.

5.1.3        Notwithstanding anything to the contrary in this Agreement, Sellers or Purchaser shall each have the right, at their sole election but solely to the extent required to allow the satisfaction of a condition in Section 8.1 and Section 8.3, to adjourn a Closing Date from time to time (each, a “Adjournment”); provided, however, that, excluding any extension(s) of the applicable Closing Date in connection with any Seller’s or Purchaser’s exercise of their respective Loan Assumption Extension Rights in accordance with Section 2.6.6, or in accordance with Section 7.7, in no event shall Adjournments exercised by Sellers in the aggregate extend the applicable Closing Date by more than sixty (60) days, and in no event shall Adjournments exercised by Purchaser extend the applicable Closing Date by more than five (5) Business Days. Each Adjournment may be effected by delivery by Sellers or Purchaser, as applicable, of written notice to the other Party on or prior to the then scheduled applicable Closing Date, in which case the adjourned Closing Date shall be set forth in such written notice and shall be a Business Day not less than ten (10) Business Days after the giving of such notice.

5.2          Seller Closing Deliveries. Sellers shall deliver (or cause to be delivered) to Escrow Agent each of the following items at or prior to the applicable Closing:

5.2.1       With respect to each Facility (other than a Ground Lease Facility), a Deed, in the form reasonably approved by counsel to Sellers and Purchaser, executed by the applicable Seller, with Purchaser or the applicable Designee, if applicable, as grantee;

5.2.2       With respect to each Ground Lease Facility, a Ground Lease Assignment and Assumption Agreement, in the form attached hereto as Exhibit K, executed by the applicable Seller , with Purchaser or the applicable Designee, if applicable, as the counterparty (each, a “Ground Lease Assignment and Assumption”);

5.2.3       With respect to each Facility, a Bill of Sale, in the form attached as Exhibit C, executed by the applicable Seller for the benefit of Purchaser or the applicable Designee, if applicable;

5.2.4       With respect to each Facility, a General Assignment and Assumption Agreement, in the form attached as Exhibit D, executed by the applicable Seller, with Purchaser or the applicable Designee, if applicable, as the counterparty (each, a “General Assignment and Assumption”);

5.2.5       A Closing Certificate executed by the applicable Sellers;

5.2.6       Sellers’ counterpart signature to the closing statement prepared by Escrow Agent which shall include the applicable prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”);

5.2.7       With respect to each applicable Seller, a certification of such Seller’s non-foreign status pursuant to Section 1445 of the Code, in the form attached as Exhibit F, executed by such Seller;

5.2.8       With respect to each applicable Facility, an owner’s title affidavit, in the form attached as Exhibit G;

5.2.9       With respect to each applicable Facility, any applicable Transfer Tax Forms, required under applicable law to be executed by the applicable Seller (if applicable);

5.2.10      To the extent not previously delivered to Purchaser (including in the Data Site), originals or copies of (i) the Leases, (ii) to the extent in Sellers’ or their respective Affiliates’ possession, Permits and (iii) Records;

5.2.11     Any documents required of the applicable Seller (or any Seller Affiliate) pursuant to such Loan Assumption Approval to effectuate the assignment to, and assumption by, Purchaser of the corresponding Existing Loan;

5.2.12     Executed Estoppel Certificates and/or Seller Estoppel Certificates, as the case may be, necessary to satisfy the Estoppel Delivery Requirement in accordance with the terms of Section 7.7.2 for the Facilities subject to the applicable Closing;

5.2.13      Originals of the executed SNDAs received by Sellers in accordance with terms of Section 7.7.3;

5.2.14     A notice to be given to the applicable Tenants stating that the Facility has been sold to Purchaser and that, after such Closing, all Rents should be paid to, or as directed by, Purchaser;

5.2.15     Evidence of termination of any Property Management Agreements and Broker Listing Agreements affecting the Property and any applicable Contracts which are not to be assumed by Purchaser in accordance with Section 7.5;

5.2.16     An updated Rent Roll and updated Delinquency Report and List of Prepaid Rents, each as of a date that is no earlier than the last day of the month preceding the month in which the applicable Closing occurs;

5.2.17      To the extent assignable, any unapplied Security Deposits (except any such Security Deposits held in the form of cash, with respect to which Purchaser shall receive a credit at such Closing) (which, in the case of any assignable letters of credit shall mean the original letters of credit, together with the related transfer documentation completed; with respect to any non-assignable letters of credit that constitute unapplied Security Deposits, Sellers shall reasonably cooperate, at no material cost to Sellers, with Purchaser’s efforts to replace such letters of credit after the applicable Closing, including by returning such letters of credit to the applicable Tenants in connection with Purchaser’s receipt of replacement letters of credit);

5.2.18     All plans and specifications, warranties and guaranties related to the applicable Facilities in Sellers’ possession;

5.2.19 Executed CC&R Estoppels for the Facilities subject to the applicable Closing, but only to the extent received by Sellers in accordance with terms of Section 7.4;

5.2.20     Written waivers received by Sellers from any ROFR Tenant in accordance with terms of Section 7.9 for the Facilities subject to the applicable Closing;

5.2.21     Originals of any consent to assignment received by Sellers from any Required Consent Party in accordance with terms of Section 7.10 for the Facilities subject to the applicable Closing;

5.2.22     If reasonably requested by Purchaser, written resignations of any condominium association board, community improvement district board or similar governing board related to a Facility subject to the applicable Closing; and

5.2.23     With respect to each applicable Seller, resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence such Seller’s authority to consummate the Transactions.

5.3          Purchaser Closing Deliveries. Purchaser shall deliver (or cause to be delivered) to Escrow Agent each of the following at or prior to the applicable Closing for a Facility:

5.3.1        The Allocated Purchase Price, plus or minus (as applicable) the adjustments or prorations required by this Agreement;

5.3.2        A countersigned counterpart of each Ground Lease Assignment and Assumption;

5.3.3        A countersigned counterpart of each General Assignment and Assumption;

5.3.4        A Closing Certificate executed by Purchaser;

5.3.5        Purchaser’s counterpart signature to the Closing Statement;

5.3.6       With respect to each Facility, any applicable Transfer Tax Forms, required under applicable law to be executed by Purchaser (if applicable);

5.3.7       All documents required of Purchaser pursuant to any Loan Assumption Approval to effectuate the assignment to, and assumption by, Purchaser of the corresponding Existing Loan; and

5.3.8        Resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence Purchaser’s authority to consummate the Transactions.

5.4          Prorations and Adjustments.

5.4.1       General. The following items (and no other items) shall be prorated and adjusted between each applicable Seller and Purchaser for each Facility, on a Facility-by-Facility basis, for each Closing, as provided below. Any prorations that shall be made as of the applicable Closing Date shall be made as of 12:01 A.M. local time on the day of the subject Closing as if Purchaser was the owner of the applicable Facility for the entire Closing Date.

5.4.1.1       Rents under Leases.

(a)            All collected rent (whether fixed monthly base rent, additional rent and any separate amounts for Real Estate Taxes, common area maintenance charges, insurance and other sums and charges related to each Facility paid by the Tenants to each applicable Seller under any Lease) (“Rent”) for the month of Closing will be prorated as of the applicable Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the applicable Closing Date. Purchaser shall receive all collected Rent, income and revenues attributable to dates on and after the applicable Closing Date of a Facility. Sellers shall receive all collected Rent, income and revenues attributable to dates prior to the applicable Closing Date of a Facility.

(b)             No proration shall be made at any Closing with respect to any rent which has not been collected under any Lease as of the applicable Closing Date (“Uncollected Rent”). However, Purchaser shall pay Sellers all Uncollected Rent to the extent attributable to periods prior to the applicable Closing Date of a Facility and net of reasonable costs of collection (any Uncollected Rents attributable to a time period that includes days prior to such Closing Date and following such Closing Date, and any reasonable costs of collection with respect to the same, shall be prorated between Purchaser and Sellers based upon the number of days each owned the applicable Facility during such time period) as and when collected by Purchaser, subject to the further provisions of this Section 5.4.1.1(b). From and after each Closing, Purchaser shall use commercially reasonable and good faith efforts on behalf of each applicable Seller to collect from each applicable Tenant all Uncollected Rents for a period of twelve (12) months after the applicable Closing Date. Purchaser’s collection of any Uncollected Rents shall be applied in the following order of priority: (i) first, in payment of Rent due and payable in the month in which such payment is received by Purchaser, (ii) second, in payment of Rent for the month in which the applicable Closing Date occurs, with such amounts being prorated between Purchaser and the applicable Seller based upon the number of days each owned the Property during the month in which the applicable Closing Date occurs, (ii) third, in payment of Rent for any period which commenced after the applicable Closing Date, and (iii) fourth, in payment of Rent for any period prior to the month in which the applicable Closing Date occurs. In the event that ninety (90) days following a Closing Date, there remains any Uncollected Rent with respect to a Facility, Sellers shall be permitted to pursue collection of any Uncollected Rents attributable to periods prior to the applicable Closing Date using any reasonable means (which shall not include declaring a Default under a Lease or pursuing any eviction action). The foregoing provision regarding post-closing collection and allocation of Uncollected Rent shall survive for twelve (12) months after the applicable Closing.

5.4.1.2       Leasing Costs; Additional Leasing.

(a)             With respect to any Existing Lease identified on Schedule 5.4.1.2(a) (each such Existing Lease, a “Pre-Closing Earnout Lease”), Seller shall receive an additional payment at the applicable Closing in an amount equal to the quotient of (x) the anticipated Earnout Income under the Pre-Closing Earnout Lease applicable to such Facility, divided by (y) the Earnout Factor; provided, however, with respect to any Existing Lease that was excluded as a Pre-Closing Earnout Lease at the Initial Closing because (i) of unsatisfied Contingencies as of the Effective Date or (ii) the applicable Tenant had not opened and commenced operations in its demised premises pursuant to the applicable Existing Lease as of the Effective Date (each such Lease, an “Excluded Pre-Closing Earnout Lease”) but which Contingencies are satisfied (or waived in writing by the applicable Tenant) between the Effective Date and the date of the Initial Closing (such date, the “Initial Closing Date”), and the applicable Tenant is open and operating in its demised premises pursuant to the applicable Pre-Closing Earnout Lease prior to the Initial Closing Date, as applicable, Purchaser shall pay to Seller such additional payment within thirty (30) days following the date the applicable Tenant has opened and commenced operations in its demised premises pursuant to the applicable Excluded Pre-Closing Earnout Lease. For the avoidance of doubt, in no event shall any of the twenty (20) Existing Leases identified as “Non-Earnout Leases” on Schedule 5.4.1.2(a)(i) be considered a Pre-Closing Earnout Lease.

(b)             At or prior to the Closing for each Facility, the applicable Seller shall pay all Leasing Costs, whether due and payable prior to such Closing or thereafter, with respect to the Existing Leases, including any Pre-Closing Earnout Leases for such Facility. Schedule 5.4.1.2(b) reflects, to Seller’s Knowledge, a list of all outstanding Leasing Costs owed by Sellers pursuant to the Existing Leases as of the Effective Date. If there are unpaid Leasing Costs as of any applicable Closing Date that are or shall become payable during the then-current term of any Existing Leases or Pre-Closing Earnout Leases affecting such Facility then at such Closing, Purchaser shall receive a credit towards the Allocated Purchase Price for such Facility for any such unpaid amounts as of the applicable Closing Date, Purchaser shall expressly assume such obligations pursuant to the General Assignment and Assumption and the applicable Seller shall have no further responsibility for such costs or allowances for which Purchaser is credited. Additionally, upon the occurrence of Closing as to any Facility, pursuant to the General Assignment and Assumption, Purchaser shall assume any then outstanding obligations for Leasing Costs (including, without limitation, any and all obligations of the applicable Seller pursuant to all contracts relating to such Leasing Costs subject to the terms of Section 6.1.13) for which Purchaser has received credit under this Agreement and indemnify the applicable Seller in respect thereof. Notwithstanding the foregoing, in no event shall Seller be responsible for (and Purchaser agrees to pay) (x) cost overruns constituting Leasing Costs to the extent such costs overruns arise on account of matters occurring after the applicable Closing Date, (y) any increases to any Leasing Costs which result from any change orders or additions to tenant improvements or changes in the scope of work or specifications with respect to any Leasing Costs or leasing commissions which arise on account of matters occurring after the applicable Closing Date, or (z) any of costs of the type described in the foregoing clauses (x) or (y) that are expressly agreed to in writing by Purchaser prior to the applicable Closing.

(c)             A “Bankruptcy Lease” shall mean (i) any Lease identified on Schedule 5.4.1.2(c) or (ii) any Existing Lease pursuant to which the applicable Seller receives written notice prior to the Initial Closing Date or receives a copy of the applicable court filing prior to the Initial Closing Date, that such Tenant is a debtor in any state or federal bankruptcy, insolvency or similar proceeding that has not been discharged or closed as of the Initial Closing Date. If, as of the Initial Closing Date, (i) any Bankruptcy Lease has not been assumed by such Tenant (or a replacement tenant approved by the applicable Bankruptcy Court) in such bankruptcy, insolvency or other similar proceeding, or (ii) a replacement tenant (or the existing Tenant) has not entered into a New Lease pursuant to the terms of Section 7.2.2 for all or a substantial portion of the premises demised under a Bankruptcy Lease, or (iii) a replacement tenant (or the existing Tenant) has entered into a New Lease for all or a substantial portion of the premises demised under a Bankruptcy Lease pursuant to the terms of Section 7.2.2, but the effectiveness of such New Lease is contingent upon obtaining the consent (or written waiver) of a third party tenant, ground lessor or other third party counterparty pursuant to a reciprocal easement agreement (or similar agreement) who has a right to approve or consent or whose consent or approval is required with respect to an applicable Facility to which such Lease applies (a “Contingency”) which remains unsatisfied (and has not been waived in writing) as of the Initial Closing Date or (iv) a replacement tenant (or the existing Tenant) has entered into a New Lease for all or a substantial portion of the premises demised under a Bankruptcy Lease pursuant to the terms of Section 7.2.2, but the applicable Tenant under such New Lease is not open and operating within its demised premises pursuant to such New Lease as of the Initial Closing Date (such New Lease, an “Excluded Bankruptcy Lease”), then Purchaser shall receive a credit equal to the Bankruptcy Lease Capitalized Amount against the Allocated Purchase Price for the applicable Facility payable by Purchaser at the applicable Closing. As used in this Agreement, the term “Bankruptcy Lease Capitalized Amount” shall mean (i) an amount equal to the annual gross income under such Bankruptcy Lease as set forth on Schedule 5.4.1.2(c), divided by (ii) the Earnout Factor.

(d)            A “Terminated Lease” shall mean (i) any Existing Lease identified on Schedule 5.4.1.2(c) or (ii) any Existing Lease for which Sellers have received written notice from the applicable Tenant, or such Tenant has made a public announcement, prior to the Initial Closing Date that such Tenant intends to vacate or has vacated its leased premises on or prior to the expiration date in such Tenant’s Lease. If, as of the Initial Closing Date, (i) a replacement tenant (or the existing Tenant) has not entered into a New Lease pursuant to the terms of Section 7.2.2 for all or a substantial portion of the premises demised under a Terminated Lease, or (ii) a replacement tenant has entered into a New Lease for all or a substantial portion of the premises demised under a Terminated Lease pursuant to the terms of Section 7.2.2, but the effectiveness of such New Lease is contingent upon the satisfaction of any Contingency which remains unsatisfied (and has not been waived) as of the Initial Closing Date or (iii) a replacement tenant has entered into a New Lease for all or a substantial portion of the premises demised under a Terminated Lease pursuant to the terms of Section 7.2.2, but such replacement tenant is not yet open and commenced operating within its demised premises pursuant to such New Lease as of the Initial Closing Date (such New Lease, an “Excluded Terminated Lease”), then Purchaser shall receive a credit equal to the Terminated Lease Capitalized Amount against the Allocated Purchase Price for the applicable Facility payable by Purchaser at the applicable Closing. As used in this Agreement, the term “Terminated Lease Capitalized Amount” shall mean (i) an amount equal to the annual gross income under such Terminated Lease as set forth on Schedule 5.4.1.2(d), divided by (ii) the Earnout Factor less the aggregate amount of the rent payable by such Tenant pursuant to such Terminated Lease through the expiration date in such Tenant’s Lease. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any of the three (3) Existing Leases identified as “Non-Terminated Leases” on Schedule 5.4.1.2(c) be considered a Pre-Closing Earnout Lease.

(e)            Sellers and Purchaser hereby acknowledge and agree that Schedule 5.4.1.2(e) lists each potential new lease (each, a “Pipeline Lease”) in Sellers’ leasing pipeline for leaseable space at each applicable Facility, which list was previously disclosed to Purchaser prior to the Effective Date during Purchaser’s underwriting process (the “Pipeline List”) which Schedule shall not be subject to modification following the Effective Date. If, as of the Effective Date, (i) a New Lease has not been executed pursuant to the terms of Section 7.2.2 for all or substantially all of the applicable space for a Pipeline Lease identified in the Pipeline List or (ii) a New Lease has been executed by the applicable Seller and tenant pursuant to the terms of Section 7.2.2 for all or substantially all of the space for such Pipeline Lease identified in the Pipeline List, but the effectiveness of such New Lease is contingent upon the satisfaction of a Contingency which remains unsatisfied (and has not been waived) as of the Initial Closing Date or (iii) a New Lease has been executed by the applicable Seller and tenant pursuant to the terms of Section 7.2.2 for all or substantially all of the space for such Pipeline Lease identified in the Pipeline List, but the Tenant with respect to such New Lease is not yet open and commenced operating within its demised premises pursuant to such New Lease as of the Initial Closing Date (such New Lease, an “Excluded Pipeline Lease”), then the Allocated Purchase Price for the Facility payable by Purchaser at the applicable Closing shall be reduced by an amount equal to the Pipeline Lease Capitalized Amount, subject to adjustment post-Closing pursuant to the terms of Section 5.4.3.2. As used in this Agreement, the term “Pipeline Lease Capitalized Amount” shall mean (i) an amount equal to the annual gross income amount under such Pipeline Lease as set forth on Schedule 5.4.1.2(e), divided by (ii) the Earnout Factor.

(f)              Schedule 5.4.1.2(f) sets forth the potential anticipated adjustments to the Allocated Purchase Price as of the Effective Date. Sellers shall deliver to Purchaser any changes to Schedule 5.4.1.2(f) weekly prior to the Initial Closing Date to show all reasonably anticipated adjustments to the Allocated Purchase Price pursuant to this Section 5.4.1.2 applicable as of the date such updated Schedule 5.4.1.2(f) is delivered by Sellers to Purchaser (which updated Schedule shall include a list of Letters of Intent executed in accordance with Section 7.2.2 hereof) which updated Schedule 5.4.1.2(f) shall be subject to Purchaser’s review to confirm such schedule accurately reflects the terms of this Agreement.

(g)            The Parties hereto each acknowledge and agree to the additional leasing matters set forth on Schedule 5.4.1.2(g).

5.4.1.3       Real Estate Taxes. Real Estate Taxes for such Facility that are payable in the calendar Closing Year regardless of when such Real Estate Taxes are assessed by the applicable taxing authority (the “Closing Year Taxes”) shall be prorated by the Parties at Closing, with due adjustment being made for any portion of the Closing Year Taxes that is paid or payable to the taxing authority(ies) directly by one or more Tenants. If the actual amount of such Closing Year Taxes is not known as of such date because bills for the Closing Year Taxes have not been issued, the proration at Closing will be based on the most current and accurate billing information available. Should such proration not be based on the actual amount of the ad valorem for the period in question and should such proration prove to be inaccurate upon receipt of the actual bills for the applicable Facility, then either the applicable Seller or Purchaser may demand at any time after Closing Date a payment from the other party correcting such malapportionment.

5.4.1.4       Interest Payments. Interest payable under any applicable Existing Loan that is subject to a Loan Assumption Approval shall be prorated as of the applicable Closing Date, with Sellers providing Purchaser with a credit for unpaid interest accruing prior to the applicable Closing Date. Thereafter, Purchaser being responsible for interest accruing on and after the applicable Closing Date and for payment of any interest for which is Purchaser receives a credit pursuant to this Section 5.4.1.4. Sellers shall receive a credit from Purchaser at Closing for the amount of any impounds, escrows, reserves, or similar funds held by the applicable Existing Lender in connection with such Existing Loan which are not refunded or to be refunded to Seller in connection with Purchaser’s assumption of such Existing Loan, and Sellers shall assign to Purchaser all of Sellers’ right, title and interest in and to such transferred impounds, escrows, reserves, or similar funds.

5.4.1.5       CAM Expenses. All other items of common area maintenance charges, insurance, or other expenses related to such Facility for the Closing Year (“CAM Expenses”), including but not limited to any utility charges, maintenance charges, and charges under any Contracts or Permitted Exceptions shall be prorated by the Parties at the applicable Closing based upon the sums actually collected by Sellers in the month in which such applicable Closing occurs. For any utilities that are in the name of a Seller, Purchaser and Sellers shall cooperate to arrange for final utility readings as close to the applicable Closing Date as possible and the issuance of a final bill to the applicable Seller, with Purchaser being designated the billing party in lieu of the applicable Seller from and after the applicable Closing Date. Sellers shall be entitled to receive and retain any deposits of Sellers held by utility companies with respect to the Property.

5.4.1.6      Insurance Policies. Each of Seller and Purchaser acknowledge and agree that none of the insurance policies and other insurance contracts maintained by Sellers in respect of the Property (the “Seller Insurance Policies”) shall be assigned to Purchaser, and Purchaser shall be responsible for arranging for its own insurance for the Property as of the applicable Closing Date. Accordingly, no proration or adjustment shall be made between Sellers and Purchaser with respect to the Seller Insurance Policies. Notwithstanding the foregoing, Purchaser shall cooperate with Sellers, at no out-of-pocket cost to Purchaser, in connection with the applicable Seller’s insurance claim for loss of rents (whenever accrued) arising from the casualty at the Facility known as Riverbend Marketplace. Seller shall assign to Purchaser the balance of insurance proceeds held by the Existing Lender with respect to casualty at the Facility known as Riverbend Marketplace as of the applicable Closing Date; provided, that Purchaser shall reasonably cooperate with Sellers after the applicable Closing Date to obtain reimbursement of the applicable Seller for any actual out-of-pocket expenses incurred by such Seller in connection with restoring such Facility or to otherwise make such Facility safe prior to the applicable Closing Date that have not been reimbursed to such Seller from such insurance proceeds prior to the applicable Closing. Sellers have provided to Purchaser with a schedule of existing or pending litigation applicable to one or more Facility as of the Effective Date which schedule may be updated prior to an applicable Closing (the “Existing Litigation”). Sellers shall indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of the Existing Litigation.

5.4.1.7       Security Deposits. Sellers shall pay to Purchaser at Closing, as a credit against the Purchase Price, the amount of any cash security deposits then held by Seller pursuant to the Leases for the Facilities that are the subject of such Closing.

5.4.1.8       Unreimbursed Capital Expense Amount. If, as of the applicable Closing Date, there is any capitalized expense incurred by Sellers with respect to a Facility that is being amortized and reimbursed by the Tenant over a number of years, pursuant to specific provisions of such Tenant’s Lease, then to the extent such expense shall not be fully reimbursed by such Tenant as of the Closing for such Facility (such unreimbursed amount being an “Unreimbursed Capital Expense Amount”), Purchaser shall pay Sellers all Unreimbursed Capital Expense Amounts (net of reasonable costs of collection) as and when collected by Purchaser pursuant to the applicable Tenant’s Lease; provided that Purchaser shall have no further obligation to pay the Unreimbursed Capital Expense Amount in respect of a Facility received from and after the date Purchaser conveys such Facility to an unaffiliated third-party pursuant to an arm’s length sale. Any such Unreimbursed Capital Expense Amounts that are known by Sellers as of the Effective Date shall be set forth on Schedule 5.4.1.8 attached to this Agreement. Purchaser shall use commercially reasonable efforts to collect all Unreimbursed Capital Expense Amounts from the applicable Tenants and any such Unreimbursed Capital Expense Amounts collected by Purchaser shall be applied in the same manner and priority as Uncollected Rent pursuant to Section 5.4.1.1(b). The foregoing provision regarding post-closing collection of Unreimbursed Capital Expense Amounts shall survive the applicable Closing until all such amounts have been collected and allocated according to the terms of this Agreement.

5.4.1.9       Capital Improvement Costs. Each applicable Seller shall pay the costs of, or provide a credit to Purchaser, with respect to all capital improvements set forth on Schedule 5.4.1.9 that are or may become due and payable with respect to a Facility prior to the applicable Closing Date in the ordinary course. Purchaser shall assume such capital improvement work obligations and shall pay the costs of all such work that become due and payable after the applicable Closing affecting such Facility, each applicable Seller shall have no further responsibility for such costs.

5.4.1.10    Other Prorations. To the extent not addressed in this Section 5.4.1, all other costs and expenses incurred in connection with the ownership and operation of the Property that are customarily prorated shall be prorated as of the applicable Closing Date, with Seller paying all such expenses accruing with respect to any time period prior to the applicable Closing Date and Purchaser paying all such operating expenses accruing with respect to any time period after the applicable Closing Date.

5.4.2       Proration Schedule. No later than seven (7) Business Days prior to each Closing Date, the Parties shall jointly prepare a proration schedule setting forth the Allocated Purchase Price amounts, prorations, closing costs and any other credits and adjustments to be made at such Closing on an aggregate basis and, if desired by either Party, with Facility-specific information included therewith, which adjustments and prorations shall be reflected on the Closing Statement and, subject to Section 5.4.3, shall be final with respect to the items set forth therein. The Parties shall attempt in good faith to reconcile any differences or disputes regarding the proration schedule; provided, however, that, if the parties are unable (despite good-faith efforts) to agree upon any item on the proration schedule, then the average of each of Sellers’ and Purchaser’s good-faith estimate of any such item shall prevail for purposes of the Closing and pending any adjustment pursuant to Section 5.4.3. If a net amount is owed by Sellers to Purchaser at a Closing for the adjustments and prorations contemplated by this Agreement for such Closing, such amount shall be credited against the Purchase Price being paid at such Closing. If a net amount is owed by Purchaser to Sellers at a Closing for the adjustments and prorations contemplated by this Agreement for such Closing, such amount shall be paid to Sellers together with the Purchase Price payable at such Closing.

5.4.3       Post-Closing Payments and Adjustments.

5.4.3.1       Bankruptcy Leasing Costs after Closing. If, during the Earnout Period, any Bankruptcy Lease or Terminated Lease has been assumed by the applicable Tenant (or a replacement tenant approved by the applicable Bankruptcy Court) in such bankruptcy, insolvency or other proceeding, Purchaser shall pay to the applicable Seller the Post-Closing Earnout Amount calculated pursuant to Section 5.4.3.3 applicable to the Bankruptcy Lease within thirty (30) days following the assumption of the Bankruptcy Lease by the applicable Tenant (or a replacement tenant approved by the applicable Bankruptcy Court); provided, Purchaser shall have no obligation to pay the Post-Closing Earnout Amount with respect to any Bankruptcy Lease assumed by the applicable Tenant (or a replacement tenant approved by the applicable Bankruptcy Court) following the expiration of the Earnout Period.

5.4.3.2      Pipeline Leasing Costs After Closing. (A) If, as of the Initial Closing Date, a Letter of Intent has been executed by a prospective tenant for leaseable space identified in the Pipeline List or for all or a substantial portion of the leased premises subject to a Bankruptcy Lease or Terminated Lease, and a New Lease is executed or entered into between the Effective Date and the end of the Earnout Period by the applicable Seller or Purchaser (or its applicable Designee) and such prospective tenant for such leaseable space that, in each case, is actually fully executed, effective and is not contingent upon the satisfaction of any Contingency which remain unsatisfied (and has not been waived) (such lease, a “Post-Closing Pipeline Lease”) or (B) if, during the Earnout Period, the Contingencies of any Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease are satisfied (or waived by the applicable prospective tenant), as applicable, or (C) in the case of any Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease that was excluded solely because the applicable Tenant had not opened and commenced operations in its demised premises as of the Effective Date or the Initial Closing Date, as applicable, if, prior to the Outside Opening Date, the applicable Tenant under such applicable Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease opens and commences operations in its demised premises, as applicable, Purchaser shall pay to the applicable Seller the Post-Closing Earnout Amount calculated pursuant to Section 5.4.3.3 within thirty (30) days following the date the applicable Tenant has opened and commenced operations in its demised premises pursuant to the applicable Post-Closing Pipeline Lease, Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease, as applicable; provided, Purchaser shall have no obligation to pay the Post-Closing Earnout Amount with respect to (i) any Post-Closing Pipeline Lease executed or entered into following the expiration of the Earnout Period, (ii) any Post-Closing Pipeline Lease, Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease that has not satisfied all Contingences (and such unsatisfied Contingencies have not been waived in writing) prior to the expiration of the Earnout Period, or (iii) any Post-Closing Pipeline Lease, Excluded Pipeline Lease, Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease pursuant to which the applicable Tenant has not opened and commenced operations in its demised premises pursuant to such Post-Closing Pipeline Lease, Excluded Pipeline Lease, Excluded Pre-Closing Earnout Lease, Excluded Pipeline Lease, Excluded Bankruptcy Lease or Excluded Terminated Lease as of December 1, 2026 (the “Outside Opening Date”).

5.4.3.3      Earnout Payments. If, as of the Initial Closing Date, a Letter of Intent has been executed by a prospective tenant for leaseable space in such Facility (which leaseable space is not identified in the Pipeline List and is not subject to a Bankruptcy Lease or Terminated Lease), and a lease is executed or entered into during the period commencing on the Effective Date and expiring as of the last day of the Earnout Period by the applicable Seller or Purchaser (or its applicable Affiliate) and such prospective tenant for such leasable space that is effective and in respect of which all Contingencies have been satisfied (or waived by the applicable prospective tenant) (such lease, a “Post-Closing Earnout Lease”), Purchaser shall pay to the applicable Seller an amount equal to the Post-Closing Earnout Amount within thirty (30) days following the date the applicable Tenant has opened and commenced operations in its demised premises pursuant to the applicable of the Post-Closing Earnout Lease; provided, Purchaser shall have no obligation to pay the Post-Closing Earnout Amount with respect to any Post-Closing Earnout Lease, (i) executed or entered into following the expiration of the Earnout Period, (ii) which has not satisfied all Contingencies as of the expiration of the Earnout Period, or (iii) pursuant to which the applicable Tenant has not opened and commenced operations within its demised premises pursuant to such Post-Closing Earnout Lease as of the Outside Opening Date. For the avoidance of doubt, in no event shall a Letter of Intent for any leaseable space in a Facility that is (y) subject to an Existing Lease as of the Initial Closing Date, including, but not limited to, the two (2) Kohl’s Leases at the Facilities commonly known as “Marquis” and “Plainsfield” and the KeyBank Lease at the Facility commonly known as “Newburgh” or (x) applicable to a Bankruptcy Lease and which is executed by the prospective tenant prior to the date a Bankruptcy Lease is rejected or affirmed, and no Post-Closing Earnout Amount be payable in connection with any such Letter of Intent. As used in this Agreement, the “Post-Closing Earnout Amount” shall be (i) an amount equal to the anticipated Earnout Income under any such Bankruptcy Lease, Excluded Bankruptcy Lease, Excluded Terminated Lease, Post-Closing Pipeline Lease, Excluded Pipeline Lease, Excluded Pre-Closing Earnout Lease or Post-Closing Earnout Lease, as applicable, without duplication, divided by (ii) the Earnout Factor, less an amount equal to the anticipated Leasing Costs in respect of such Excluded Bankruptcy Lease, Post-Closing Pipeline Lease, Excluded Pipeline Lease or Post-Closing Earnout Lease, as applicable, without duplication. By way of example only, if a Post-Closing Earnout Lease produces anticipated Earnout Income of $1,000,000 (calculated as the total rental and other revenue for the first twelve (12) months following the rent commencement date thereunder) and Leasing Costs in the amount of $10,000,000 are anticipated to be incurred (including any costs incurred as a result of capital improvement and tenant improvement work necessary to prepare the premises demised thereunder for tenancy), then the Post-Closing Earnout Amount shall be (i) $1,000,000, divided by (ii) the Earnout Factor, minus (iii) $10,000,000, or $1,396,011.40.

5.4.3.4       Percentage Rent. If any Tenant pays percentage rent under its Lease, Purchaser shall remit to the applicable Seller, within thirty (30) days of receipt from such Tenant, Seller’s proportionate share of any percentage rent paid by such Tenant under its Lease with respect to the “lease year” or other applicable fiscal period under such Lease in which Closing occurs (such applicable fiscal period being the “Payment Period”), which proportionate share due to such Seller shall be determined based on the number of days (excluding the applicable Closing Date) such Seller owned the related Facility during such Payment Period compared to the number of days (including the applicable Closing Date) Purchaser owned the related Facility during such Payment Period.

5.4.3.5      Real Estate Taxes and CAM Expenses. With respect to any amounts due under the Existing Leases whether due on a monthly, quarterly, semi-annual or annual basis, including, without limitation, common area maintenance charges, Tenant’s pro rata share of ad valorem taxes and assessments, Tenant’s pro rata share of insurance premiums, and similar charges (collectively “Additional Rents”), such amounts shall be prorated at the applicable Closing only to the extent actually collected from any such Tenant on or before the applicable Closing Date.

(a)             Prior to the Effective Date, Sellers have provided to Purchaser copies of its reconciliations of Additional Rents pertaining to Seller’s ownership of the Facilities prior to calendar year 2024 together with all relevant back-up related to such Additional Rents (the “Pre-2024 CAM Recs”). Sellers shall be obligated to deliver to Escrow Agent at the applicable Closing, an amount equal to one hundred fifty percent (150%) of the amount of Tenant Credits identified in the Pre-2024 CAM Recs that remain unpaid, which amount shall be held by Escrow Agent pursuant to the terms of the Escrow Instructions (the “Pre-2024 CAM Escrow”). Purchaser shall use commercially reasonable efforts to settle and/or collect any Tenant Credits or Tenant Debits with the applicable Tenants related to the Pre-2024 CAM Recs and to the extent payments are required with respect to the Tenant Credits, Purchaser shall be entitled to a disbursement from the Pre-2024 CAM Escrow in order to make such payments of Tenant Credits. If after all the Tenant Credits related to the Pre-2024 CAM Recs are finalized and settled with the applicable Tenants, any remaining funds in the Pre-2024 CAM Escrow shall be released to Sellers. In the event the amounts deposited in the Pre-2024 CAM Escrow are insufficient to satisfy in full all Tenant Credits payable with respect to the Pre-2024 CAM Recs, Sellers shall remain responsible to the applicable Tenant(s) for such deficiency.

(b)             Sellers shall be responsible for preparing and providing any final full-year reconciliations of Additional Rents pertaining to calendar year 2024 together with all relevant back-up related to such Additional Rents (the “2024 CAM Recs”) no later than May 31, 2025 for Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. To the extent any 2024 CAM Recs are prepared by the applicable Seller and approved by Purchaser as of or prior to the applicable Closing Date, then (i) if such 2024 CAM Recs indicate that a Seller owes any Tenant a rebate or credit (“Tenant Credits”) because of any overpayment by such Tenant of Additional Rents, Purchaser shall receive a credit against the Allocated Purchase Price at the applicable Closing equal to the amount of such Tenant Credits, (ii) if such 2024 CAM Recs indicate that any Tenant owes a Seller any amount (“Tenant Debits”) because of any underpayment by such Tenant of Additional Rents, then Purchaser shall use commercially reasonable efforts to collect Tenant Debits and remit such sums to Sellers promptly following collection thereof, and (iii) Purchaser shall deliver such 2024 CAM Recs to each applicable Tenant. If Sellers deliver any 2024 CAM Recs following the applicable Closing Date, Purchaser shall deliver the 2024 CAM Recs to the applicable Tenants as may be required to be provided to any such Tenant pursuant to its Lease and thereafter (x) Seller shall within ten (10) business Days of Purchaser’s approval of the 2024 CAM Recs pay to Purchaser with the amount of the aggregate Tenant Credits set forth in the 2024 CAM Recs and thereafter Purchaser shall use commercially reasonable efforts to settle any Tenant Credits required with each such Tenant; provided, however, in the event Seller fails to timely pay purchaser the amount of the aggregate Tenant Credit, in addition to Purchaser’s right to seek monetary damages for Sellers’ failure to timely pay the amount of any Tenant Credits to Purchaser pursuant to the terms hereof, Purchaser shall have the right to a credit of an Allocated Purchase Price payable at an applicable Closing that takes place following the delivery of the 2024 CAM Recs or shall have the right to offset any Post-Closing Earnout Amount; (y) in the event that Sellers are owed Tenant Debits, Purchaser shall use commercially reasonable efforts to collect and remit such sums to Sellers.

(c)             Purchaser shall be responsible for preparing and providing any final full-year reconciliations of Real Estate Taxes and CAM Expenses pertaining to calendar year 2025 (the “2025 CAM Recs”) that may be required to be provided to any Tenant pursuant to its Lease (provided, that, to the extent in Sellers’ possession, Sellers shall provide all relevant back-up related to such Additional Rents pertaining to the portion of such calendar year prior to the Closing Date) and for settling any adjustments required with each such Tenant as a result of such reconciliations and collecting any sums owed from the Tenants. Purchaser shall use commercially reasonable efforts to collect all Tenant Debits indicated by the 2025 CAM Recs. Upon receipt of any Tenant Debits, the amount received by Purchaser shall be prorated between Seller and Purchaser in proportion to the amount due Purchaser for the period from and after the Closing Date and the amount to Seller prior to the Closing Date. The terms of this Section 5.4.3.5 shall survive for eighteen (18) months after each applicable Closing.

5.4.4        Adjustments to Closing Statement. If the prorations set forth in the proration schedule reflected on the Closing Statement shall prove to be incorrect or incomplete for any reasons, then either Party shall be entitled to an adjustment to correct the same, provided that such Party shall request such adjustment by written notice (together with reasonable evidence of such incorrectness or incompleteness) to the other Party within one hundred eighty (180) days of the applicable Closing Date (or such later date as may be provided for such adjustment pursuant to the express terms of this Agreement). In the event the parties have not agreed with respect to an adjustments requested by either Party to be made pursuant to this Section 5.4.4 within thirty (30) days following such request, upon application by either Party, a certified public accountant (“CPA”) reasonably acceptable to the parties shall determine any such adjustment which has not theretofore been agreed to between the parties. If the Parties are unable to agree on a CPA to resolve such dispute, then each Party shall select a CPA and each such CPA shall determine the applicable adjustment and such CPA’s shall simultaneously exchange determinations within ten (10) Business Days after notice of the appointment of the first CPA is delivered to the other Party. If the two determinations are within five percent (5%) of the lower of such adjustments, then the average of the two determinations will be binding on the parties. Otherwise, the two CPAs shall mutually designate a third CPA, and such third CPA will be instructed to choose one of two adjustments within ten (10) Business Days of its appointment. The charges of any agreed CPA and of a third CPA shall be borne by the Party that does not prevail in such dispute, and each party will bear the costs of the CPA selected by such Party. All adjustments to be made as a result of the final adjustments (whether based on the mutual agreement of the parties or based on the determination of a CPA) shall be paid to the Party entitled to such adjustment within thirty (30) days after the final determination thereof. Neither Party shall have any obligation to re-adjust any items prorated and adjusted pursuant to this Section 5.4 after the expiration of the applicable periods set forth in this Section 5.4.4.

5.4.5        The provisions of this Section 5.4 shall survive each applicable Closing for a period of one (1) year.

5.5          Closing Costs.

5.5.1       Seller Costs. Sellers shall be responsible for payment of the following costs and expenses of the Transactions: (i) all fees of Sellers’ attorneys, accountants and other consultants; (ii) one-half of the fees and expenses of the Escrow Agent; (iii) all costs incurred by Sellers in connection with preparing and delivering to the Estoppel Certificates to each Tenant under an Existing Lease and (iv) all costs incurred by Sellers in connection with providing the Materials in the Data Site (“Sellers’ Inspection Expenses”).

5.5.2       Purchaser Costs. Purchaser shall be responsible for payment of the following costs and expenses of the Transactions: (i) all fees of Purchaser’s attorneys, accountants and other consultants; (ii) one-half of the fees and expenses of the Escrow Agent; (iii) other than Sellers’ Inspection Expenses, all other fees, costs and expenses incurred in connection with Purchaser’s due diligence; (iv) all costs of any Title Updates and any reports, studies or other information prepared or compiled for Purchaser’s use by any consultant or other third party engaged by or on behalf of Purchaser in connection with Purchaser’s investigation of the Property; and (v) all Loan Assumption Costs (including the Initial Loan Assumption Costs).

5.5.3        Local Custom. Any costs related to (i) state, city, county and municipal recording fees and all related charges, costs and expenses in connection with the recording of the Deeds; (ii) premiums for any Title Policy and the cost of any and all endorsements to any such policies; (iii) any and all transfer taxes, deed taxes, sales taxes, stamp taxes, intangibles taxes or similar taxes imposed with respect to the Transactions; and (iv) any and all costs and expenses incurred in connection with the preparation and filing of the Transfer Tax Forms shall be paid in accordance with local custom of each Facility, which local custom is set forth on Schedule 5.5.3 attached hereto.

5.5.4       General. All other costs and expenses incident to this Transaction and the closing thereof shall be paid by the Party incurring the same. If any cost for which Sellers (on the one hand) or Purchaser (on the other hand) is responsible pursuant to the foregoing provisions of this Section 5.5 shall have been paid by the other prior to the applicable Closing, then the other shall receive a credit in the amount of such payment on the applicable Closing Statement. The terms and provisions of this Section 5.5 shall survive the Final Closing and any earlier termination of this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER

The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

6.1         Sellers’ Representations. Sellers hereby make, as of the Effective Date and, subject to Section 6.2, as of the applicable Closing Date, the following representations and warranties to Purchaser, subject to the qualifications and exceptions set forth below:

6.1.1        Organization and Authority. Each Seller has been duly organized and is validly existing under the laws of its respective jurisdiction and is duly qualified and authorized to transact business in the State in which its respective Facility is located. Each Seller has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated the Transactions, and all such actions have been or shall be duly and validly authorized by such Seller. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by any Seller pursuant to the terms of this Agreement, on behalf of the applicable Seller is or shall be authorized to do so, and this Agreement, and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of such Seller and are or (when executed) will be enforceable against such Seller in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

6.1.2       No Conflicts. The execution, delivery and performance of this Agreement by Sellers and the consummation of the Transaction by Sellers will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing any Seller; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which any Seller is bound, which would reasonably be expected to have a material and adverse effect on the use and operations of an affected Facility or Sellers’ ability to consummate the Transactions; or (c) other than as described on Schedule 6.1.2 attached hereto (collectively, the “Required Consents”) and the Loan Assumption Approvals, require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained), in each case, if the failure to obtain the same would not reasonably be expected to have a material and adverse effect on the use and operations of an affected Facility or Sellers’ ability to consummate the Transactions.

6.1.3       No Bankruptcy. No Seller has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally. Neither Sellers nor Global Net Lease, Inc. (“GNL”) or any of GNL’s subsidiaries holding an equity interest in any Seller, are a debtor in any bankruptcy, reorganization or insolvency proceeding.

6.1.4       Legal Proceedings. Other than as described on Schedule 6.1.4 attached hereto, there is no litigation, action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding (a “Litigation”) pending or, to Seller’s Knowledge, threatened against any Seller (other than “slip and fall” and other Litigation covered by insurance) relating to the Transactions and the Facilities. To Seller’s Knowledge, other than as described on Schedule 6.1.4, there is no Litigation pending or threatened against any Property or any Facility other than as may be involving a Tenant (and not involving Sellers or an Affiliate of Sellers) or “slip and fall” and other Litigation covered by insurance.

6.1.5       Condemnation. Other than as described on Schedule 6.1.5 attached hereto, there are no pending or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings exist with respect to any Property or Facility as of the Effective Date.

6.1.6        Prohibited Person; Anti-Corruption.

6.1.6.1       No Seller is (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; or (iii) to Seller’s Knowledge, a Person owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, or a Person that is otherwise the target of any economic sanctions program currently administered by OFAC.

6.1.6.2       The operations of Sellers have been conducted at all times in compliance, in all material respects, with (i) applicable financial recordkeeping and reporting requirements of the U.S. Money Laundering Control Act of 1986, as amended, and applicable money laundering-related laws of other jurisdictions where Sellers conduct business or own assets (collectively, the “Money Laundering Laws”) and (ii) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). No proceeding by or before any governmental authority or regulatory body involving Sellers with respect to the Money Laundering Laws or FCPA is pending or, to Seller’s Knowledge, is threatened.

6.1.7       Existing Leases. One or more Sellers are the lessor or landlord under each of the Existing Leases. The list of the Existing Leases on Schedule II constitutes and accurately reflects the only Existing Leases affecting the Facilities or any portion thereof as of the Effective Date and the copies of the Existing Leases provided to Purchaser by Sellers constitute and include any and all agreements between Seller and the Tenants with respect to the Facilities. The Existing Leases have not been amended and, to Seller’s Knowledge, no sublease under any Existing Lease is in effect, in either case, except as listed on Schedule II . Each of the Existing Leases is in full force and effect (except as terminated in accordance with the terms of Section 7.2.1 hereof). Sellers have not received or delivered a notice of any default under any Existing Lease which has not been cured or waived other than as set forth on Schedule 6.1.7(a). The rent roll attached hereto as Schedule 6.1.7(b) (the “Rent Roll”) reflects a true, correct and complete copy, as of the Effective Date, of the rent roll used by Sellers in the ordinary course of business. There is no tenant, lessee or other occupant of a Facility claiming by, through or under the applicable Seller having any right or claim to possession or use of a Facility as tenants or lessees after the Closing Date other than the tenants under the Existing Leases, and possession of the Facilities shall be delivered by Seller to Purchaser at the applicable Closing free of the rights or claims of any tenants, occupants or other parties in possession of, or having or claiming any right to possession or use of, the Facilities, in each case other than Tenants, beneficiaries under the Permitted Exceptions and such rights or claims granted, or claimed to be granted, by, through or under any Tenant (including subtenants).

6.1.8       Delinquencies; Security Deposits. To Seller’s Knowledge, attached hereto as Schedule 6.1.8(a) is, as of the date set forth on such Schedule, a true and complete report in all material respects, setting forth (i) all arrearages in excess of thirty (30) days under the Existing Leases and (ii) any prepaid rents under the Existing Leases or credits which reduce future rents (the “Delinquency Report and List of Prepaid Rents”). Attached hereto as Schedule 6.1.8(b) is a true, complete and accurate list of all Security Deposits held by Sellers, indicating whether in the form of cash or letter of credit.

6.1.9       Zoning. To Seller’s Knowledge, there is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to any Facility.

6.1.10     Contracts. To Seller’s Knowledge, attached hereto as Schedule III is a true, correct and complete list in all material respects of each Contract by Facility. The copies of the Contracts delivered to Purchaser are complete and accurate copies of such Contracts (including any amendments thereto) in the applicable Seller’s files that such Seller relies upon in connection with its ownership and operation of its Facility. Except as may be set forth on Schedule 6.1.10, to Seller’s Knowledge, Seller has not received nor given written notice of any existing default or breach under any Contract that, to Seller’s Knowledge, has not been cured in all material respects. To Seller’s Knowledge, other than the Contracts, Leases, Permitted Exceptions and Related Agreements, there are no contracts or agreements to which any Seller or their respective Affiliates is a party and which, subject to Section 7.5, will be binding on Purchaser from and after the applicable Closing.

6.1.11    Employees. Neither Sellers nor any of their respective Affiliates are or have been a party to any collective bargaining agreement, union agreement, employee retention agreement, employee benefit plan or other contract or agreement with any labor organization that will be binding upon Purchaser in connection with the Property or the Facilities or, to Seller’s Knowledge, will affect the Property or the Facilities following the applicable Closing. Other than as set forth on Schedule 6.1.11 or pursuant to any Contract assumed pursuant to any provision of this Agreement, there are no employees or independent contractors either of Sellers or of any other employer or contractor engaged in the operation and maintenance of a Facility to whom Purchaser shall, at or after Closing, have any obligation whatsoever (in such person's capacity as an employee or independent contractor).

6.1.12     Taxes. Except as set forth on Schedule 6.1.12, no Seller (i) is a party to any action or proceeding to abate any Taxes, nor, to Seller’s Knowledge, is any proceeding by any governmental authority for enforcement of collection of such Taxes pending, (ii) has granted any waiver of any statute of limitation with respect to, or any extension of a period for, the assessment of any material Taxes and (iii) to Seller’s Knowledge, has received any written notice of a special Tax or assessment to be levied against any Facility after the Effective Date and, to Seller’s Knowledge, no such special Taxes or assessments are contemplated.

6.1.13     Broker Agreements. Other than each Broker Listing Agreement set forth on Schedule 6.1.13 (true, complete and accurate copies of which have been delivered to Purchaser), there are no agreements with brokers entered into by any Seller and relating to any Facility by which such Seller or such Facility is bound with respect to the leasing of any portion of the Property and that will be binding upon Purchaser or such Facility after the applicable Closing; provided that this representation shall not be deemed breached by virtue of any leasing activities undertaken after the Effective Date in strict accordance with Sections 7.2.2 and 7.2.3. For avoidance of doubt, Purchaser shall have no obligation to assume any Broker Listing Agreement as of the applicable Closing, but Purchaser shall be responsible for any commission obligation thereunder assumed by Purchaser under this Agreement.

6.1.14     CC&R Documents. To Seller’s Knowledge, no Seller has received any written notice that it is in default of any material obligations of a Seller under any CC&R Documents, which default has not been cured in all material respects.

6.1.15     ERISA. No Seller is acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

6.1.16     Environmental Laws. Except as may be set forth on Schedule 6.1.16 or on any Third-Party Report made available by Sellers to Purchaser, no Seller has received any written notice from any governmental authority or regulatory body that remains outstanding that the real property for any Facility is presently in material violation of any applicable Environmental Laws or received any written notice of any existing, pending or threatened material claims, actions, suits, liabilities, proceedings or investigations related to Hazardous Materials with respect to such Facility that would reasonably be expected to result in material liability to the owner thereof.

6.1.17    Related Agreements. To Seller’s Knowledge, the copies of any Related Agreements made available to Purchaser are true, complete and accurate copies of such documents as contained in the applicable Seller’s files that such Seller relies upon in connection with its ownership and operations of its Facility. Except as set forth on Schedule 6.1.17 with respect to a Facility, no Seller has received nor given written notice of any existing material default under any Related Agreement that, to Seller’s Knowledge, has not been cured in all material respects.

6.1.18     Compliance with Laws. No Seller has received a written notice of any existing (as of the Effective Date) violation of, or failure to comply with, any zoning law, building code, waste disposal ordinance, or any similar land use law, code, ordinance rule or regulation promulgated by any governmental authority having jurisdiction over a Facility, which violation or failure remains uncured (as of the Effective Date), in connection with the use, occupancy, ownership, possession or operation of such Facility, other than any such violation or failure that would not, or would not reasonably be expected to have a material and adverse effect on the use and operations of the affected Facility.

6.1.19     Options to Purchase. No Seller has granted any options to purchase or rights of first refusal to purchase a Facility, other than any such matters disclosed on any Title Report or Title Update. Notwithstanding anything to the contrary in Section 12.1 or elsewhere in this Agreement, this Section 6.1.19 shall not survive the applicable Closing.

6.1.20     Materials. The Materials provided by Sellers to Purchaser pursuant to this Agreement are reflect true copies of such Materials as and to the extent used by Sellers in connection with their ownership, operating and management of the Facilities.

6.1.21     Existing Loans. Prior to the Effective Date, the Sellers have provided to Purchaser true and complete copies of the Existing Loan Documents for the Existing Loans. As of the date hereof, no event of default exists that remains uncured beyond any applicable cure period or trigger event, cash management event, cash sweep event or similar event has occurred with respect to the Existing Loans, in each case that remains outstanding. The applicable Sellers have not received any written notice from an Existing Lender as to any default of its obligations under an Existing Loan which remain uncured.

6.1.22     Capital Improvements. The capital improvements set forth on Schedule 5.4.1.9 and/or Schedule 5.4.1.2(b) are the only material capital improvements that have been commenced and not completed by Sellers as of the Effective Date with respect to any Facility or required pursuant to an Existing Lease or Pipeline Lease (the “Existing Capital Projects”). Attached hereto as Schedule 6.1.22 is a true, correct and complete list in all material respects of the underlying contracts in effect with respect to the Existing Capital Projects (the “Existing Capital Project Contracts”) and the outstanding amounts owed as of the Effective Date with respect to each such Existing Capital Project Contract.

The term “Seller’s Knowledge”, or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge, after reasonable inquiry of Jay Kanik or James Eckler (provided that Jay Kanik or James Eckler, as applicable, remains an employee of any Affiliate of any Seller), of Jesse C. Galloway and Jason Slear, who Sellers represent have been actively involved in the management of Sellers’ business in respect of the Facilities in the capacities set forth herein on behalf of Sellers (the “Seller Knowledge Parties”), without any obligation to conduct an independent investigation or make inquiries of other Persons (other than as described above) or take any other actions in connection with any of the representations and warranties contained in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the Seller Knowledge Parties or of any other Person, shall be imputed to the Seller Knowledge Parties. The Seller Knowledge Parties are not a party to this Agreement and shall not be subject to any personal liability hereunder.

6.2          Subsequent Changes; Updates to Disclosure Schedules. Notwithstanding anything to the contrary in this Agreement, Sellers shall have the right to amend or supplement any Disclosure Schedules from time to time without Purchaser’s consent to the extent that (on account of facts or circumstances first arising after the Effective Date) the Disclosure Schedules need to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein (each, a “New Disclosure Item”). Sellers shall provide a written copy of such New Disclosure Item to Purchaser within three (3) Business Days following Sellers’ determination that any Disclosure Schedules is untrue, inaccurate or misleading in any material way. If at any time prior to the Closing (i) Sellers make any such New Disclosure Item, (ii) such New Disclosure Item was caused solely by the intentional acts of a Seller (or any of their respective Affiliates) in violation of Seller’s covenants or obligations under this Agreement, (iii) such New Disclosure Item would render any representation or warranty made by Sellers in this Agreement untrue, incorrect or misleading in any material respect, and (iv) the anticipated losses to Purchaser as a direct result of the New Disclosure Item, together with anticipated losses for all other New Disclosure Items theretofore identified and not cured by Sellers, as determined by Sellers and Purchaser in the good-faith exercise of their commercially reasonable business judgment, is in excess of $10,000,000 in the aggregate (any such New Disclosure Item that causes such threshold to be exceeded, a “Material Inaccuracy”), then, subject to Section 2.5.2, Purchaser, as its sole remedy, shall have the right to designate the Facility(ies) subject to such Material Inaccuracy an Excluded Facility(ies). Any such election to designate the affected Facility an Excluded Facility shall be made by Purchaser by written notice thereof given to Sellers not later than ten (10) days after Purchaser receives from Sellers notice of such New Disclosure Item (but, in any event, prior to the applicable Closing Date), provided that any election by Purchaser to designate the affected Facility an Excluded Facility shall not be effective (x) if Sellers cure in all material respects the fact or circumstance giving rise to such Material Inaccuracy on or prior to the applicable Closing Date (as extended pursuant to and in accordance with any of the terms and provisions of this Agreement) or (y) if such Material Inaccuracy is not reasonably susceptible of cure, Sellers elect to provide Purchaser a credit against the Allocated Purchase Price corresponding to the applicable Facility in an amount equal to the diminution of value to such Facility (as mutually determined by the Parties, acting in good faith) resulting from such New Disclosure Item. If Purchaser does not timely elect to designate the affected Facility an Excluded Facility pursuant to this Section 6.2, then Purchaser shall be conclusively deemed to have elected to waive its right to designate the affected Facility an Excluded Facility pursuant to this Section 6.2 and elected to acquire the Facility at issue on the terms set forth in this Agreement without adjustment to the Purchase Price and shall not be permitted to make any claim and shall have no recourse, right of action or claim against Sellers pursuant to Article XII or otherwise pursuant to this Agreement, or at law or in equity, with respect to the applicable New Disclosure Item.

6.3          Purchaser’s Representations. Purchaser hereby makes, as of the Effective Date and as of each Closing Date, the following representations and warranties to each Seller, subject to the qualifications and exceptions set forth below:

6.3.1        Organization and Authority. Purchaser is a limited liability company, has been duly organized and is validly existing under the laws of Delaware. Purchaser has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated the Transactions, and all such actions have been duly and validly authorized by Purchaser. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by Purchaser pursuant to the terms of this Agreement, on behalf of Purchaser is authorized to do so, and this Agreement, and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of Purchaser and are or (when executed) will be enforceable against Purchaser in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally. As of each Closing and continuing through the expiration of the Earnout Period, Purchaser will own 100% of the direct or indirect interests in each of the owners of the Facilities conveyed at such Closing and each prior Closing.

6.3.2       No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions by Purchaser will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing Purchaser; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Purchaser is bound, which would have a material adverse effect on Purchaser or its ability to consummate the Transactions; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained); or (d) result in a violation or breach, in any material respect, of any legal requirement applicable to Purchaser or by which Purchaser or the property of Purchaser is bound.

6.3.3       No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.3.4        Legal Proceedings. No Litigation is pending or, to Purchaser’s knowledge, threatened against Purchaser or its Affiliates which has had or would reasonably be expected to materially impair Purchaser or Purchaser’s ability to consummate the Transactions.

6.3.5        Prohibited Person; Anti-Corruption.

6.3.5.1       Purchaser is not (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac; or (iii) to Purchaser’s Knowledge, a Person owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, or a Person that is otherwise the target of any economic sanctions program currently administered by OFAC. The funds transferred by Purchaser to Sellers pursuant to this Agreement are not the property of, or beneficially owned, directly or indirectly, by any Persons described in any of clauses (i) through (iii) of the immediately preceding sentence or the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.3.5.2       The operations of Purchaser have been conducted at all times in compliance, in all material respects, with (i) applicable Money Laundering Laws and (ii) the FCPA. No proceeding by or before any governmental authority or regulatory body involving Purchaser with respect to the Money Laundering Laws or FCPA is pending or, to Purchaser’s knowledge, is threatened.

Article VII
COVENANTS OF SELLERS AND PURCHASER

7.1          Operation of the Facilities.

7.1.1       Between the Effective Date and the applicable Closing Date for each Facility, and subject to the express provisions of this Agreement and the provisions of the Leases, Sellers shall use commercially reasonable efforts consistent with past practice to (i) maintain (or cause each Tenant to maintain, as appropriate) each Facility in substantially the same condition as existed on the Effective Date, subject in each case to reasonable wear and tear and any damage or destruction by casualty, condemnation or other causes or events beyond the reasonable control of the applicable Seller, and (ii) maintain, or cause to be maintained, in full force and effect all Permits required to be held by Sellers in order for the Property to comply with applicable laws. Other than (a) the capital improvements set forth on Schedule 5.4.1.9, the tenant improvement and/or landlord work identified as “Leasing Costs” on Schedule 5.4.1.2(b), and any tenant improvement and/or landlord work contemplated under any New Lease created in accordance with Section 7.2.2, (b) any capital maintenance required to repair or restore any Facility after a casualty or condemnation, and (c) any other work necessary to comply with the Existing Leases or the CC&R Documents or otherwise necessary to protect the safety and/or health of Tenants, invitees, guests or other persons, Seller shall not be required to undertake any capital improvements or construction projects at any Site.

7.1.2        Between the Effective Date and the applicable Closing, Sellers shall, consistent with past practices, (i) subject to Section 7.5, comply with, in all material respects, the Contracts and to enforce its rights under the Contracts in a commercially reasonable manner, (ii) maintain, or cause to be maintained, insurance coverage in full force and effect with respect to the Property in the ordinary course of its business, (iii) not, without Purchaser’s prior written consent (which consent may be given or withheld in Purchaser’s sole discretion), cause or initiate any zoning changes and (iv) comply with the terms of the Existing Loan Documents in all material respects.

7.2          Leases.

7.2.1       Lease Enforcement. Between the Effective Date and the applicable Closing Date for each Facility, Sellers shall, consistent with past practice, enforce each Tenant’s obligation under its Lease, and, subject to the terms and conditions of each applicable Lease and consistent with past practice, may not, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) apply all or any portion of any Security Deposits then held by the applicable Seller toward any loss or damage incurred by the applicable Seller by reason of any defaults by the applicable Tenant. Notwithstanding the foregoing, except (a) for the list of Existing Leases set forth on the attached Schedule 7.2.1 or (b) in the ordinary course of business consistent with past practice, Sellers shall not terminate any Existing Lease without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

7.2.2       Leasing Prior to Closing. Between the Effective Date and the applicable Closing Date, Sellers shall have the right to enter into a New Lease and/or between the Effective Date and the Initial Closing Date, a Letter of Intent for a Post-Closing Lease, if, in either case, it meets the following qualifications or is otherwise approved by Purchaser in writing, which approval shall not be unreasonably withheld, conditioned or delayed: such lease shall (i) be consistent with the Letter of Intent for a Post-Closing Lease, (ii) have terms not less than five (5) years, (iii) be consistent with market rents, terms and credit worthiness, including, but not limited to, Tenant’s payment of its pro rata share of all applicable pass-through expenses, Leasing Costs, for properties similar to the applicable Facility in the metropolitan area in which the applicable Facility is located, (iv) not contain any right of first offer, right of first refusal or similar preemptive right to purchase any Facility (or portion thereof), (v) not contain any co-tenancy requirements or similar rights other than commercially reasonable co-tenancy or similar rights, (vi) comply with, and shall provide that the applicable Tenant shall at all times comply with, any declaration of covenants or restrictions, the other Leases in effect at the applicable Facility or any similar instruments that impose covenants or restrictions upon or benefits the leased premises or the applicable Facility under such Lease (including without limitation any signage, building, exclusive uses or use restrictions), all zoning regulations applicable to such leased premises and all exclusives granted to Tenants of the Facility pursuant to Leases affecting the applicable Facility and to which such leased premises is subject, (vii) not violate the terms of any Existing Lease at the applicable Facility or prevent a cure of an existing co-tenancy violation at a Facility, and (viii) be on a commercially reasonable form of lease (the qualifications set forth in clauses (i) through (viii) hereof, the “New Lease Qualifications”). For the avoidance of doubt, in no event shall Sellers have the right to enter into a New Lease or a Letter of Intent, and no New Lease shall qualify as a Post-Closing Earnout Lease, with respect to a tenant space that is subject to an Existing Lease, unless such tenant space is: (w) vacant, or (x) subject to a Terminated Lease, or (y) on the Pipeline List, or (z) subject to a Bankruptcy Lease that has been rejected by the applicable Tenant, each, as of the date of such proposed New Lease; provided, that notwithstanding anything to the contrary in the foregoing clause (z), Sellers may enter into a (1) Letter of Intent with respect to the tenant spaces and prospective tenants identified on Schedule 7.2.2 hereto (the “Permitted Bankruptcy Backfill Leases”) prior to the Initial Closing Date, and (2) a New Lease with respect to the Permitted Bankruptcy Backfill Leases so long as the applicable Bankruptcy Lease has been rejected by the applicable Tenant on or before the expiration of the Earnout Period. Sellers shall deliver a copy to Purchaser of each (a) proposed New Lease not less than five (5) Business Days prior to the execution thereof and (b) executed New Lease promptly following the execution and delivery thereof.

7.2.3       Leasing After Closing. If, as of the Initial Closing Date, any prospective Post-Closing Lease is outstanding in accordance with Section 5.4.3 above, then for a period of up to one hundred eighty (180) days following the Initial Closing Date (the “Earnout Period”), Purchaser shall use commercially reasonable efforts to execute and enter into such Post-Closing Lease in accordance with the terms of the applicable Letter of Intent or otherwise in accordance with Section 5.4.3 and to cause the satisfaction of any unsatisfied Contingency under any Post-Closing Lease and any Excluded Pre-Closing Earnout Lease, Excluded Bankruptcy Lease, Excluded Terminated Lease or Excluded Pipeline Lease. Purchaser acknowledges and agrees that it shall be obligated to promptly execute any Post-Closing Lease during the Earnout Period so long as such Post-Closing Lease satisfies each of the applicable New Lease Qualifications. Throughout the Earnout Period, Purchaser shall provide Sellers with periodic updates and status reports (which shall include the status of any negotiations with the applicable prospective tenants) with respect to each prospective Post-Closing Lease upon Sellers’ written request, and Seller shall be entitled to contact prospective tenants to obtain updates and status reports.

7.3          Voluntary New Exceptions. Between the Effective Date and the applicable Closing Date, Sellers shall not knowingly and intentionally grant any New Exceptions.

7.4          Litigation; Violations. Between the Effective Date and the Closing Date, (i) Sellers shall advise Purchaser promptly of any receipt of written notice of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental authority which involves any Property or Facility or Sellers’ ability to consummate the Transactions, (ii) Sellers shall deliver to Purchaser, promptly after receipt thereof, copies of any written notices of violations regarding the Property or Facilities received by Sellers, and (iii) Sellers may not settle any claim or compromise any litigation or proceeding (including tax proceedings set forth on Schedule 6.1.12) which would be binding upon the Property or Facility or affect in any material respect the operations thereof without the prior approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

7.5          Contracts.

7.5.1       As of the Effective Date, Purchaser has notified Sellers that it elects to have Seller terminate all Contracts (other than Excluded Contracts, Existing Capital Project Contracts and any other Contracts Purchaser is required to assume pursuant to Section 5.4.1.2(b)) prior to the applicable Closing. The applicable Sellers shall deliver notices of termination prior to or at the applicable Closing terminating the Contract and such Seller shall be responsible for any termination penalties or fees associated with the termination of such Contracts. Notwithstanding the foregoing, at the applicable Closing, Sellers shall assign to Purchaser, and Purchaser shall assume, the Contracts set forth on Schedule 7.5.1 pursuant to the General Assignment and Assumption. Any amounts paid or payable under any Contracts being assigned to Purchaser shall be appropriately prorated between the Parties at the applicable Closing.

7.5.2       Sellers shall not, from and after the Effective Date, enter into any new Contracts relating to the ownership or operation of the Property or Facility, or modifications, renewals or terminations of any existing Contracts, without the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, except that no consent shall be required if such Contract (i) is terminable prior to the applicable Closing with no cost to Purchaser (other than to a de minimis extent) and is terminated as of the applicable Closing Date by Sellers or (ii) would not bind Purchaser or any Facility from and after the applicable Closing Date.

7.5.3       Except for any Broker Listing Agreement related to leasing activity contemplated by Section 7.2.3 above, Sellers shall cause any Broker Listing Agreements and any Property Management Agreements to be terminated with respect to the Facilities affected thereby prior to or as of the applicable Closing Date for the subject Facilities, and each applicable Seller shall be solely responsible for any termination fees or other payments due under any such terminated agreements, unless such payments (typically for unpaid leasing commissions) constitute Leasing Costs otherwise allocated to Purchaser pursuant to Section 5.4.1.2 or relating to renewal or extension terms under any leases that are exercised by Tenants after the Effective Date. Sellers shall not, from and after the Effective Date, enter into any new Broker Listing Agreement or amend any existing Broker Listing Agreement if the same would impose any obligation on Purchaser after the applicable Closing that is not credited to Purchaser at such Closing, without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

7.6          Notice of Breach. If, at or prior to the Closing, Purchaser has knowledge that any of the Seller’s Representations are untrue, inaccurate or incorrect, Purchaser shall deliver written notice to Sellers thereof within five (5) days of obtaining such knowledge (but, in any event, prior to the applicable Closing). In such event, Sellers shall have the right to cure such breach.

7.7          Estoppel Certificates. Prior to the Effective Date, Purchaser acknowledges that Sellers have delivered, with respect to each Tenant under an Existing Lease, (i) in connection with the Unencumbered Facilities, an estoppel certificate in the form attached hereto as Exhibit H or (ii) in connection with the Encumbered Facilities (x) in the form required pursuant to such Tenant’s Existing Lease or for a regional or national Tenant, an estoppel certificate in the form delivered by such regional or national Tenant in accordance with such Tenant’s usual and customary practice or (y) if no such form exists, a commercially reasonable estoppel certificate, in each case with all details completed by Sellers and reasonably approved by Purchaser prior to the Effective Date (each such estoppel certificate, an “Estoppel Certificate” and collectively, the “Estoppel Certificates”). Sellers shall use commercially reasonable efforts to obtain the prompt return of the executed Estoppel Certificates from each applicable Tenant; provided that Sellers shall not be obligated to make any payments (other than de minimis payments) or other accommodations in connection therewith. Sellers shall provide copies of each executed Estoppel Certificate, and shall endeavor to provide any comments to the form of the Estoppel Certificate delivered to such Tenant, received by Sellers to Purchaser within two (2) Business Days following receipt by Sellers from the applicable Tenant.

7.7.1       An Estoppel Certificate executed by a Tenant shall be deemed approved by Purchaser unless (i) it is dated prior to January 21, 2025, (ii) it is not substantially in the form attached hereto as Exhibit H, or in a form otherwise permitted pursuant to this Section 7.7 (ii) it contains any information or statements that are (a) materially inconsistent with the information set forth in the applicable Existing Lease or this Agreement and (b) materially adverse to Purchaser, or (iii) it alleges any monetary default or any material non-monetary default by the Landlord (unless such facts or circumstances alleging any monetary default or material non-monetary default by the Landlord are remedied by the applicable Seller to the applicable Tenant’s satisfaction prior to the applicable Closing); provided, however, that neither exception (ii) nor (iii) shall apply (and Purchaser shall not have that basis to reject the subject Estoppel Certificate) if the adverse information or statements therein or the facts underlying such information or statements were known to Purchaser, including without limitation any information contained in the Materials or disclosed in Seller’s Representations (each such Estoppel Certificate, an “Acceptable Estoppel Certificate”). If, pursuant to the terms of this Section 7.7.1, Purchaser is entitled to object to an Estoppel Certificate delivered by a Tenant, Purchaser shall provide specific written objections thereto to Sellers prior to the earlier of (x) four (4) Business Days after receipt of such Estoppel Certificate by Purchaser or (y) the applicable Closing Date for the applicable Facility. If Purchaser timely objects or if a Tenant fails to timely return an Estoppel Certificate as may be required by such Tenant’s Existing Lease, and such Estoppel Certificate is required to satisfy either the Individual Facility Estoppel Threshold and/or the Total Facility Estoppel Threshold, unless Purchaser waives receipt of the applicable Estoppel Certificate and proceeds to Closing with respect to such Facility, then (subject to Sellers’ right to deliver a Seller Estoppel Certificate pursuant to Section 7.7.2), Sellers or Purchaser shall each have the right to extend the Closing Date for such Facility(ies) by up to thirty (30) days and close on the balance of the Facilities to the extent the Estoppel Threshold and other conditions precedent to Closing are satisfied with respect to such other Facilities. If neither Sellers nor Purchaser elect to so extend the Closing Date or if Sellers are unable to obtain the applicable Acceptable Estoppel Certificates by the extended Closing Date and receipt of such Acceptable Estoppel Certificate is necessary to satisfy the Individual Facility Estoppel Threshold (after taking into account any Seller Estoppel Certificate permitted to be delivered in accordance with the terms of Section 7.7.2), then either Sellers or Purchaser shall have the right, subject to Section 2.5.2, to designate such Facility as an “Excluded Facility” by written notice to the other Party such that the Estoppel Threshold is satisfied for the Facilities to be closed on such Closing Date, unless Purchaser waives receipt of the applicable Acceptable Estoppel Certificate and proceeds to Closing with respect to such Facility. In addition, if Sellers do not so extend the Closing Date for such Facility(ies) or if Sellers are unable to obtain the applicable Acceptable Estoppel Certificate by the extended Closing Date and receipt of such Acceptable Estoppel Certificate is necessary to satisfy the Total Facility Estoppel Threshold (after taking into account any Seller Estoppel Certificate permitted to be delivered in accordance with the terms of Section 7.7.2), then Sellers or Purchaser shall have the right, subject to Section 2.5.2, to designate each such Facility as an “Excluded Facility” by written notice to the other party such that the Estoppel Threshold is satisfied for the Facilities to be closed on such Closing Date, unless Purchaser waives receipt of the applicable Acceptable Estoppel Certificates and proceeds to Closing with respect to such Facilities.

7.7.2        Subject to the terms of this Section 7.7.2, Purchaser’s receipt of Acceptable Estoppel Certificates no later than two (2) Business Days prior to an applicable Closing Date, representing at least (i) every Tenant under an Existing Lease which occupies twenty thousand (20,000) square feet or more of gross leaseable area within a Facility (each, a “Major Tenant”), and (ii) seventy-two and a one half percent (72.5%) of the aggregate occupied gross leaseable area pursuant to Existing Leases (including Major Tenants) with respect to each Facility subject to the applicable Closing (the “Individual Facility Estoppel Threshold”) and (iii) seventy-seven and one half percent (77.5%) of the aggregate occupied gross leaseable area pursuant to Existing Leases (including Major Tenants) of all of the Facilities subject to the applicable Closing, in each case measured as of the Effective Date (the “Total Facility Estoppel Threshold”, together with the Individual Facility Estoppel Threshold, the “Estoppel Threshold”) is a condition precedent to Purchaser’s obligation to consummate the applicable Closing under this Agreement for any Facility (the “Estoppel Delivery Requirement”); provided that (1) the occupied gross leaseable area pursuant to Existing Leases of any Excluded Facilities and any Bankruptcy Leases and Terminated Leases shall be excluded from the determination of whether the Estoppel Delivery Requirement has been satisfied and (2) the satisfaction of the Estoppel Delivery Requirement as to all Closings shall be determined based only upon the occupied gross leaseable area pursuant to Existing Leases of the Facilities subject to that specific Closing. Any inability of Sellers to obtain an Acceptable Estoppel Certificate from any Tenant or Tenants shall not be deemed a breach or default by Sellers under this Agreement. Notwithstanding the foregoing, if Sellers are unable to satisfy the Estoppel Delivery Requirement as to any particular Closing, Sellers may, in Sellers’ sole discretion, provide a “seller estoppel” certificate to Purchaser and its lender, if applicable, in substantially the form of Exhibit I to this Agreement (a “Seller Estoppel Certificate”) for any Existing Lease for which an Acceptable Estoppel Certificate has not otherwise been obtained from the applicable Tenant necessary to satisfy the Estoppel Delivery Requirement, and Purchaser shall accept such Seller Estoppel Certificate for purposes of satisfying the Estoppel Delivery Requirement for the applicable Closing; provided that in no event shall Seller be entitled to provide a Seller Estoppel Certificate for (x) more than ten percent (10%) of the aggregate number of Major Tenants of the Facilities subject to the applicable Closing, or (y) more than ten percent (10%) in the aggregate of the total occupied gross leaseable area of any individual Facility (the “Individual Facility Seller Estoppel Cap”), but in no event shall Sellers be entitled to provide a Seller Estoppel for more than twelve and one-half percent (12.5%) with respect to a Closing of the Existing Loan Facilities and ten percent (10%) with respect to the Closing of the Unencumbered Facilities each in the aggregate of the total occupied gross leaseable area of all Facilities subject to the applicable Closing; provided, however, that in the event a Seller delivers a Seller Estoppel for a Major Tenant that occupies an area in excess of the Individual Facility Seller Estoppel Cap for any individual Facility, then the Individual Facility Seller Estoppel Cap for such Facility shall be deemed to be the percentage of such Facility’s total occupied gross leaseable area then occupied by such Major Tenant (such that the Seller Estoppel at issue shall be effective notwithstanding the Individual Facility Seller Estoppel Cap, but Seller shall not be entitled to deliver any additional Seller Estoppels with respect to such Facility). If any Seller provides a Seller Estoppel Certificate, such Seller’s statements in such Seller Estoppel Certificate shall survive the applicable Closing as Seller’s Representations, consistent with (but subject to) the provisions of Article XII; provided, that a Seller Estoppel Certificate shall not be subject to a De Minimis Amount, the Seller Floor or the Seller Maximum Liability. In no event shall Sellers’ aggregate liability for Damages pursuant to this Section 7.7.2 in respect of all Seller Estoppel Certificates exceed Fifteen Million Dollars ($15,000,000.00). A Seller Estoppel will automatically expire sooner if and to the extent the statements contained therein are later confirmed by an Acceptable Estoppel Certificate delivered by the Tenant under an Existing Lease that was the subject of such Seller Estoppel Certificate. Notwithstanding any other provision to the contrary contained in this Agreement and for the avoidance of doubt, no Estoppel Certificate shall be required as a condition to Closing with respect to any New Lease and New Leases shall be excluded from the determination of any Estoppel Threshold or satisfaction of the Estoppel Delivery Requirement for purposes of an applicable Closing.

7.7.3       SNDAs. Sellers shall use commercially reasonable efforts to obtain and cause to be delivered to Purchaser a subordination non-disturbance, and attornment agreement (“SNDA”) from each Tenant under an Existing Lease set forth on Schedule 7.7.3 in the form provided by Purchaser to Sellers prior to the Effective Date. Purchaser shall draft, at Purchaser’s sole cost and expense, the form of the SNDA for each Tenant and shall deliver such form SNDAs to Sellers for delivery to the applicable Tenants. Sellers shall have no obligation to negotiate the form of any SNDA with a Tenant and it shall provide any comments it receives from the Tenants to Purchaser promptly upon receipt of any comments. The delivery of SNDAs executed by any Tenant shall not be a condition precedent to Purchaser’s obligation to proceed to Closing with respect to any Facility. Sellers shall deliver to purchaser any SNDAs it receives from a Tenant prior to the applicable Closing but in no event shall Sellers’ failure to deliver any SNDA be deemed to be a default by Sellers under this Agreement.

7.7.4       CC&R Estoppels. Sellers shall use commercially reasonable efforts to obtain and deliver (or cause to be delivered) one or more estoppel certificates with respect to any material CC&R Document, ground lease or condominium declaration applicable with respect to a Facility executed by the applicable counterparty to such CC&R Document as Purchaser may reasonably request in the form required by the applicable CC&R Document and prepared by Purchaser, at Purchaser’s sole cost and expense (each, a “CC&R Estoppel”). Delivery of any CC&R Estoppel prior to a Closing shall not be a condition precedent to such Closing and in no event shall Sellers’ failure to satisfy any CC&R Estoppel be deemed to be a default by Sellers under this Agreement.

7.8         Replacement Guarantor. As and from the Initial Closing Date through the Final Closing, Purchaser shall (i) have a tangible net worth (inclusive of acquired assets and uncalled capital commitments) in accordance with the Existing Loan Agreements of no less than $500,000,000.00 and (ii) own direct or indirect interests in and Control (as defined in each of the 2023 Loan Agreement and the 2017 Loan Agreement) any applicable Designees.

7.9          ROFRs. Sellers and Purchaser acknowledge and agree that the Tenants identified on Schedule 7.9 attached hereto (each, a “ROFR Tenant”) have, pursuant to such ROFR Tenant’s Lease, a right of first refusal to purchase all or a portion of the applicable Facility (each, a “ROFR Facility”) that has been, or will be, triggered by the execution of this Agreement. Any obligations of Seller under this Agreement are subject to the rights of the related ROFR Tenant with respect to a ROFR Facility, such that the execution of this Agreement does not (and is not intended by the Parties to) cause a breach of such ROFR Tenant’s Lease, or a violation of or interference with such ROFR Tenant’s right of first refusal. Sellers and Purchaser further acknowledge and agree that Sellers have, prior to the Effective Date, provided each ROFR Tenant with a notice with respect to the proposed sale of the applicable ROFR Facility in substantially the manner required under such ROFR Tenant’s Lease (or in such manner as may otherwise be acceptable to such ROFR Tenant). If any such ROFR Tenant timely and properly exercises it ROFR with respect to a ROFR Facility, such ROFR Facility will be designated an “Excluded Facility” and shall become subject to the terms and conditions of Section 2.5.

7.10        Ground Lessor Consent. Sellers and Purchaser acknowledge and agree that with respect to the Facilities identified on Schedule 7.10 attached hereto (each, a “Required Consent Facility”), pursuant to the applicable lease or bond documents identified on such Schedule, the applicable counterparty thereto (each, a “Required Consent Party”) has the right to consent to an assignment of such lease or bond documents. Any obligations of Seller or Purchaser under this Agreement with respect to such Required Consent Facilities are subject to obtaining the Required Consent of each Required Consent Party, such that the execution of this Agreement does not (and is not intended by the Parties to) cause a breach of such Required Consent Party’s lease or bond documents, as applicable. Sellers and Purchaser further acknowledge and agree that Sellers have, prior to the Effective Date, provided each Required Consent Party with a notice with respect to the proposed sale of the applicable Required Consent Facility. If any such Required Consent Party fails to provide written consent to an assignment of the applicable lease or bond documents prior to the applicable Closing, Sellers shall have the right to extend the Closing Date for such Facility to coincide with any Encumbered Facility Closing Date that shall not have then-occurred and to close on the balance of the Unencumbered Facilities (to the extent the other conditions precedent to such Closing are satisfied or waived). If Sellers do not so extend the Closing Date or if the applicable Required Consent Party fails to consent to an assignment of the applicable lease or bond documents prior to the Final Closing, such Required Consent Facility will be designated an “Excluded Facility” and shall become subject to the terms and conditions of Section 2.5.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1          Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as to each Facility subject to such Closing, as of the applicable Closing Date:

8.1.1       Representations and Warranties. Each of the Seller’s Representations with respect to the Sellers and each Facility subject to such Closing shall be true and correct in all material respects (without regard to qualifications based on materiality) when made and on and as of the applicable Closing Date (or as of any other date specifically stated therein) subject to changes that are (x) not Material Inaccuracies, (y) Material Inaccuracies to which Purchaser failed to timely object in accordance with Section 6.2, or (z) Material Inaccuracies that Seller has cured pursuant to and in accordance with Section 6.2.

8.1.2       Covenants and Agreements. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them with respect to each Facility subject to such Closing prior to or on the applicable Closing Date, including delivery of the items listed in Section 5.2.

8.1.3       Estoppel Thresholds. Sellers shall have satisfied the Estoppel Delivery Requirement (after taking into account any Seller Estoppel Certificate permitted to be delivered in accordance with the terms of Section 7.7.2) applicable to the Facilities subject to such Closing.

8.1.4       Loan Assumption Approvals. Solely with respect to the Closing in respect of the applicable Existing Loan Facilities, Purchaser shall have obtained a Loan Assumption Approval with respect to the applicable Existing Loan and all conditions to a Loan Assumption Approval required of Sellers (or their respective Affiliates) by the applicable Existing Lender shall have been satisfied (or waived in writing by the applicable Existing Lender).

8.2          Sellers’ Conditions to Closing. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or waiver by each Seller in writing) of the following conditions as of the applicable Closing Date:

8.2.1        Representations and Warranties. Each of the Purchaser’s Representations shall be true and correct in all respects (without regard to qualifications based on materiality) as of the applicable Closing Date, except where the failure of any such Purchaser’s Representations to be true would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or Purchaser’s ability to consummate the Transactions.

8.2.2       Covenants and Agreements. Purchaser shall have paid the applicable Allocated Purchase Prices, and shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the applicable Closing Date, including delivery of the items listed in Section 5.3.

8.2.3       Loan Assumption Approvals. Solely with respect to the Closing in respect of the applicable Existing Loan Facilities, Purchaser shall have obtained a Loan Assumption Approval with respect to the applicable Existing Loan and all conditions to a Loan Assumption Approval required of Purchaser (or its Affiliates) by an Existing Lender shall have been satisfied (or waived in writing by the applicable Existing Lender).

8.3          Mutual Condition to Closing. The respective obligations of each of the Parties to effect the Transactions shall be subject to the satisfaction of the following condition as of the applicable Closing Date:

8.3.1       No Legal Prohibition. No law shall be in effect and no order shall have been entered, in each case, that (i) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of the Transactions, or (ii) declares unlawful this Agreement or the consummation of the Transactions.

Article IX
TERMINATION

9.1          Termination of this Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time on or before the Closing, in each of the following instances:

9.1.1       Mutual Consent. At any time prior to the Closing, by mutual written agreement of Sellers and Purchaser.

9.1.2       Delay. By either Party by written notice to the other Party if (i) the Closing of the Unencumbered Facilities shall not have been consummated on the Unencumbered Facility Closing Date, time being of the essence (subject to any express adjournment rights under this Agreement), or (ii) the Closing of the Encumbered Facilities shall not have been consummated on or before June 17, 2025 (subject to any express adjournment rights under this Agreement); provided, however, that (x) Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if the applicable Closing shall not have been consummated on the applicable Closing Date due to the failure of a condition set forth in Section 8.1 to have been satisfied on or before the applicable Closing Date and (y) Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if the applicable Closing shall not have been consummated on the applicable Closing Date due to the failure of a condition set forth in Section 8.2 to have been satisfied on or before the applicable Closing Date. The Parties acknowledge and agree that any termination pursuant to this Section 9.1.2 shall not impact any Closing theretofore consummated pursuant to this Agreement.

9.1.3       Default. By either Party pursuant to, and in accordance with, its rights under Article X.

9.1.4       Loan Assumption Approval. By either Party pursuant to, and in accordance with, its rights under Section 2.6.7.

9.2          Consequences of Termination.

9.2.1       In the event this Agreement is terminated pursuant to Section 9.1.1, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the portion of the Deposit then held by Escrow Agent to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.2       In the event Purchaser exercises its right to terminate this Agreement pursuant to Section 9.1.2, this Agreement shall immediately terminate, without further action by any of the Parties, Escrow Agent shall return the portion of the Deposit then held by Escrow Agent to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.3       In the event Sellers exercise their right to terminate this Agreement pursuant to Section 9.1.2, this Agreement shall immediately terminate, without further action by any of the Parties, Escrow Agent shall return the portion of the Deposit then held by Escrow Agent to Purchaser; and neither Sellers nor Purchasers shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, if such termination is a result of a Purchaser Default pursuant to Article X then the portion of the Deposit then held by Escrow Agent shall be paid to Seller in accordance with terms of Article X.

9.2.4       In the event either Party exercises its right to terminate this Agreement pursuant to Section 9.1.3, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to the Party entitled thereto pursuant to Article X, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.5       In the event either Party exercises its right to terminate this Agreement in its entirety with respect to each Remaining Facility pursuant to Section 9.1.4 and Purchaser waives or does not timely exercise its rights pursuant to the last sentence of Section 2.6.7, this Agreement shall immediately terminate, without further action by any of the Parties, Escrow Agent shall return the portion of the Deposit then held by Escrow Agent to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, if such termination is a result of a Purchaser Default pursuant to Article X, then the portion of the Deposit then held by Escrow Agent shall be paid to Seller in accordance with terms of Article X. The Parties hereby acknowledge and agree that to the extent that there are any Remaining Facilities when a Terminating Party elects to designate Excluded Loan Facilities as “Excluded Facilities” pursuant to the terms of Section 2.6.7 and Purchaser waives or does not timely exercise its rights pursuant to the last sentence of Section 2.6.7, the applicable Allocated Deposit Amount equal to $1,000,000.00 shall be released to Purchaser by Escrow Agent in accordance with the applicable terms of this Agreement.

9.2.6       For the avoidance of doubt, the terms and provisions of this Section 9.2 are subject to the terms and provisions of Article X. The provisions of this Article IX shall survive any termination of this Agreement.

Article X
DEFAULTS AND REMEDIES

10.1        Purchaser Default. If there is a Purchaser Default prior to the consummation of the Final Closing, then, at Sellers’ election and as Sellers’ exclusive remedy, Sellers may terminate this Agreement immediately by giving written notice thereof to Purchaser, in which event (i) this Agreement shall terminate, (ii) Purchaser shall forfeit the Deposit to Sellers and Escrow Agent shall deliver the Deposit to Sellers as liquidated damages (the parties agreeing that (x) Sellers’ losses resulting from a termination due to a Purchaser Default would be difficult to quantify, (y) such sum is not a penalty, but rather a reasonable measure of Sellers’ damages resulting from a termination due to a Purchaser Default and (z) Sellers and Purchaser shall have no further obligations to each other, except those which expressly survive termination of this Agreement). SELLERS ACKNOWLEDGE AND AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO SELLERS AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST PURCHASER HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A PURCHASER DEFAULT PRIOR TO THE CONSUMMATION OF THE FINAL CLOSING. For the purposes of this Agreement, the term “Purchaser Default” shall mean the occurrence of either of the following: (x) the conditions to Purchaser’s obligations to consummate the Transaction set forth in Article VIII have been satisfied and Purchaser defaults on its obligations under Section 5.3; or (y) Purchaser defaults in any material respect on any of its other performance obligations under this Agreement or has breached any of the Purchaser’s Representations, such default or breach results in the closing conditions set forth in Section 8.2 not being satisfied as of the applicable Closing Date and such default or breach is not cured within five (5) days after written notice from Seller (other than any default of Purchaser’s obligation to consummate the Closing on the applicable Closing Date, which shall not be eligible for such cure).

10.2       Seller Default. If there is a Seller Default prior to the consummation of the Final Closing, then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (i) terminate this Agreement by giving written notice thereof to Sellers, in which event Escrow Agent shall return the Deposit to Purchaser, Sellers shall reimburse Purchaser for its actual third-party, out-of-pocket costs (up to Three Million and 00/100 Dollars ($3,000,000.00)) incurred in connection with Purchaser’s due diligence of the Property and the negotiation of this Agreement, and otherwise neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; or (ii) subject to the conditions below, seek specific performance of Sellers’ obligation to consummate the Transactions pursuant to and in accordance with this Agreement (but without seeking or collecting any damages); provided, in the event that specific performance is not available to Purchaser as a result of the applicable Sellers’ intentional conveyance to a third party of one or more Facilities, Purchaser shall have the right to seek monetary damages from Sellers for its actual third-party, out-of-pocket costs (up to Twenty Five Million and 00/100 Dollars ($25,000,000.00)) incurred in connection with Purchaser’s due diligence of the Property and the negotiation of this Agreement. Purchaser may seek specific performance of Sellers’ obligation to consummate the Transaction only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall file suit therefor with the court on or before the date that is sixty (60) days of the applicable Closing Date. PURCHASER ACKNOWLEDGES AND AGREES THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO PURCHASER AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLERS HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A SELLER DEFAULT PRIOR TO THE CONSUMMATION OF THE FINAL CLOSING. For the purposes of this Agreement, the term “Seller Default” shall mean the occurrence of either of the following: (A) the conditions to Sellers’ obligations to consummate the Transaction set forth in Article VIII have been satisfied and Sellers default on their obligations under Section 5.2; or (B) Sellers default in any material respect on any of their covenants or other obligations under this Agreement or have breached any of the Seller’s Representations, and such default or breach results in the closing conditions set forth in Section 8.1 in not being satisfied as of the Closing Date and such default or breach is not cured within five (5) days after written notice from Purchaser.

Article XI
CASUALTY OR CONDEMNATION

In the event of any material loss or damage to any of the Facilities prior to the applicable Closing due to damage, fire or other casualty or condemnation, Sellers shall provide Purchaser with written notice thereof within five (5) Business Days following any such casualty or any actual or threatened taking or condemnation of all or any portion of a Facility. In addition, Sellers shall endeavor to provide Purchaser with written notice of any other loss or damage to any of the Facilities of which it receives notice prior to the applicable Closing. If prior to a Closing, there shall occur a Material Event (as hereafter defined) then, in any such event, Purchaser, at its option, may make each of the applicable Facilities an Excluded Facility and terminate its obligations under this Agreement with respect to such Facility(ies) by written notice given to Sellers within ten (10) days after Purchaser has received the notice referred to above. If Purchaser delivers written notice to Sellers waiving such right, then Closing shall take place as provided herein and there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds (including all rent loss proceeds applicable to the period after Closing) or condemnation awards which may be payable to Seller on account of such occurrence, and Seller shall deliver to Purchaser at Closing any proceeds or awards already received, and shall also reimburse Purchaser for any policy deductibles to the extent the same remain unpaid as of the applicable Closing. If assignment of insurance proceeds is not possible, then Sellers shall credit to Purchaser at Closing the amount required to rebuild or repair the Property to its state prior to such fire or other casualty and estimated rent loss after Closing. For purposes of this Article XI, a “Material Event” shall mean losses or damage to one or more of the Facilities subject to an applicable Closing which, in the aggregate, would cost more than five percent (5%) of the aggregate value of such Facilities to restore. From and after the Effective Date, Sellers shall not settle or compromise any insurance payments or condemnation awards without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of any loss or damage to the any of the Facilities prior to the applicable Closing due to damage, fire or other casualty or condemnation, which does not constitute a Material Event, this Agreement shall remain in full force and effect without any reduction in the Purchase Price, provided that, at the Closing, Sellers shall assign to Purchaser all of Sellers’ right, title and interest in and to any and all (i) claims and insurance proceeds Sellers may have or be entitled to collect proceeds, as applicable, under any insurance policy in connection with such casualty (including all rent loss proceeds applicable to the period after Closing) and (ii) condemnation awards Sellers may be entitled to collect in connection with such condemnation, in each case, pursuant to an assignment and assumption agreement reasonably acceptable to both Sellers and Purchaser. In addition, Sellers shall provide Purchaser with a credit against the applicable Allocated Purchase Price in the amount of any policy deductibles to the extent the same remain unpaid as of the applicable Closing. If assignment of insurance proceeds is not possible, then Sellers shall credit to Purchaser at the applicable Closing the amount required to rebuild or repair the Facility to its state prior to such fire or other casualty and estimated rent loss after Closing; provided, that to the extent the applicable Seller is required pursuant to an Existing Lease to expend any portion of such insurance proceeds that it receives restore the applicable Facility or to otherwise make such Facility safe, then any such amounts shall be deducted from the credit Purchaser would otherwise receive pursuant to this Article XI.

Notwithstanding anything contained in this Agreement to the contrary, at the Closing of an applicable Facility, Sellers shall assign to Purchaser all of Sellers’ right, title and interest in and to any and all (y) claims and insurance proceeds Sellers may have or be entitled to collect proceeds, as applicable, under any insurance policy in connection with any casualty (including all rent loss proceeds applicable to the period after such Closing, other than any rent loss proceeds attributable to Bankruptcy Leases or Terminated Leases) which occurred prior to the Effective Date and (z) condemnation awards Sellers may be entitled to collect in connection with any condemnation occurring prior to the Effective Date, in each case, pursuant to an assignment and assumption agreement reasonably acceptable to both Sellers and Purchaser; provided, that Purchaser shall cooperate with Sellers after the applicable Closing Date to obtain reimbursement of the applicable Seller for any actual out-of-pocket expenses incurred by such Seller in connection with restoring such Facility or to otherwise make such Facility safe prior to the applicable Closing Date that have not been reimbursed to such Seller from such insurance proceeds prior to the applicable Closing. In addition, Sellers shall provide Purchaser with a credit against the applicable Allocated Purchase Price in the amount of any policy deductibles to the extent the same remain unpaid as of the applicable Closing. If assignment of insurance proceeds is not possible, then Sellers shall credit to Purchaser at the applicable Closing the remaining amount required to rebuild or repair the Facility to its state prior to such fire or other casualty and estimated rent loss after Closing to the extent not credited to Purchaser pursuant to another provision of this Agreement. Notwithstanding the foregoing, Purchaser shall cooperate with Sellers, at no out-of-pocket cost to Purchaser, in connection with the applicable Seller’s insurance claim for loss of rents (whenever accrued) arising from any such casualty in respect of Bankruptcy Leases or Terminated Leases.

Article XII

INDEMNIFICATION AND SURVIVAL PROVISIONS

12.1       Survival; Certain Limitations. All of the Seller’s Representations, Seller’s Covenants and the Purchaser’s Representations shall survive the applicable Closing Date for a period of nine (9) months (the “Survival Period”), unless a longer period is explicitly set forth herein. Each of the Seller’s Representations, Seller’s Covenants and the Purchaser’s Representations shall automatically be null and void and of no further force or effect after the Survival Period unless, prior to the end of the Survival Period, Sellers or Purchaser, as applicable, shall have delivered a Notice of Claim. Notwithstanding anything to the contrary contained in this Agreement, (i) no individual claim (or series of related claims arising out of similar circumstances) shall be permitted hereunder with respect to any breach of any Seller’s Representations or Seller’s Covenants unless the amount of such claim or claims (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim or claims under this Agreement) shall exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (any such claim or series of claims the amount of which does not exceed such amount, a “De Minimis Claim”), and (ii) if prior to the Closing Purchaser has actual knowledge, or has reviewed Materials or Third-Party Reports disclosing, that any of the Seller’s Representations is inaccurate, untrue or incorrect or that Seller has otherwise breached any Seller’s Covenants, and Purchaser nonetheless proceeds to consummate Closing, then Purchaser shall not be permitted to make any claim and shall have no recourse, right of action or claim against Sellers pursuant to this Article XII or otherwise pursuant to this Agreement, or at law or in equity, and Sellers shall have no liability or obligation to Purchaser with respect to the breach of such Seller’s Representations or Seller’s Covenants.

12.2        Indemnification by Sellers. Subject to the other provisions of this Article XII, after the Closing, Sellers shall indemnify and hold Purchaser, its Affiliates and their respective shareholders, members, managers, partners, directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of (i) any breach of or inaccuracy in any of the Seller’s Representations or (ii) any breach or nonperformance by Sellers of any covenant of Sellers contained in this Agreement or in any Seller Closing Documents that expressly survive the applicable Closing (the “Seller’s Covenants”). The limitations set forth in Section 12.1 shall not apply to Sellers’ indemnity obligations pursuant to the second-to-last sentence of Section 3.3.

12.3        Indemnification by Purchaser. Subject to the other provisions of this Article XII, Purchaser shall indemnify and hold each Seller, its Affiliates and the respective shareholders, members, managers, partners, directors, officers, employees and agents of each of the foregoing (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out any breach of or inaccuracy in any of the Purchaser’s Representations.

12.4       Damages Definition; Additional Limitations. For the purposes of this Agreement, “Damages” shall mean all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses); provided, however, that “Damages” shall not include punitive, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value, except to the extent that such damages are payable by the party to be indemnified to a third party. In no event shall Sellers’ aggregate liability for Damages pursuant to Section 12.2 exceed Twenty Five Million Dollars ($25,000,000.00) (“Seller Maximum Liability”), and no claim may be made by any Purchaser Indemnified Party, and Sellers shall not be liable, for any payments pursuant to Section 12.2 unless and until the aggregate amount of Damages incurred or suffered by Purchaser Indemnified Parties (excluding Damages in connection with the De Minimis Claims or any Seller Estoppel Certificate) exceeds Five Million Dollars ($5,000,000.00) (“Seller Floor”), in which event Sellers’ liability respecting such claim(s) shall be for each dollar of damages resulting from the breach or breaches of its representations and warranties, including any amounts less than the Seller Floor but subject to Seller Maximum Liability. The Seller Floor and Seller Maximum Liability do not apply to Sellers’ indemnity obligations pursuant to the second-to-last sentence of Section 3.3. De Minimis Claims, the Seller Floor and Seller Maximum Liability do not apply with respect to claims resulting from any Seller Estoppel Certificate delivered by Sellers pursuant to Section 7.7..2.

12.5       REIT Savings Clause. Notwithstanding anything in this Agreement to the contrary, in no event shall any amount paid to any Seller Indemnified Party pursuant to this Agreement in any taxable year exceed the maximum amount that can be paid in such year without causing any Seller Indemnified Party, or any direct or indirect owner of such Seller Indemnified Party, in each case, which is a real estate investment trust, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such taxable year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(I) and Section 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Sellers’ independent accountants. If the maximum amount that can be paid for any taxable year under the preceding sentence is less than the amount which Purchaser would otherwise be obligated to pay to the Seller Indemnified Parties pursuant to this Article XII (the amount of such deficit, the “Deficit Amount”), Sellers shall so notify Purchaser, and Purchaser shall place the Deficit Amount in escrow on such terms as shall be mutually agreed upon by the Seller Indemnified Party, the Purchaser and the escrow holder as reflected in an escrow agreement among such parties, including that the applicable Seller Indemnified Party shall not be entitled to any such amount, unless and until Purchaser and the escrow holder receive a written request therefor from Sellers, together with either (a) an opinion of tax counsel to the applicable Seller Indemnified Party or its direct or indirect owner to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income or (b) a letter from the independent accountants of the Seller Indemnified Party or its direct or indirect owner indicating the maximum amount that can be paid at that time to the Seller Indemnified Party without causing any Seller Indemnified Party or its direct or indirect owner to fail to meet the REIT Requirements for any relevant taxable year, together with either a ruling from the IRS issued to the Seller Indemnified Party or its direct or indirect owner or an opinion of tax counsel to the Seller Indemnified Party or its direct or indirect owner to the effect that such payment would not be treated as includible in the income of the applicable Seller Indemnified Party or its direct or indirect owner for any prior taxable year, in which event the escrow holder shall pay the lesser of (x) such maximum amount or (y) the remaining portion of the Deficit Amount in escrow to the Seller Indemnified Party. The obligation of Purchaser and the escrow holder to pay any Deficit Amounts shall terminate ten (10) years from the date of this Agreement and, upon such date, the escrow agent shall remit any remaining funds in escrow to Purchaser and Purchaser shall have no obligation to make any further payments to the Seller Indemnified Parties notwithstanding that such Deficit Amounts have not been paid as of such date. For all purposes of this Agreement, (i) the Seller Indemnified Parties release Purchaser from any claims that may arise from actions taken by Purchaser at the request of the Seller Indemnified Parties (or their respective agents) under this Section 12.5, and (ii) in no event shall the Seller Indemnified Parties have a right pursuant to this Section 12.5 to receive an amount that is greater than the Deficit Amounts, and Purchaser shall have no obligation to make any further payments to any Seller Indemnified Party with respect to such Deficit Amounts. Purchaser shall be deemed to have satisfied its obligations pursuant to this Section 12.5 so long as it deposits into escrow the Deficit Amount pursuant to an escrow agreement with the terms specified in this Section 12.5, notwithstanding any delay or reduction in payment to the Seller Indemnified Party. The Seller Indemnified Party shall fully indemnify Purchaser and hold Purchaser harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting from the escrow agreement and Purchaser’s compliance with this Section 12.5.

12.6        Indemnification Procedures.

12.6.1     The party or the parties making a claim for indemnification under Section 12.2 or Section 12.3 shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted shall be, for purposes of this Agreement, referred to as the “Indemnifying Person”.

12.6.2      Any Indemnified Person shall make any claim for indemnification pursuant to Section 12.2 or Section 12.3, as applicable, by notifying the Indemnifying Person prior to the expiration of the Survival Period by the delivery of a written notice (each such notice, a “Notice of Claim” and each such claim identified therein, a “Noticed Claim”) setting forth: (i) the particular representation and warranty, covenant or other indemnity matter and specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim and the provisions of this Agreement upon which such claim is made; (ii) the dollar amount of the Damages relating to the Noticed Claim (or a reasonable estimate of such amount); (iii) the aggregate dollar amount of all prior Noticed Claims by such Indemnified Person to date (or a reasonable estimate of such amount); (iv) whether the Seller Floor (if applicable) has been exceeded; and (v) the aggregate dollar amount of Damages paid by the Indemnifying Person to date. If Purchaser and Sellers cannot, in good faith, mutually agree upon the settlement of any such Noticed Claim, the Indemnified Person shall be deemed to have waived its right to pursue such Noticed Claim (and any right to collect from the Indemnified Person with respect to such Noticed Claim), unless the Indemnified Person brings a court action with respect to such Noticed Claim on or prior to the date that is ninety (90) days after the expiration of the Survival Period.

12.6.3      In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person which is covered by the indemnification provisions of this Article XII (in each such case, a “Third-Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third-Party Claim to be forwarded to the Indemnifying Person (a “Notice of Third-Party Claim”). The failure of the Indemnified Person to deliver promptly to the Indemnifying Person a Notice of Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 12.6.4, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Person. The costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person (subject to the Seller Floor and Seller Maximum Liability, if applicable). In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to the defense of any Third-Party Claim for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to participate in the defense of such Third-Party Claim (which counsel shall be reasonably satisfactory to the Indemnifying Person) at the expense of the Indemnifying Person (subject to the Seller Floor and Seller Maximum Liability, if applicable).

12.6.4      With respect to the defense of any Third-Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense (subject to the Seller Floor and Seller Maximum Liability, if applicable) if the Indemnifying Person fails to assume control of the defense or fails to prosecute or defend such claim with diligence.

12.6.5      If the Indemnifying Person has the right to and does elect to defend any Third-Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third-Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Each of the Indemnified Party and the Indemnifying Party will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating or responsive to the Third-Party Claim, and each Party (at its own expense) will render to the other Party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other Party in connection therewith; provided, however, that the Indemnified Person shall not have an obligation to disclose any information or documents that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Person) or privileged (including pursuant to any attorney-client privilege). The Indemnified Person and the Indemnifying Person shall render to each other, at the sole cost and expense of the Indemnifying Person (subject to the Seller Floor and Seller Maximum Liability, if applicable) such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

12.6.6      If the Indemnifying Person has the right to and does elect to defend any Third-Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnified Person, provided that (i) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon the Indemnified Person, (ii) such settlement expressly and unconditionally releases the Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice, and (iii) such settlement does not include an admission of wrongdoing by the Indemnified Person; provided, further, that no settlement by the Indemnifying Person of a Third-Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from such Third-Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article XII.

12.6.7      Sellers and Purchaser shall use reasonable best efforts to (i) mitigate any Damages, whether by asserting claims against third parties or by otherwise qualifying for a benefit that would reduce or eliminate Damages for which indemnification would otherwise be available under this Article XII, and (ii) recover any Losses from applicable insurance policies or third parties.

12.6.8      Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Without limiting the foregoing, all Damages for which any Indemnified Persons would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of any indemnification payments or other recoveries actually received by the Indemnified Persons from any third party, net of any costs incurred by the Indemnified Persons in recovering such amounts.

12.6.9      The terms of this Section 12.6 are not intended to modify in any manner the limitations on liability set forth in Section 12.4.

12.7        Exclusive Remedy. Purchaser and Sellers acknowledge and agree that, following each applicable Closing, the indemnification provisions of this Article XII shall be the exclusive rights and remedy of Purchaser (and all other Purchaser Indemnified Parties) and Sellers (and all other Seller Indemnified Parties) under this Agreement with respect to any breach of the Seller’s Representations or the Purchaser’s Representations, respectively.

12.8        Manner of Payment. Any indemnification payments required to be made by Sellers or Purchaser pursuant to this Article XII shall be effected by wire transfer of immediately available funds to the accounts designated by the other Party, within five (5) days after the final determination thereof.

12.9        Survival. The provisions of this Article XII shall survive the Final Closing.

Article XIII
AS-IS SALE AND PURCHASE

Purchaser acknowledges, by its initials as set forth below, that the provisions of this Article XIII have been required by Sellers as a material inducement to enter into this Agreement and the Transactions, and the intent and effect of such provisions have been explained to Purchaser by Purchaser’s counsel and have been understood and agreed to by Purchaser.

As a material inducement to Sellers to enter into this Agreement and to convey the Property to Purchaser, Purchaser hereby acknowledges and agrees that:

13.1      AS-IS. Subject to the Seller’s Representations and Sellers’ covenants expressly set forth in this Agreement and in Seller Closing Documents, Purchaser is purchasing the Property (and each portion thereof) in its existing condition (whether physical, financial or otherwise) on the Closing Date, “AS-IS, WHERE-IS, WITH ALL FAULTS” and has made or has waived all inspections and investigations of the Property (and each portion thereof and all information and documents relating thereto) and its vicinity which Purchaser believes are necessary to protect its own interest in, and its contemplated use of, the Property (and each portion thereof).

Purchaser’s Initials

13.2       No Representations. Except (in the case of Sellers) for the Seller’s Representations and Sellers’ covenants expressly set forth in this Agreement and in the Seller Closing Documents, no Seller, Affiliate of any Seller, or officer, director, partner, member, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, consultant, contractor, successor or assign of any Seller or Affiliate thereof (each Seller and all of the other Persons described above in this sentence, collectively, the “Exculpated Parties”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Purchaser upon which Purchaser is relying, or in connection with which Purchaser has made or will make any decisions concerning the Property (or any portion thereof) or its vicinity, including with respect to (i) the ownership, operation, management, leasing, use, condition, value or financial earning capacity of the Property (or any portion thereof) or the business of any Seller, (ii) continued occupancy levels, entitlements, condemnation actions (current or prospective) or casualty events with respect to the Property (or any portion thereof), (iii) compliance of the Property (or any portion thereof) or any Seller with any applicable law (including any applicable Environmental Law) or contractual or legal obligations, (iv) the existence or absence of any environmental hazards or other conditions on the Property (or any portion thereof) (including the presence of asbestos or other Hazardous Materials), or (v) the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.

Purchaser’s Initials

13.3        No Implied Warranties. Except for the Seller’s Representations and Sellers’ covenants expressly set forth in this Agreement and in the Seller Closing Documents, each Seller hereby specifically disclaims: (i) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property (or any portion thereof) or the performance of Sellers’ obligations hereunder, including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (ii) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (x) the nature and condition of the Property (or any portion thereof), including the water, soil and geology, the suitability thereof and of the Property (or any portion thereof) for any and all activities and uses which Purchaser may elect to conduct thereon, the existence or absence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Materials) or compliance with applicable Environmental Laws; (y) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or other matter; or (z) the compliance of the Property (or any portion thereof) or its operation with any applicable law.

Purchaser’s Initials

13.4        Documents and Information Supplied by Sellers Except for the Seller’s Representations, Purchaser specifically acknowledges and agrees that (i) no Seller or any other Exculpated Party has made any representation or warranty of any nature concerning the content, accuracy, truthfulness or completeness of any documents or information delivered or made available to Purchaser by any Seller or any other Exculpated Party, including the Materials, or their suitability for any purpose, (ii) Purchaser shall not in any way be entitled to rely upon the accuracy, truthfulness or completeness of any such documents or information, (iii) Purchaser has undertaken such investigations or inspections of the Property (and each portion thereof) as Purchaser deems necessary and appropriate, and (iv) Purchaser is relying solely and exclusively upon such investigations and inspections and not on the Materials or any other documents or information provided to Purchaser by any Seller or any other Exculpated Party. As to the Materials, Purchaser specifically acknowledges that they may have been prepared by third parties with whom Purchaser has no privity, and Purchaser acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Purchaser with respect to any or all of the Materials, either by any Seller, any other Exculpated Party or by any third parties that prepared the same, except for the Seller’s Representations. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement and the Seller Closing Documents, Purchaser shall not have any recourse against any Exculpated Party, and hereby fully releases each Exculpated Party from any liability, and irrevocably waives any right to maintain any claim or cause of action against any Exculpated Party, in the event of incompleteness of, any errors in or omissions from the Materials, unless such incompleteness, errors or omissions is the result of fraud or intentional misconduct by Sellers or any other Exculpated Party.

Purchaser’s Initials

13.5       Assumption and Release. Except as expressly set forth in this Agreement and the Seller Closing Documents, as of the applicable Closing, Purchaser hereby (i) assumes the risk of all adverse matters, including adverse physical conditions, defects, including construction defects, and environmental, health, safety and welfare matters and conditions, which may or may not have been revealed by Purchaser’s investigation and evaluation of the Property, or any portion thereof, and (ii) fully and irrevocably releases each and every Seller from any and all claims that Purchaser may have against any Seller for any liability arising from or related to any matter of any nature relating to, and any condition of, the Property, or any portion thereof, or the purchase of the Property by Purchaser from Sellers pursuant to this Agreement, including any liability arising in connection with any latent or patent construction defects therein, errors or omissions relating thereto, compliance thereof with applicable law, the existence or absence of any environmental hazards or conditions thereon (including the presence of any Hazardous Materials) and other environmental matters within, under or upon, or in the vicinity of the Property, or any portion thereof, any statutory or common law right Purchaser may have to receive disclosures from Sellers, or any other condition or circumstance affecting the Property, or any portion thereof, including any Facility, its financial viability, use or operation. In addition to any liability of which Purchaser is presently aware or which Purchaser presently suspects to exist, this release includes all liability of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist in its favor, including any such liability which, if known by Purchaser, would materially affect Purchaser’s release of Sellers pursuant to this Section 13.5.

Purchaser’s Initials

Notwithstanding anything to the contrary set forth in this Section 13.5, the foregoing release is not intended to and does not cover (i) any Damages incurred by any Purchaser Indemnified Parties arising from any breach of the Seller’s Representations or (ii) any other breach by any Seller of an express covenant of such Seller under this Agreement which by its terms survives the Closing or (iii) Damages incurred by any Purchaser Indemnified Parties as a result of fraud or intentional misconduct by Sellers or any other Exculpated Party.

13.6        Survival. The provisions of this Article XIII shall survive the Final Closing and any earlier termination of this Agreement.

Article XIV
MISCELLANEOUS

14.1        Binding Effect. This Agreement shall not be binding on either party until executed by both Purchaser and Sellers.

14.2        Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.

14.3        Further Assurances. Each Party agrees that it will, upon a written request by the other Party, execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably required to consummate the Transactions pursuant to, and in accordance with, the terms of this Agreement, provided the same does not result in any increased liability to such first Party or result in any cost or expense to such first Party that it has not expressly undertaken to pay under this Agreement.

14.4       No Recording. Prior to the applicable Closing, Purchaser shall not cause or allow this Agreement or any contract or other document related hereto (other than (i) the Deeds which Purchaser shall cause to be recorded in the applicable real property recording offices after the Closing or (ii) any documents customarily recorded in connection with the Loan Assumption or in connection with Purchaser’s financing of one or more Facility), nor any memorandum or other evidence hereof, to be recorded or become a public record without Sellers’ prior written consent, which consent may be withheld in Sellers’ sole discretion.

14.5       Relationship of Parties. Each of each Seller and Purchaser acknowledges and agrees that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor any Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other Party.

14.6        Exhibits; Annexes; Schedules. All Exhibits, Annexes and Schedules attached hereto are a part of this Agreement for all purposes.

14.7        Construction. Captions, headings and titles of this Agreement are solely for convenience of reference and shall in no way affect, limit, amplify or modify the terms and provisions of this Agreement. No provision of this Agreement shall be construed in favor of, or against, any particular Party by reason of any presumption with respect to the drafting of this Agreement, each Party, being represented by counsel, having fully participated in the negotiation of this instrument.

14.8        Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

14.9       Successors and Assigns. Purchaser shall have no right to assign this Agreement, except to one or more Designees, provided that (i) such assignment is for the purpose of such Designee(s) taking title at the applicable Closing to any Facility, (ii) Purchaser shall not be released from its liability hereunder in connection with or as a result of any such assignment to such Designee(s), and (iii) Purchaser provides written notice to Sellers of any such proposed assignment to such Designee(s) not later than five (5) Business Days prior to the applicable Closing Date. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.10     Multiple Purchasers. If Purchaser assigns this Agreement to any Designee pursuant to and in accordance with Section 14.9, the term “Purchaser”, as used in this Agreement, shall mean Purchaser and each such Designee collectively and all of the representation, warranties and covenants of Purchaser hereunder shall be the representations, warranties and covenants of Purchaser and each such Designee jointly and severally (and the representation and warranty contained in the first sentence of Section 6.3.1 with respect to any Designee shall be deemed supplemented at the Closing to refer to the applicable entity form and jurisdiction with respect to such Designee).

14.11     Third-Party Beneficiaries. The provisions of this Agreement and of the other agreements, documents and instruments to be executed and delivered pursuant hereto are and will be for the benefit of the parties hereto only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of any such other agreements, documents or instruments, provided, however, that (i) each Exculpated Party shall be a third-party beneficiary of Article XIII and (ii) each Indemnified Person shall be a third-party beneficiary of Article XII.

14.12     No Personal Liability. Purchaser acknowledges that this Agreement is entered into by and among each Seller and Purchaser, and Purchaser agrees that none of the Seller Indemnified Parties (other than Sellers) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions. Each Seller acknowledges that this Agreement is entered into by and among Purchaser and each Seller, and each Seller agrees that none of the Purchaser Indemnified Parties (other than Purchaser) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions.

14.13     Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

14.14     Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving Party.

14.15     Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Access Agreement, embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

14.16     Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties. Nothing contained in this Section 14.16 shall be deemed to limit or modify Sellers’ rights under Section 6.2.

14.17     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.18     Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of each Seller and Purchaser shall submit to the exclusive jurisdiction of the state courts of the State of New York, and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a Party in any such court. Each of each Seller and Purchaser shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that such Seller or Purchaser is not subject personally to the jurisdiction of the above-named courts, that such Seller’s or Purchaser’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any Party or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.

14.19     WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The terms and provisions of this Section 14.19 shall survive the Final Closing and any earlier termination of this Agreement.

14.20     Confidentiality. Purchaser acknowledges and agrees that (i) it is subject to the Confidentiality Agreement, (ii) notwithstanding anything in the Confidentiality Agreement to the contrary, the execution and delivery of this Agreement shall not terminate, or otherwise affect or limit the terms of, the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect, and (iii) the existence and terms of this Agreement shall constitute “Information” under, and be held confidential subject to the terms of, the Confidentiality Agreement (provided that Purchaser shall in no event be obligated to destroy or return this Agreement).

14.21     Notices. All notices or other communications required or permitted hereunder must be in writing to be effective and shall be either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, (iii) delivered via overnight mail (via Federal Express or similar overnight courier) or (iv) delivered by electronic mail as attached in portable document format (“PDF”) (delivery receipt requested), provided that an original is, on the same day the PDF attachment is transmitted by electronic mail, deposited via overnight mail with a nationally recognized overnight courier service marked for delivery on the next Business Day, unless receipt of such hard copy is expressly waived in a written response sent by the recipient party by electronic mail. Any such notice shall be deemed received, (i) if personally delivered or delivered via overnight mail, upon the date of delivery or refusal of delivery at the notice address, (ii) if sent by certified mail, three (3) Business Days after the date of posting by U.S. postal service, and (iii) if sent by electronic mail, upon the date when such electronic mail is transmitted by the sending Party to the receiving Party’s notice address, and shall be deemed received on that same date unless such notice is transmitted by the sending Party after 5:00 P.M. in the local time of the physical address of the receiving Party, in which case receipt by the receiving Party shall be deemed to be upon the next Business Day. All such notices or communications shall be addressed as follows:

If to any Seller:	c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor
New York, New York 10019
Attention: Jesse C. Galloway, Executive Vice President & General Counsel
Email: jgalloway@globalnetlease.com

cc:	Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019
Attention: Peter E. Fisch, Esq.
Email: pfisch@paulweiss.com

If to Purchaser:	RCG Ventures Holdings, LLC

3060 Peachtree Road, NW
Suite 400
Atlanta, Georgia 30305
Attention: Randy Garfinkle
Email: randyg@rcgventures.com

cc:	McGuireWoods LLP 1075 Peachtree Street, NE 35th Floor Atlanta, Georgia 30309 Attention: John T. Grieb, Esq. Email: jgrieb@mcguirewoods.com

Each Party shall be entitled to change its address for notices and other communications required or permitted hereunder from time to time by delivering to the other Party notice thereof in accordance with this Section 14.21.

Notwithstanding the foregoing, day-to-day contract administration matters and communications (excluding any “Claim Notice”, as such term is hereinafter defined), may be sent by electronic mail to the email addresses set forth below, so long as a return receipt is requests and obtained, and the correspondence is included in the email as a PDF. As used herein, the term “Claim Notice” shall mean, individually and collectively, any notice which constitutes service of process with respect to any legal action or proceeding; any notice of breach or claim for damages or indemnity (or notice of any event or circumstance which, with the passage of time and/or the giving of further notice, can reasonably be expected to result in a notice of breach or claim for damages or indemnity); and any notice of claim under any insurance policy (or notice of any event or circumstance which, with the passage of time and/or the giving of further notice, can reasonably be expected to result in a notice of claim under any insurance policy). A Claim Notice must be delivered by one of the methods specified in clauses (i), (ii) and (iii) of the first sentence of the first paragraph of this Section 14.21; provided, however, that if such Claim Notice relates to service of process with respect to any legal action or proceeding, such Claim Notice shall be delivered in accordance with applicable law.

Email addresses for permitted notices:

If to Sellers, to:	jgalloway@globalnetlease.com; okravel@globalnetlease.com; and pfisch@paulweiss.com

If to Purchaser, to:	bweimar@argonnecapitalgroup.com; wilkesg@rcgventures.com; randyg@rcgventures.com; dianeb@rcgventures.com; and jgrieb@mcguirewoods.com

14.22     Joint and Several. The obligations of Sellers under this Agreement shall be joint and several. Without limitation of the foregoing, each shall be jointly and severally liable for the performance of all obligations of any one Seller under this Agreement.

14.23     Public Disclosures. Subject to the terms and conditions of the Confidentiality Agreement, Sellers shall be entitled to make any securities filing, press release, investor presentation or other public statement with respect to the Transactions (each, a “Public Disclosure”) upon twenty-four (24) hours’ prior notice to Purchaser. Sellers will use commercially reasonable efforts to provide a copy of the proposed Public Disclosure to Purchaser for its review and comment and, if (and only if) Purchaser shall provide any comments to the proposed Public Disclosure within such twenty-four (24) hour period, then Sellers shall review and use good-faith efforts to address Purchaser’s comments prior to making such Public Disclosure. Purchaser acknowledges and agrees that Purchaser shall not be entitled to make a Public Disclosure without first obtaining the prior written consent of Sellers, which consent may be granted or withheld in Sellers’ sole discretion; provided, however, Sellers’ consent shall not be unreasonably withheld, conditioned or delayed to in connection with a Purchaser request for consent to issue a press release substantially in the form attached as Exhibit J hereto. No Public Disclosure shall disparage or make any statements that could reasonably be expected to harm the reputation or business of the Property, any Facility, the operation, management or leasing of any Facility or the other Party and its Affiliates or their respective directors, managers, officers, employees, agents and partners; provided that the foregoing shall not affect the rights or obligations of any Party to testify truthfully in any suit, action or proceeding, including truthful statements made in a dispute, suit, action or proceeding arising under or in connection with this Agreement or the Transaction. The provisions of this Section 14.23 shall survive the Final Closing and any earlier termination of this Agreement.

14.24     Survival. The provisions of this Article XIV shall survive the Final Closing and any earlier termination of this Agreement (except that the provisions of Section 14.3 shall not survive any termination of this Agreement).

14.25     State-Specific Provisions.

14.25.1	As to Facilities located in the State of Florida:

14.25.1.1	Sellers hereby notify Purchaser that Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county health department. The foregoing notification is provided pursuant to Section 404.056(5) of the Florida Statutes.

14.25.1.2	Part III of Chapter 692, Sections 692.201 – 692.205, Florida Statutes, 2023 (the “Florida Act”) limits and regulates the sale, purchase, and ownership of certain Florida properties by certain buyers who are associated with a “foreign country of concern”, namely: the People’s Republic of China, the Russian Federation, the Islamic Republic of Iran, the Democratic People’s Republic of Korea, the Republic of Cuba, the Venezuelan regime of Nicolás Maduro, or the Syrian Arab Republic. It is a crime to buy or knowingly sell property in violation of the Florida Act. At each applicable Closing, Purchaser shall provide a signed affidavit which complies with the requirements of the Act to Sellers and Escrow Agent. Purchaser represents and warrants it is not a foreign country of concern, associated with a foreign country of concern, or otherwise prohibited from owning or selling property in violation of the Act.

14.25.2	As to Facilities located in the State of Louisiana:

14.25.2.1	The following definitions shall apply, unless the context requires otherwise: the terms “land”, “real property” and “real estate” shall be deemed to include immovable property; the term “fee simple” shall include full ownership; the term “personal property” shall be deemed to include movable property; the term “tangible property” shall be deemed to include corporeal property; the term “intangible property” shall be deemed to include incorporeal property; the term “easements” shall be deemed to include servitudes; the term “buildings” shall be deemed to include other constructions; the term “fixtures” shall be deemed to include any component parts; the term “condemnation” shall be deemed to include expropriation; the term “statute of limitations” means prescriptive period or preemptive period; the phrase “covenant running with the land” and other words of similar import shall be deemed to include a real right or a recorded lease of immovable property; the term “county” shall be deemed to mean parish; the term “joint and several liability” shall be deemed to include in solido liability; and references to “liquidated damages” will include stipulated damages under Louisiana law.

14.25.2.2	The Deposit shall not be considered “earnest money” under Louisiana law, but is to be held and disposed of in accordance with the terms and conditions of this Agreement.

14.25.2.3	Except for Seller’s Representations, the Facility will be sold without any warranty as to its condition, including without limitation any warranty as to its fitness for any purpose or against redhibitory vices or defects, whether latent or apparent, not even for the return of the consideration therefor or any part thereof, the Purchaser hereby agreeing to waive any such express or implied warranty. This waiver will include a waiver of all rights of redhibition, or quanti minoris; and the Purchaser will not have the right on account of any vice or defect in the Property to rescind the Deed, reduce the Purchase Price or recover any expenses or damages (including attorneys’ fees). Each Deed for a Facility located in Louisiana will set forth such waivers in further detail.

14.25.2.4	With respect to the Bill of Sale, the following language shall be added in connection with any Bill of Sale for a Louisiana Facility entered into in connection with this Agreement:

PURCHASER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW, AND THE JURISPRUDENCE THEREUNDER; AND PURCHASER ALSO WAIVES ANY RIGHTS IT MAY HAVE IN REDHIBITION OR TO A REDUCTION OF THE PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, IN CONNECTION WITH THE PERSONAL PROPERTY HEREBY CONVEYED TO IT BY SELLER. BY ITS SIGNATURE, PURCHASER EXPRESSLY ACKNOWLEDGES ALL SUCH WAIVERS AND ITS EXERCISE OF PURCHASER’S RIGHT TO WAIVE OR OTHERWISE LIMIT THE WARRANTIES PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2503 AND 2548. PURCHASER HEREBY ACKNOWLEDGES THAT THE EXCLUSIONS AND WAIVERS SET FORTH ABOVE HAVE BEEN BROUGHT TO THE PURCHASER’S ATTENTION BY THE SELLER AND PURCHASER AGREES TO THE EXCLUSIONS AND WAIVERS ON THE TERMS AND CONDITIONS SET FORTH ABOVE.

14.25.3	As to Facilities located in the State of Maryland, pursuant to Section 14-117(d) of the Real Property Article of the Annotated Code of Maryland, Sellers makes the following disclosure to Purchaser:

Notice to Purchaser Concerning the Chesapeake and Atlantic Coastal Bays Critical Area

Purchaser is advised that all or a portion of the property may be located in the “critical area” of the Chesapeake and Atlantic Coastal Bays, and that additional zoning, land use, and resource protection regulations apply in this area. The “critical area” generally consists of all land and water areas within 1,000 feet beyond the landward boundaries of State or private wetlands, the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries. The “critical area” also includes the waters of and lands under the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries to the head of tide. For information as to whether the property is located within the critical area, Buyer may contact the local department of planning and zoning, which maintains maps showing the extent of the critical area in the jurisdiction. Allegany, Carroll, Frederick, Garrett, Howard, Montgomery and Washington counties do not include land located in the critical area.

14.25.4	As to Facilities located in the State of New Mexico: To the extent, if at all, a court of competent jurisdiction determines that Section 56-7-1 NMSA 1978 applies to any indemnification provisions in this Agreement, including certain types of insurance coverage as set forth in Section 56-7-1 NMSA 1978, such contractual indemnities shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee or additional insured, as the case may be, its officers, employees or agents and shall further be modified, if required, by the provisions of Section 56-7- 1(B) NMSA 1978.

14.25.5	As to Facilities located in the State of North Carolina, Purchaser and Sellers acknowledge that the following contracts or provisions therein are void as against public policy in North Carolina:

14.25.5.1	Any provision in a contract entered into in North Carolina that requires the prosecution of any action or the arbitration of any dispute that arises from the contract to be instituted or heard in another state is against public policy and is void and unenforceable. This prohibition shall not apply to non-consumer loan transactions or to any action or arbitration of a dispute that is commenced in another state pursuant to a forum selection provision with the consent of all parties to the contract at the time that the dispute arises; and

14.25.5.2	Any provision in a contract requiring a party to the contract to waive its right to a jury trial is unconscionable as a matter of law and the provision shall be unenforceable. This section does not prohibit parties from entering into agreements to arbitrate or engage in other forms of alternative dispute resolution.

14.25.6	As to Facilities located in the Commonwealth of Pennsylvania:

14.25.6.1	Zoning. To Seller’s Knowledge: (a) the current zoning classification of each individual Facility located in the Commonwealth of Pennsylvania (each a “Pennsylvania Facility”) is as set forth on Schedule 14.25.6.1 attached hereto; and (b) the current use of each such Facility is in compliance with applicable zoning laws and ordinances (including pursuant to any variance lawfully issued, or any permitted non-conforming use), except as disclosed in the Final Zoning Reports for the Pennsylvania Facilities dated, respectively, as of December 14, 2024, January 28, 2025, February 5, 2025 and February 5, 2025, prepared by National Due Diligence Services (the “PA Zoning Reports”). Failure of this Agreement to contain the zoning classification shall render this Agreement voidable at the option of Purchaser only as to any such Pennsylvania Facility as to which the zoning classification is not provided and, if so voided as to such Pennsylvania Facility, such Pennsylvania Facility shall be treated as an Excluded Facility pursuant to the terms hereof. Purchaser acknowledges and agrees that this Agreement does contain the zoning classification of each of the Pennsylvania Facilities, and as such, Purchaser has no right to void this Agreement as to any Pennsylvania Facility for the failure of this Agreement to contain a zoning classification.

14.25.6.2	Notice of Violations. To Seller’s Knowledge, except as disclosed in the PA Zoning Reports, no Seller of a Pennsylvania Facility has received a written notice of any existing (as of the Effective Date) violation of any uncorrected violation of any housing, building, safety, or fire ordinances of the Commonwealth of Pennsylvania or any of its political subdivisions as to any of the Pennsylvania Facilities, other than any such violation or failure that would not, or would not reasonably be expected to have a material and adverse effect on the use and operations of the affected Facility.

14.25.6.3	Penn DOT Disclosure. Seller hereby discloses to Purchaser that access to a public (state) road to or from a Pennsylvania Facility may require the issuance of a highway occupancy permit by the Pennsylvania Department of Transportation.

14.25.6.4	PA RE Recovery Fund. A Real Estate Recovery Fund exists in Pennsylvania to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the fund, call (717) 783-3658.

14.25.6.5	Transfer Taxes on Assignment of this Agreement as to a Pennsylvania Facility. Notwithstanding anything herein to the contrary, Purchaser shall be solely responsible for paying any transfer taxes resulting from any assignment of this Agreement or its interest in this Agreement, including, without limitation any assignments pursuant to Section 14.9 of this Agreement, and Purchaser shall indemnify, hold harmless, and if requested by Seller, defend (with counsel approved by Seller) Seller from and against any and all claims arising from or elated to such assignment. The provisions of this Section 14.25.6.5 shall survive any applicable Closing.

14.25.6.6	Pennsylvania Coal Notice. THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND OF ANY PENNSYLVANIA FACILITY DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF ANY SUCH LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. This notice is set forth in the manner provided in 52 P.S. §1551, and is not intended as notice of unrecorded instruments, if any.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

SELLERS:

ARC SWWCHOH001 TRS, LLC
ARC PSFKFKY001 TRS, LLC,
Each, a Delaware limited liability company

By:	ARC Retail TRS Holdco, LLC,
a Delaware limited liability company, its sole member

By:	The Necessity Retail REIT Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	GNL Retail GP, LLC,
a Delaware limited liability company, its general partner

By:	Global Net Lease Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	Global Net Lease, Inc.,
a Maryland corporation, its general partner

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

[Sellers’ Signatures continue on next page.]

ALL OF THE ENTITIES LISTED ON THE BALANCE OF
THIS PAGE AND THE FOLLOWING TWO PAGES,
each, a Delaware limited liability company

By:	The Necessity Retail REIT Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	GNL Retail GP, LLC,
a Delaware limited liability company, its general partner

By:	Global Net Lease Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	Global Net Lease, Inc.,
a Maryland corporation, its general partner

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

ARG ASALBGA001, LLC
ARG ACHOUTX001, LLC
ARC ASANDSC001, LLC
ARG BCBEAOH001, LLC
ARC BBLVSNV001, LLC
ARC BHTVCMI001, LLC
ARG BCSPRMA001, LLC
ARG CCCARPA001, LLC
ARC CPOKCOK001, LLC
ARC CLORLFL001, LLC
ARG CCALBNM001, LLC
ARG CCCOVRI001, LLC
ARC CPFAYNC001, LLC
ARG CRHAGMD001, LLC
ARG CALAFLA001, LLC
ARG CCPLOWI001, LLC
ARG DCDARIL001, LLC
ARG DMDERKS001, LLC
ARG DPOSHWI001, LLC
ARG ECENIOK001, LLC
ARG EMEVGIL001, LLC

ARG FGALPMI001, LLC
ARG FSBROWI001, LLC
ARG FCSTANC001, LLC
ARG FTFTWIN001, LLC
ARG BBSCHIL001, LLC
ARG HTMANWI001, LLC
ARG HCHOULA001,LLC
ARC JCLOUKY001, LLC
ARG LPLAFIN001, LLC
ARG LMLAWOK001, LLC
ARC LCROWTX001, LLC
ARG LSSALMD001, LLC
ARG MCCOLIN001, LLC
ARG MFVIEWV001, LLC
ARG MFMUSMI001, LLC
ARG MKASHOH001, LLC
ARG MPELYOH001, LLC
ARG MPLTRAR001, LLC
ARG MGMOBAL001, LLC
ARG MMASHKY001, LLC
ARC MCLVSNV001, LLC
ARG MHMORNC001, LLC
ARG NRTAMFL001, LLC
ARG NILGAIGA001, LLC
ARC NLLKLFL001, LLC
ARC NCCHRNC001, LLC
ARC NPHUBOH001, LLC
ARC NWNCHSC001, LLC
ARG OTOWEKY001, LLC
ARC PSFKFKY001, LLC
ARG PCGROOH001, LLC
ARC PCBIRAL001, LLC
ARG PPMONLA001, LLC
ARG PSREYOH001, LLC
ARC PRLAWKS001, LLC
ARG PMPLAIL001, LLC
ARG PSALBNM001, LLC
ARC PTSCHIL001, LLC
ARC RBASHNC001, LLC
ARG RALLAFL001, LLC
ARG FMGLEIL001, LLC
ARC SPSANTX001, LLC
ARG SBSALKS001, LLC
ARG SSSTRPA001, LLC
ARC SWWMGPA001, LLC
ARG GFBOGKY001, LLC

ARC SMWMBFL001, LLC
ARC RGCHRNC001, LLC
ARC SSSEBFL001, LLC
ARC SRTULOK001, LLC
ARC SWHOUTX001, LLC
ARG SPSPRIL001, LLC
ARG SVJEFMO001, LLC
ARC SWWCHOH001, LLC
ARG SCRIVFL001, LLC
ARG SCROCNC001, LLC
ARG TACOLSC001, LLC
ARG TVLOUTN001, LLC
ARG TMMARGA001, LLC
ARG HBSTUMA001, LLC
ARC CTCHRNC001, LLC
ARG MPCOLOH001, LLC
ARG MAWILVA001, LLC
ARG TCHATMS001, LLC
ARG TSMTPSC001, LLC
ARC TCMESTX001, LLC
ARC TMMONPA001, LLC
ARG TTRALNC001, LLC
ARG TCFLOKY001, LLC
ARG UMMARIN001, LLC
ARG VPALBNM001, LLC
ARC QSOKCOK001, LLC
ARG WGNEWNY001, LLC
ARG WCSALNC001, LLC
ARG WCSLNNC001, LLC
ARG WASUMSC001, LLC
ARG WSCLAIN001, LLC
ARG WCJACNC001, LLC
ARG TSMTPSC001, LLC

[Purchaser signature(s) appear on the following page.]

PURCHASER:

RCG-MOMENTUM HOLDCO, LLC, a Delaware limited liability company

By:	RCG-Momentum GP, LLC, a Delaware limited liability company, its manager

	By:	/s/ Wilkes J. Graham
	Name:	Wilkes J. Graham
	Title:	President

RCG-MONACO PM, LLC, a Delaware limited liability company

By:	RCG-Momentum I, LLC, a Delaware limited liability company, its sole member and manager

	By:	RCG-Momentum Holdco, LLC, a Delaware limited liability company, its sole member

		By:	RCG-Momentum GP, LLC a Delaware limited liability company, its manager

			By	/s/ Wilkes J. Graham
			Name:	Wilkes J. Graham
			Title:	President

RCG-STROUD TOWNSHIP PM, LLC, a Delaware liability company

By:	RCG-Momentum I, LLC, a Delaware limited liability company, its sole member and manager

	By:	RCG-Momentum Holdco, LLC, a Delaware limited liability company, its sole member

		By:	RCG-Momentum GP, LLC a Delaware limited liability company, its manager

			By	/s/ Wilkes J. Graham
			Name:	Wilkes J. Graham
			Title:	President

Signature Page – Purchase and Sale Agreement

RCG-WYOMISSING PM, LLC, a Delaware limited liability company

By:	RCG-Momentum I, LLC, a Delaware limited liability company, its sole member and manager

	By:	RCG-Momentum Holdco, LLC, a Delaware limited liability company, its sole member

		By:	RCG-Momentum GP, LLC a Delaware limited liability company, its manager

			By	/s/ Wilkes J. Graham
Name: Wilkes J. Graham
Title: President

RCG-CARLISLE PM, LLC, a Delaware limited liability company

By:	RCG-Momentum I, LLC, a Delaware limited liability company, its sole member and manager

	By:	RCG-Momentum Holdco, LLC, a Delaware limited liability company, its sole member

		By:	RCG-Momentum GP, LLC a Delaware limited liability company, its manager

			By	/s/ Wilkes J. Graham
			Name:	Wilkes J. Graham
			Title:	President

Signature Page – Purchase and Sale Agreement

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned as the “Escrow Agent” under this Agreement this 25th day of February, 2025. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

STEWART TITLE GUARANTY COMPANY

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION

Exhibit A-1

EXHIBIT B

FORM OF ESCROW INSTRUCTIONS

1.               Escrow Agent is authorized to take all appropriate action necessary to comply with this Agreement.

2.              All money payable under this Agreement prior to an applicable Closing will be paid to Escrow Agent, unless otherwise specified, and shall be held in escrow (the “Escrow”) on behalf of the party so paying pending such Closing or other disbursement as set forth in the Agreement. Escrow Agent shall promptly notify both Parties upon receipt of any funds in Escrow. All funds received by Escrow Agent will be deposited by Escrow Agent in a federally-insured account in a State or National Bank (FDIC insured) that is a member of the Clearinghouse Association unless otherwise directed in writing by both Sellers and Purchaser. Escrow Agent may not commingle the Deposit with other funds held in its “trustees account”. Escrow Agent will invest the Deposit in an interest-bearing account under Purchaser’s meeting the above requirements. Any interest earned on the Deposit will belong to the Party receiving applicable Allocated Deposit Amount and the Party receiving the applicable Allocated Deposit Amount shall be responsible for any taxes on the interest or earnings from such Allocated Deposit Amount, which obligation will survive the applicable Closing.

3.              Disbursement of funds from Escrow Agent to Sellers or Purchaser will be made by wire transfer. Unless otherwise specified by a Party, disbursement of any funds to any payee other Sellers or Purchaser may be made by check of Escrow Agent. Escrow Agent will be under no obligation to disburse any funds represented by check or draft and no check or draft will be payment to Escrow Agent in compliance with any of the requirements hereof until it has commercially reasonable assurance that such check or draft has been or will be honored.

4.              Any Party seeking release or disbursement of the Deposit (or any portion thereof) prior to the Final Closing will make written demand therefor upon both Escrow Agent and the other Party. If Escrow Agent intends to release the Deposit (or any portion thereof) to either Party pursuant to this Agreement (other than at the applicable Closing pursuant to fully executed Closing Statement), the Escrow Agent will give the other Party not less than five (5) Business Days prior written notice of such fact and if Escrow Agent receives written notice during such five (5) Business Day period that such other Party objects to the release, then unless Escrow Agent concludes in good faith and exercising commercially reasonable discretion that such objection is without merit under the applicable provisions of this Agreement, Escrow Agent will promptly notify both Parties of any actual release of the Deposit (or any portion thereof). If the other Party approves the request for the release or disbursement of the Deposit (or any portion thereof), then Escrow Agent shall release the Deposit (or any requested portion thereof) and will promptly notify both Parties of the actual release of the Deposit (or any portion thereof). For the avoidance of doubt, the other Party’s failure to provide its approval to the release or disbursement of the Deposit (or any portion thereof) shall be deemed its disapproval of the request. If the other Party disapproves the request for the release or disbursement of the Deposit (or any portion thereof) or the request by a Party is deemed disapproved, then Escrow Agent shall take, hold any money and documents deposited under this Agreement that are the subject of such request until it receives mutual instructions by all Parties or until a civil action has been concluded in a court of competent jurisdiction, determining the rights of the Parties. In the alternative, in such situation Escrow Agent may, at its discretion, commence a civil action to interplead any conflicting demands to a court of competent jurisdiction. All notices will be provided as required under the notice provisions of this Agreement.

5.              When this Agreement and all applicable closing conditions have been complied with (including without limitation all conditions set forth in any closing instructions agreed to by Escrow Agent, Purchaser and Sellers), Escrow Agent will, following written authorization from Purchaser and Sellers, promptly deliver, file or record in the appropriate public office all necessary documents, disburse all Escrow funds and instruct the Title Company to issue the appropriate title insurance policy(ies).

6.              Escrow Agent may for reasonable cause resign upon ten (10) days written notice to the Parties; provided that Escrow Agent will transfer the Escrow together will all documents and funds to a replacement escrow agent acceptable to Purchaser and each Seller, or if Sellers and Purchaser cannot agree upon an acceptable replacement, then Escrow Agent will have the right to resign and interplead all funds and documents to a court of competent jurisdiction.

7.              Escrow Agent may at its election, in the event of any conflicting demands made upon it concerning this Agreement where this Agreement does not clearly specify the course of action Escrow Agent is required to take, hold any money and documents deposited under this Agreement that are the subject of such conflict until it receives mutual instructions by all Parties or until a civil action will have been concluded in a court of competent jurisdiction, determining the rights of the Parties. In the alternative, in such situation Escrow Agent may, at its discretion, commence a civil action to interplead any conflicting demands to a court of competent jurisdiction.

8.              Escrow Agent will be entitled to rely upon any judgment, certification, demand or other writing delivered to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof, or the jurisdiction of a court issuing any such judgment. Escrow Agent may act in reliance upon (a) any instrument or signature believed to be genuine and duly authorized, and (b) advice of counsel in reference to any matter or matters connected therewith.

9.              Escrow Agent will have no liability whatsoever arising out of or in connection with its activity as escrow agent except in the case of its negligence or willful misconduct or a breach by Escrow Agent of these Escrow Instructions and Purchaser and Sellers jointly and severally agree to indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability and actual out-of-pocket expenses (including reasonable attorneys’ fees) that may be incurred by reason of its acting as escrow agent unless caused by Escrow Agent’s negligence or willful misconduct or a breach by Escrow Agent of this Agreement.

10.            If Escrow fails to close because of Sellers’ default, Sellers will be liable for any cancellation charges of Escrow Agent. If Escrow fails to close because of Purchaser’s default, Purchaser will be liable for any cancellation charges of Escrow Agent. If Escrow fails to close for any other reason, Purchaser (on the one hand) and Sellers (on the other hand) will each be liable for one-half of any cancellation charges of Escrow Agent.

11.            Escrow Agent will be “the person responsible for closing” the transaction pursuant to Section 6045(e) of the Code, including preparing and filing the applicable IRS Form(s) 1099-S in compliance with Section 6045(e). The provisions of these Escrow Instructions will survive the Closing or any earlier termination of this Agreement.

Exhibit B-1

EXHIBIT C

FORM OF BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made this ____ day of _______________, 2025 by ______________________________ a __________________ (“Seller”), in favor of ______________________, a __________________ (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller, certain of its affiliates and Purchaser entered into that certain Purchase and Sale Agreement dated as of _______________, 2025 (as the same may have been supplement, amended, restated or otherwise modified, the “Purchase Agreement”) with respect to the sale of certain Property identified therein. (Any capitalized term used, but not otherwise defined, herein shall have the meaning set forth in the Purchase Agreement.)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller’s right, title and interest in and to the Fixtures and Tangible Personal Property, without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Purchase Agreement.

EXCEPT AS MAY BE SET FORTH IN AND SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank.]

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the day and year first written above.

Seller:

[SELLER], a Delaware limited liability company

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION

Facility: [INSERT NAME] (the “Facility”)

This General Assignment and Assumption Agreement (this “Assignment”) is executed by and between [SELLER], a Delaware limited liability company (“Assignor”), and [PURCHASER’S DESIGNEE], a [______________] (“Assignee”) as of ________, 2025 (the “Effective Date”).

WHEREAS, Assignor, certain of its affiliates and RCG-Momentum Holdco, LLC, a Delaware limited liability company (“Purchaser”) entered into that certain Purchase and Sale Agreement dated as of February __, 2025 (as the same may have been supplemented, amended, restated or otherwise modified, the “Purchase Agreement”) with respect to the sale of certain Property identified therein. Any capitalized term used, but not otherwise defined, herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, Assignee is (i) a wholly-owned subsidiary of Purchaser, and (ii) pursuant to and in accordance with Section 14.9 of the Purchase Agreement, Purchaser’s Designee with respect to the Facility;

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign, without recourse or warranty, to Assignee all of Assignor’s right, title and interest, if any, in and to (i) each of the leases applicable to the Facility, as set forth on Schedule 1 attached hereto (collectively, the “Leases”), (ii) those certain Contracts and Related Agreements identified on Schedule 2 attached hereto (collectively, the “Assumed Agreements”)1, which Assumed Agreements affect the Facility, and (iii) the Intangibles applicable to the Facility, but in each case, specifically excluding any and all Excluded Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.       Assignment. As of the Effective Date, Assignor hereby assigns, sells and transfers, without recourse or warranty, to Assignee all of Assignor’s right, title and interest, if any, in and to the Leases, the Assumed Agreements and the Intangibles applicable to the Facility.

2.        Assumption. As of the Effective Date, Assignee expressly agrees to assume and hereby assumes all liabilities and obligations of Assignor (including, for the avoidance of doubt, any such liabilities and obligations constituting Leasing Costs) in connection with the Leases, the Assumed Agreements and the Intangibles applicable to the Facility.

3.        Counterparts. This Assignment may be executed in one or more counterparts. Signatures may be delivered by facsimile or electronic delivery, and such signatures shall be binding on the parties hereto.

4.        Applicable Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of New York.

1 Note to Draft: Schedule 2 to include any applicable (i) Contracts identified on Schedule 7.5.1 of the Purchase Agreement, (ii) Existing Capital Projects and (iii) any other Contracts Purchaser is required to assume pursuant to Section 5.4.1.2(b).

Exhibit D-1

5.        Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

EXCEPT AS MAY BE SET FORTH IN AND SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, ASSIGNEE EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE FACILITY IS LOCATED (OR ANY OTHER STATE).

[Remainder of page intentionally left blank.]

Exhibit D-2

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the day and year first written above.

Assignor:

[ASSIGNOR], a [__________________]

By:
Name:
Title:

[Assignee’s Signature Page Follows]

Assignee:

[ASSIGNEE], a [__________________]

By:
Name:
Title:

Schedule 1

Leases

Schedule 2

Assumed Agreements

EXHIBIT E

FORM OF CLOSING CERTIFICATE

CLOSING CERTIFICATE

This certificate (“Certificate”) is executed as of the ________ day of _________, by [each of the entities executing this Closing Certificate as “Seller” (collectively, “Sellers”)][[INSERT PURCHASER NAME], [INSERT ENTITY TYPE] (“Purchaser”)], for the benefit of [[INSERT PURCHASER NAME], [INSERT ENTITY TYPE] (“Purchaser”)][each of the entities constituting a “Seller” under the Agreement (as defined below) (collectively, “Sellers”)] pursuant to [Section 5.2.5][Section 5.3.4] of the Purchase and Sale Agreement dated ___________ 2025, between Sellers and Purchaser (as the same may have been supplemented, amended, restated or otherwise modified, the “Agreement”). Capitalized terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Agreement.

[Sellers][Purchaser] hereby [certify][certifies] to [Purchaser][Sellers] that the closing condition specified in [Section 8.1.1][Section 8.2.1] of the Agreement is satisfied as of the Closing Date.

[Sellers:][Purchaser:]

[INSERT [SELLERS][PURCHASER] SIGNATURE BLOCK]

Exhibit E-1

EXHIBIT F

FORM OF CERTIFICATION OF NON-FOREIGN STATUS
TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

A.           Certification of Non-Foreign Status. To inform [INSERT PURCHASER NAME] (“Transferee”) that withholding tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) will not be required upon the transfer of certain property to Transferee by [INSERT SELLER NAME][, which is treated for federal income tax purposes as a disregarded entity owned by [INSERT TRANSFEROR NAME]] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.             Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the U.S. Treasury regulations promulgated thereunder);

2.             Transferor’s U.S. employer identification number is [NUMBER TO BE INSERTED]; and

3.             Transferor’s office address is:.

B.            General Provisions.

1.             Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

2.             Transferor understands that this Certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment or both.

3.             Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date: ____________________

[INSERT SELLER SIGNATURE BLOCK]

Exhibit F-1

EXHIBIT G

FORM OF OWNER’S AFFIDAVIT

Exhibit G-1

EXHIBIT H

FORM OF TRUIST ESTOPPEL CERTIFICATE

Exhibit H-1

EXHIBIT I

FORM OF SELLER ESTOPPEL CERTIFICATE

TO:

RCG Ventures Holdings, LLC (“Purchaser”)

3060 Peachtree Road, NW

Suite 425

Atlanta, Georgia 30309

Attn: Diane Bonenberger dianeb@rcgventures.com

___________________

___________________

___________________ (collectively, “Lender”)

RE: Lease dated ____________________________, between _______________ (“Seller”), as landlord, and _______________________________ (“Tenant”), as tenant (which together with any amendments, supplements or modifications identified in Paragraph 6 are collectively referred to herein as the “Lease”), demising premises located at and addressed as: [________________________________] (the “Leased Premises”) being part of the ______________ Shopping Center located in [________________] (the “Facility”).

Gentlemen:

The undersigned Seller, having the power and authority to do so, hereby states, certifies and affirms to Purchaser, Lender, and their respective successors and/or permitted assigns as follows:

1.       To Seller’s knowledge, all conditions of the Lease to be performed by Seller and necessary to the enforceability of the Lease have been satisfied. To Seller’s knowledge, the Lease is in full force and effect, and there are no other promises, agreements, understandings or commitments between Seller and Tenant relating to the Leased Premises.

2.       To Seller’s knowledge, Seller has fully performed all obligations relating to construction of the Leased Premises and leasehold improvements as described in the Lease, and Tenant has unconditionally accepted and entered into occupancy of the Leased Premises. No monies or allowances are owed by Seller to Tenant except (i) for the return of the security deposit, if any, and (ii) _____________________ to be paid in accordance with the terms of the Lease.

3.        Seller has not breached or failed to comply with any term of the Lease, and Seller is not in default in the performance by Seller of its obligations under the Lease.

4.        To Seller’s knowledge, Tenant has not breached or failed to comply with any term of the Lease, and Tenant is not in default of the Lease. Except as previously disclosed to Purchaser, Seller has received no written notice from Tenant that Tenant has transferred, assigned or sublet, or agreed to transfer, assign or sublet, its interest in the Lease or any part thereof. Except as previously disclosed to Purchaser, Seller has received no written notice from Tenant of any existing defenses, offsets, claims or credits that Tenant has against the enforcement of the Lease. Tenant has not given Seller any notice of termination under the Lease.

Exhibit I-1

5.       The Lease term commenced on or about __________________________, and shall expire (unless sooner terminated or extended in accordance with the terms of the Lease) on __________________________; and the Lease contains the following renewal options: _______________________________ [insert “None” if none].

6.       The Lease has not been modified, altered or amended, except as follows: _________________ [insert “None” if none].

7.       No free rent, reduced or deferred rental has been granted that is still outstanding, except as follows: _______________ [insert “None” if none].

8.       The current monthly base rent (exclusive of any common area maintenance charges or other additional rent) is $__________. No rent under the Lease has been paid more than thirty (30) days in advance of its due date. All additional rent (charges for taxes, insurance, percentage rent, if any, maintenance, common areas, etc.) are payable pursuant to the terms of the Lease. All forms of rent have been paid through ________________ [insert month and year].

9.       The amount of the security deposit deposited by Tenant and currently held by Seller under the Lease is $ _________________________________ [insert “None” if none].

10.       Except as may be expressly set forth in the Lease, Tenant has been granted no option or other right to purchase the Facility or Leased Premises or any portion thereof. Tenant has no option to terminate the Lease except as otherwise expressly set forth in the Lease.

11.       To Seller’s knowledge, there has not been filed by or against, nor is there threatened against or contemplated by, Tenant, a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or the debtor relief laws of any state or any other action brought under such bankruptcy or debtor relief laws.

12.       This Certificate is made knowing that Purchaser and Lender and any successor or assign thereof are relying on the statements herein contained as being true and accurate.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed, under seal, and delivered as of the ____day of________________, 2025.

SELLER:

By:
Name:
Title:

Exhibit I-2

EXHIBIT J

FORM OF PURCHASER PUBLIC DISCLOSURE

Exhibit J-1

EXHIBIT K

FORM OF GROUND LEASE ASSIGNMENT AND ASSUMPTION

After recording return to:1

McGuireWoods LLP

1075 Peachtree Street, N.E., 35th Floor

Atlanta, GA 30309-3900

Attention: John T. Grieb, Esq.

GROUND LEASE ASSIGNMENT AND ASSUMPTION

Ground Lease: Ground Lease, dated as of ______, _______ (the "Ground Lease"), between ________________, a ________________, as landlord and ground lessor (the “Ground Lessor”), and ________, a ________________, as tenant ("Seller").

This Ground Lease Assignment and Assumption Agreement (this "Assignment and Assumption Agreement") is executed by and between Seller and ________________, a ________________ ("Purchaser"), as of ____________, 2025 (the "Effective Date").

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of ________________, 2025 (as the same may have been supplemented, amended, restated or otherwise modified, the "Purchase Agreement") with respect to the sale of certain property identified therein.

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to assign to Purchaser all of Seller's right, title and interest under, in and to the Ground Lease.

WHEREAS, pursuant to that certain [DESCRIBE DOCUMENT] dated ___________, 2025 attached hereto as Exhibit “A”, Ground Lessor has consented to the assignment of the Ground Lease from Seller to Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.                   Assignment. As of the Effective Date, Seller hereby assigns, sells and transfers, without recourse or warranty (except as expressly set forth in the Purchase Agreement), to Purchaser all of Seller's right, title and interest under, in and to the Ground Lease.

2.                   Assumption. As of the Effective Date, Purchaser expressly agrees to assume and hereby assumes all liabilities and obligations of Seller under and in connection with the Ground Lease arising from and after the Effective Date.

3.                   Counterparts. This Assignment and Assumption Agreement may be executed in a number of identical counterparts. Signatures may be delivered by facsimile or electronic delivery, and such signatures shall be binding on the parties hereto.

1 To be revised to comport with state-specific recording requirements.

4.                   Applicable Law. This Assignment and Assumption Agreement shall be governed by and interpreted in accordance with the laws of the State of ________.2

5.                   Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the Effective Date.

[Purchaser]

By:
Name:
Title:

[Seller]

By:
Name:
Title:

[ACKNOWLEDGEMENTS TO BE ATTACHED]

2 To be the state in which the property is located.

EXHIBIT “A”

Ground Lessor Consent

[SEE ATTACHED]

ANNEX 1

DEFINED TERMS

“2024 CAM Recs” shall have the meaning set forth in Section 5.4.3.5.

“2025 CAM Recs” shall have the meaning set forth in Section 5.4.3.5.

“Acceptable Estoppel Certificate” shall have the meaning set forth in Section 7.7.1.

“Access Agreement” means that certain Property Access Agreement, dated as of January 3, 2025, between RCG Ventures Holdings, LLC, and Global Net Lease, Inc., as the same may have been, or may hereafter be, supplemented, amended, restated or otherwise modified.

“Additional Rent” shall have the meaning set forth in Section 5.4.3.5.

“Adjournment” shall have the meaning set forth in Section 5.1.3.

“Affiliate” means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Allocated Deposit Amount” means: (a) with respect to the Initial Closing, Ten Million Dollars ($10,000,000.00); (b) with respect to the Closing that takes place on the first Encumbered Facility Closing Date to occur pursuant to this Agreement, One Million Dollars ($1,000,000.00) shall be applied at such first Encumbered Facility Closing; and (c) with respect to the Final Closing, Fourteen Million Dollars ($14,000,000.00).

“Allocated Purchase Prices” shall have the meaning set forth in Section 2.2.2.

“Bankruptcy Lease” shall have the meaning set forth in Section 5.4.1.2(c).

“Bankruptcy Lease Capitalized Amount” shall have the meaning set forth in Section 5.4.1.2(c).

“Bill of Sale” means a bill of sale in the form attached hereto as Exhibit C.

“Broker Listing Agreement” means a written agreement entered into between any Seller (or an Affiliate on behalf of such Seller) and a real estate broker providing for such broker to perform sale or leasing activities with respect to the Facility(ies) specified therein.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York.

“CAM Expenses” shall have the meaning set forth in Section 5.4.1.5.

“CC&R Documents” means, collectively, any reciprocal easement agreements, access easements, declarations of covenants, condominium declarations and other similar documents, including any related by-laws, affecting any Facility.

“CC&R Estoppel” shall have the meaning set forth in Section 7.7.4.

“Claim Notice” shall have the meaning set forth in Section 14.21.

“Closing” means the consummation of the purchase and sale and related transactions of one or more Facilities as contemplated by this Agreement in accordance with the terms and conditions of this Agreement, and such term will generally be applicable to such consummation with respect to only the Facilities directly involved therein.

“Closing Certificate” shall mean a closing certificate in the form attached hereto as Exhibit E.

“Closing Date” means, as applicable, the Unencumbered Property Closing Date or an Encumbered Property Closing Date.

“Closing Document” means the documents, instruments (including, without limitation, any deeds or assignments), and other agreements executed and delivered by a Party at or in connection with each Closing.

“Closing Statement” shall have the meaning set forth in Section 5.2.6.

“Closing Year Taxes” shall have the meaning set forth in Section 5.4.1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 10, 2024, between RCG Ventures Holdings, LLC and Global Net Lease, Inc., as the same may have been, or may hereafter be, supplemented, amended, restated or otherwise modified.

“Contingency” shall have the meaning set forth in Section 5.4.1.2(c).

“Contracts” means all work contracts, service contracts, maintenance contracts, site equipment leases, and like contracts and agreements entered into by a Seller relating to the day-to-day operation of the Facility, but as used in this Agreement the term “Contracts” excludes the Excluded Contracts, Leases, any Broker Listing Agreements, Property Management Agreements and Related Agreements.

“Control” means, with respect any Person, the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership, voting control, by contract or otherwise.

“CPA” shall have the meaning set forth in Section 5.4.4.

“Damages” shall have the meaning set forth in Section 12.4.

“Data Site” means the Box data room titled “Project Momentum”.

“De Minimis Claim” shall have the meaning set forth in Section 12.1.

“Deed” means, with respect to each Facility, a special warranty deed (or the equivalent in the applicable jurisdiction) for each parcel of Land, the related Improvements and any other real property included in the Property applicable to such Facility.

“Deficit Amount” shall have the meaning set forth in Section 12.5.

“Delinquency Report and List of Prepaid Rents” shall have the meaning set forth in Section 6.1.8.

“Deposit” shall have the meaning set forth in Section 2.2.1.1.

“Designee” means any Person that is, at the time of any assignment of this Agreement by Purchaser pursuant to and in accordance with Section 14.9, and continues to be, at all times thereafter through the Closing, an Affiliate of Purchaser.

“Disclosure Schedules” shall have the meaning set forth in Article VI.

“Earnout Factor” means a percentage calculated in accordance with the formula set forth on Schedule IV attached hereto.

“Earnout Income” means all rental and other gross revenue generated by any Pre-Closing Earnout Lease or any lease for which Purchaser is obligated to pay a Post-Closing Earnout Amount pursuant to Section 5.4.3 (i.e., a Bankruptcy Lease under Section 5.4.3.1, a Post-Closing Pipeline Lease, Excluded Pipeline Lease, Excluded Terminated Lease, Excluded Pre-Closing Earnout Lease or Excluded Bankruptcy Lease under Section 5.4.3.2, or a Post-Closing Earnout Lease under Section 5.4.3.3) for the first twelve (12) months following the rent commencement date thereunder, including reimbursement of Taxes, insurance, utilities, repairs, maintenance and management fees, without deduction for any rent abatement or similar concessions.

“Earnout Period” shall have the meaning set forth in Section 7.2.3.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Encumbered Facility Closing Date” shall have the meaning set forth in Section 5.1.2.

“Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act 42 U.S.C. Section 300(f) et seq. and all other applicable state, county, municipal or administrative ordinances, rules, regulations, judgments and orders relating or pertaining to (A) the protection, preservation or reclamation of the environment or natural resources or (B) the management, release and threatened release of hazardous materials.

“Escrow Agent” shall have the meaning set forth in Section 2.2.1.1.

“Escrow Instructions” shall have the meaning set forth in Section 2.3.1.

“Estoppel Certificate” shall have the meaning set forth in Section 7.7.

“Estoppel Delivery Requirement” shall have the meaning set forth in Section 7.7.2.

“Estoppel Threshold” shall have the meaning set forth in Section 7.7.2.

“Excluded Bankruptcy Lease” shall have the meaning set forth in Section 5.4.1.2(c).

“Excluded Contracts” means contracts (i) relating to (a) insurance, (b) asset management or similar services or (c) the engagement of attorneys, accountants, brokers, surveyors, title companies, environmental consultants, engineers or appraisers; (ii) to which a Seller or its Affiliate is a party which (x) are proprietary or (y) cover properties in addition to the Facilities, and (iii) that Seller shall cause to be terminated at or prior to the applicable Closing.

“Excluded Facility” means any Facility with respect to which this Agreement terminates pursuant to Section 2.5.

“Excluded Loan Facility” shall have the meaning set forth in Section 2.6.7.

“Excluded Pipeline Lease” shall have the meaning set forth in Section 5.4.1.2(e).

“Excluded Pre-Closing Earnout Lease” shall have the meaning set forth in Section 5.4.1.2(a).

“Excluded Property” means, with respect to any Excluded Facility, (i) the Land applicable to such Excluded Facility, (ii) the Improvements applicable to such Excluded Facility, (iii) the Fixtures and Tangible Personal Property applicable to such Excluded Facility, (iv) the Leases applicable to such Excluded Facility and (v) the Intangibles applicable to such Excluded Facility.

“Excluded Terminated Lease” shall have the meaning set forth in Section 5.4.1.2(e).

“Exculpated Parties” shall have the meaning set forth in Section 13.2.

“Executive Order” shall have the meaning set forth in Section 6.1.6.1.

“Existing Capital Project Contracts” shall have the meaning set forth in Section 6.1.22.

“Existing Capital Projects” shall have the meaning set forth in Section 6.1.22.

“Existing Litigation” shall have the meaning set forth in Section 5.4.1.6.

“Existing Lease” means, for each Facility, the written lease agreements identified on the Rent Roll attached hereto, including any existing written amendments, written supplements or written guaranties relating thereto.

“Existing Lender” shall mean the current holder(s) of the Existing Loan which encumbers the Existing Loan Facility, including any loan servicer(s).

“Existing Loan” means each existing loan which encumbers each applicable Existing Loan Facility as of the Effective Date, as listed on Schedule V attached hereto.

“Existing Loan Documents” means the existing documents which evidence, secure, or otherwise govern the applicable Existing Loan.

“Existing Mortgage” means (i) any mortgage, deed of trust, deed to secure debt, or similar security instrument encumbering any Land to secure any Existing Loan that is outstanding as of the Effective Date and (ii) as of each applicable Closing Date, the mortgages, deeds of trust, deeds to secure debt, or similar security instruments referred to in the foregoing clause (i), as modified by any assignments, assumptions, refinancings, reissuance, refunding or amendment of such Existing Loans done in accordance with this Agreement.

“Existing Loan Facility” means each Facility that is encumbered by an Existing Mortgage, as listed on Schedule V attached hereto.

“Extension Notice” shall have the meaning set forth in Section 2.6.6.

“Facility” means each of the facilities identified on Schedule I.

“FCPA” shall have the meaning set forth in Section 6.1.6.2.

“Final Closing” means the last Closing that occurs pursuant to this Agreement.

“Financial Advisor” shall have the meaning set forth in Section 3.3.

“Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property of any kind, nature or description owned by or belonging to Sellers located on the Land or in the Improvements, in each case, used or usable exclusively in connection with the occupation or operation of all or any portion of the Land or the Improvements; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes (a) assets that are not owned by Sellers (including assets owned or leased by any Tenant, any guest or any employee or other person furnishing goods or services to any portion of the Property), and (b) assets owned by any Seller but not used exclusively for the occupation or operation of all or any portion of the Land or the Improvements.

“Florida Act” shall have the meaning set forth in Section 14.25.1.2.

“General Assignment and Assumption” shall have the meaning set forth in Section 5.2.4.

“GNL” shall have the meaning set forth in Section 6.1.3.

“Ground Lease Assignment and Assumption” shall have the meaning set forth in Section 5.2.2.

“Ground Lease Facility” mean each Required Consent Facility identified as subject to a ground lease on Schedule 7.10.

“Hazardous Materials” means any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, asbestos-containing materials in any form, and radon gas.

“Improvements” means all buildings and improvements located on the Land, together with all rights of Sellers’ in and to the rights, privileges and appurtenances pertaining thereto.

“Indemnified Person” shall have the meaning set forth in Section 12.6.1.

“Indemnifying Person” shall have the meaning set forth in Section 12.6.1.

“Independent Contract Consideration” shall have the meaning set forth in Section 2.2.3.

“Individual Facility Estoppel Threshold” shall have the meaning set forth in Section 7.7.2.

“Individual Facility Seller Estoppel Cap” shall have the meaning set forth in Section 7.7.2.

“Initial Closing” means the first Closing that occurs pursuant to this Agreement.

“Initial Closing Date” shall have the meaning set forth in Section 5.4.1.2(a).

“Initial Loan Assumption Costs” shall have the meaning set forth in Section 2.6.4.

“Initial Loan Assumption Deadline” shall have the meaning set forth in Section 2.6.6.

“Initial Title/Survey Objections” shall have the meaning set forth in Section 4.3.1.

“Intangibles” means, collectively, (i) the rents and other sums due to Sellers under the Leases and (ii) to the extent assignable and used exclusively in the operation or occupancy of the Facilities, all of Sellers’ right, title and interest in and to (w) all warranties and guaranties issued to Sellers in connection with the Improvements or the Fixtures and Tangible Personal Property, (x) all Permits, (y) all plans, drawings, specifications and other architectural and engineering drawings for the Land and the Improvements and (z) other items of intangible personal property relating to the ownership or operation of the Facilities, including without limitation, the tradename or fictitious name of each Facility identified on Schedule I.

“IRS” means the United States Internal Revenue Service.

“Land” means all of those certain tracts of land described on Exhibit A, together with all privileges, easements, rights, privileges, hereditaments and appurtenances pertaining thereto, and all right, title and interest of Sellers’ in and to the land lying in the bed of any public street, road or avenue in front of or adjoining said tracts of land.

“Landlord” means, for any Facility at any given point in time, the Person that owns such Facility and thus is acting as the landlord or lessor under the Leases for such Facility at such point in time.

“Lease” means, individually or collectively, as the context may require, all Existing Leases and all New Leases.

“Leasing Costs” means, collectively: (i) any payments required under a Lease to be paid by the Landlord to or for the benefit of the applicable Tenant which are in the nature of a tenant inducement, including, without limitation, capital improvement and base building costs, tenant improvement costs, and any tenant allowances, payments or reimbursements, that the Landlord is required to pay or provide under the terms of a Lease or amendment thereto, including “free rent” or abated rent periods or other inducements; (ii) any leasing commissions payable by the Landlord in connection with a Lease or any amendment thereto whether pursuant to a Broker Listing Agreement or otherwise; and (iii) all costs and expenses incurred by the Landlord in connection with the negotiation, execution and delivery of such Lease, including, without limitation, space planning and design costs, landlord work with respect to the applicable demised premises, legal and professional fees.

“Letter of Intent” means any written term sheet, letter of intent, memorandum of understanding, agreement in principle, option agreement or other similar agreement reflecting all material economic terms with respect to a tenant space that is (i) vacant, or (ii) subject to a Terminated Lease, or (iii) on the Pipeline List, or (iv) subject to a Bankruptcy Lease that has been rejected by the applicable Tenant, or (v) subject to a Permitted Bankruptcy Backfill Lease, each, as of the date of such written term sheet, letter of intent, memorandum of understanding, agreement in principle, option agreement or other similar agreement; provided that with respect to a prospective national Tenant that does not, in the ordinary course of its business, execute formal term sheets, letters of intent, memoranda of understanding, agreements in principle, option agreements or other similar agreements (including, without limitation, Burlington Coat Factory, Bath & Body Works and H&R Block), the term “Letter of Intent” shall include any written expression of such prospective tenant’s intent to enter into a New Lease (which, for the avoidance of doubt, shall include, without limitation, one or more emails from and to such prospective tenant (or such tenant’s agent(s)) reasonably conveying such prospective tenant’s intent to move forward with the leasing process pursuant to agreed business terms), and any such Letter of Intent shall be deemed to have been executed for purposes of this Agreement.

“Linked” shall have the meaning set forth in Section 2.6.5.

“Litigation” shall have the meaning set forth in Section 6.1.4.

“Loan Assumption” shall have meaning set forth in Section 2.6.2.

“Loan Assumption Approval” shall have meaning set forth in Section 2.6.2.

“Loan Assumption Costs” shall have meaning set forth in Section 2.6.4.

“Loan Assumption Extension Right” shall have the meaning set forth in Section 2.6.6.

“Major Tenant” shall have the meaning set forth in Section 7.7.2.

“Mandatory Cure Matter” shall have the meaning set forth in Section 2.5.2.

“Mandatory Removal Matters” shall have the meaning set forth in Section 4.5.1.

“Material Event” shall have the meaning set forth in Article XI.

“Material Inaccuracy” shall have the meaning set forth in Section 6.2.

“Materials” shall have the meaning set forth in Section 3.1.1.

“Ministerial Amendment” shall mean, in connection with effectuating a Loan Assumption, an amendment to an Existing Loan Document (i) reflecting Purchaser (or the applicable Designee) as the new “borrower”, (ii) modifying such Existing Loan Document to reflect Purchaser’s performance of its obligations expressly set forth in Sections 2.6.2 and 2.6.3, or (iii) any other ministerial amendment reasonably required by the applicable Existing Lender to facilitate a Loan Assumption, all of which do not require a Purchaser (or a Designee) or its proposed guarantor to (x) incur any additional costs or expenses (other than de minimis costs or expenses), or (y) post additional cash reserves or credit enhancements, or (z) assume additional liabilities than any of the foregoing imposed on Sellers pursuant to the Existing Loan Documents, except for, with respect each of clauses (x), (y) and (z), any express provisions to the contrary set forth in this Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 6.1.6.2.

“Mortgage” shall have the meaning set forth in Section 4.5.1.

“New Disclosure Item” shall have the meaning set forth in Section 6.2.

“New Exception” shall have the meaning set forth in Section 4.4.1.

“New Exception Review Period Expiration Date” shall have the meaning set forth in Section 4.4.1.

“New Lease” means any written lease agreement demising space in any Facility procured by Seller after the Effective Date in accordance with the terms of this Agreement, including, without limitation, any such written agreements with new Tenants and any renewal, expansion, or relocation agreements or modifications with existing Tenants on terms other than are expressly granted to the subject Tenant under its Existing Lease , and also including any written amendments, supplements, or guaranties relating to any of the foregoing as and to the extent made in accordance with the terms of this Agreement.

“New Lease Qualifications” shall have the meaning set forth in Section 7.2.2.

“Noticed Claim” shall have the meaning set forth in Section 12.6.2.

“Notice of Claim” shall have the meaning set forth in Section 12.6.2.

“Notice of Third-Party Claim” shall have the meaning set forth in Section 12.6.3.

“OFAC” shall have the meaning set forth in Section 6.1.6.1.

“Outside Loan Assumption Deadline” shall have the meaning set forth in Section 2.6.6.

“Outside Opening Date” shall have the meaning set forth in Section 5.4.3.2.

“PA Zoning Reports” shall have the meaning set forth in Section 14.25.6.1.

“Party” means any Seller or Purchaser.

“Parties” means, collectively, Sellers and Purchaser.

“Payment Period” shall have the meaning set forth in Section 5.4.3.4.

“Pennsylvania Facility” shall have the meaning set forth in Section 14.25.6.1.

“Permits” shall mean all governmental permits, licenses, certificates, consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or the Improvements relating to the ownership, use or operation of any of the Property and/or the Facilities.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Permitted Bankruptcy Backfill Leases” shall have the meaning set forth in Section 7.2.2.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Pipeline Lease” shall have the meaning set forth in Section 5.4.1.2(e).

“Pipeline Lease Capitalized Amount” shall have the meaning set forth in Section 5.4.1.2(e).

“Pipeline List” shall have the meaning set forth in Section 5.4.1.2(e).

“Post-Closing Earnout Amount” shall have the meaning set forth in Section 5.4.3.3.

“Post-Closing Earnout Lease” shall have the meaning set forth in Section 5.4.3.3.

“Post-Closing Lease” means, individually or collectively, as the context may require, Post-Closing Bankruptcy Leases, Post-Closing Earnout Leases, and Post-Closing Pipeline Leases.

“Post-Closing Loan Liability” means all debts, liabilities or obligations under any Existing Loan with respect to matters first occurring after the Closing at which the Loan Assumption occurs, including pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted by Sellers or its applicable Affiliates as security or other similar obligations in connection with any Existing Loan.

“Post-Closing Pipeline Lease” shall have the meaning set forth in Section 5.4.3.2.

“Pre-2024 CAM Escrow” shall have the meaning set forth in Section 5.4.3.5(a).

“Pre-2024 CAM Recs” shall have the meaning set forth in Section 5.4.3.5(a).

“Pre-Closing Earnout Lease” shall have the meaning set forth in Section 5.4.1.2(a).

“Property” means, collectively, (i) the Land, (ii) the Improvements, (iii) the Fixtures and Tangible Personal Property, (iv) the Lease(s), (v) the Intangibles and (vi) the Records, but specifically excluding any and all Excluded Property.

“Property Management Agreement” means a written agreement entered into between a Seller and a services provider pursuant to which such services provider performs property management activities for the applicable Seller with respect to the Facility(ies) specified therein.

“Public Disclosure” shall have the meaning set forth in Section 14.23.

“Purchase Price” shall have the meaning set forth in Section 2.2.1.

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Consultants” means, collectively, all of Purchaser’s agents, representatives, consultants and/or contractors.

“Purchaser Default” shall have the meaning set forth in Section 10.1.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 12.2.

“Purchaser’s Representations” means the representations set forth in Section 6.3 and the Closing Certificate executed and delivered by Purchaser.

“Qualifying Income” shall have the meaning set forth in Section 12.5.

“Real Estate Taxes” means all real estate Taxes and assessments applicable to the Land and Improvements for the applicable period of calculation, including all installments of special Taxes or assessments.

“Recipient Party” shall have the meaning set forth in Section 2.6.7.

“REIT Requirements” shall have the meaning set forth in Section 12.5.

“Records” means, to the extent in Sellers’ or their respective Affiliates’ possession, all of the Sellers’ records, or copies thereof, related to the operation of the Land and Improvements.

“Rejected Loan” shall have the meaning set forth in Section 2.6.7.

“Related Agreement” means, for a Facility, an agreement ancillary to the ownership, use or occupancy of such Facility that is not recorded but is generally intended to be transferred to a new owner if the ownership of a Facility changes, which term is intended to include (for example but not by way of limitation) a telecommunications license or access agreement, a billboard lease, and any other such ancillary agreement to which the applicable Seller may be a direct or successor party, but excluding any Leases, Contracts, Broker Listing Agreements or Property Management Agreements.

“Remaining Facility” shall mean, at any given point in time, each Facility that is not an Excluded Facility and that has not then been subject to a Closing.

“Remove” means, with respect to any matter, that Sellers perform such action(s) as would be reasonably likely to cause a nationally recognized title insurance company to remove such matter as an exception to, or affirmatively insure over such matter in, a standard coverage owner’s policy of title insurance for the subject Facility, in consideration of payment, bonding, indemnity of any Seller or otherwise.

“Rent” shall have the meaning set forth in Section 5.4.1.1(a).

“Rent Roll” shall have the meaning set forth in Section 6.1.7.

“Required Consent Facility” shall have the meaning set forth in Section 7.10.

“Required Consent Party” shall have the meaning set forth in Section 7.10.

“Required Consents” shall have the meaning set forth in Section 6.1.2.

“Required Repairs” shall have the meaning set forth in Section 2.6.3.

“ROFR Facility” shall have the meaning set forth in Section 7.9.

“ROFR Tenant” shall have the meaning set forth in Section 7.9.

“SNDA” shall have the meaning set forth in Section 7.7.3.

“Security Deposit” means any and all security deposits, guaranties, letters of credit and other similar credit enhancements providing additional security for any Leases and in Sellers’ possession or control or for which the applicable Seller is responsible under the Leases.

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph.

“Seller Closing Documents” shall have the meaning set forth in Section 3.1.1.

“Seller’s Covenants” shall have the meaning set forth in Section 12.2.

“Seller Default” shall have the meaning set forth in Section 10.2.

“Seller Estoppel Certificate” shall have the meaning set forth in Section 7.7.2.

“Seller Floor” shall have the meaning set forth in Section 12.4.

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.3.

“Seller Insurance Policies” shall have the meaning set forth in Section 5.4.1.6.

“Seller Knowledge Parties” shall have the meaning set forth in Section 6.1.

“Seller Maximum Liability” shall have the meaning set forth in Section 12.4.

“Seller’s Inspection Expenses” shall have the meaning set forth in Section 5.5.1.

“Seller’s Knowledge” shall have the meaning set forth in Section 6.1.

“Seller’s Representations” means the representations set forth in Section 6.1 (subject to Section 6.2), the Closing Certificate and any Seller Estoppel Certificate executed and delivered by Sellers and any other representations set forth in any of the Seller Closing Documents.

“Seller’s Wire Instructions” shall have the meaning set forth in Section 2.2.1.

“Survey” shall have the meaning set forth in Section 4.2.

“Survival Period” shall have the meaning set forth in Section 12.1.

“Taxes” shall mean any federal, state, local or foreign real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority, including any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions contemplated herein.

“Tenant” means the tenant under any Lease.

“Tenant Credits” shall have the meaning set forth in Section 5.4.3.5(b).

“Tenant Debits” shall have the meaning set forth in Section 5.4.3.5(b).

“Terminated Lease” shall have the meaning set forth in Section 5.4.1.2(d).

“Terminated Lease Capitalized Amount” shall have the meaning set forth in Section 5.4.1.2(d).

“Terminating Party” shall have the meaning set forth in Section 2.6.7.

“Termination Date” shall have the meaning set forth in Section 2.6.7.

“Termination Notice” shall have the meaning set forth in Section 2.6.7.

“Third-Party Claim” shall have the meaning set forth in Section 12.6.3.

“Third-Party Reports” means (i) the reports, studies or other information prepared or compiled for Purchaser’s use by any consultant or other third party engaged by or on behalf of Purchaser or Sellers in connection with Purchaser’s investigation of the Property and (ii) the Third-Party Reports listed on Schedule VI.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Company” means Stewart Title Guaranty Company.

“Title Documents” shall have the meaning set forth in Section 4.1.

“Title Policy” means, with respect to each Facility, an American Land Title Association/extended coverage (or, as applicable a TLTA) owner’s title insurance policy for the Land and the Improvements applicable to such Facility issued by the Title Company subject to Permitted Exceptions, using the current policy jacket customarily provided by the Title Company in the applicable state, in an amount equal to the Allocated Purchase Price allocated to such Facility.

“Title Update” shall have the meaning set forth in Section 4.4.1.

“Total Facility Estoppel Threshold” shall have the meaning set forth in Section 7.7.2.

“Transactions” means any and all transactions contemplated by the terms of this Agreement.

“Transfer Tax Forms” means any and all sales tax or transfer tax forms and returns, transfer declarations and other similar disclosure forms or notices required to be executed and/or delivered by any Seller and/or Purchaser pursuant to applicable law in connection with the consummation of the Transactions.

“Unassumed Loan” shall have the meaning set forth in Section 2.6.7.

“Uncollected Rent” shall have the meaning set forth in Section 5.4.1.1(b).

“Unencumbered Facilities” shall have the meaning set forth in Section 5.1.

“Unencumbered Facility Closing Date” shall have the meaning set forth in Section 5.1.

“Unreimbursed Capital Expense Amount” shall have the meaning set forth in Section 5.4.1.8.